Exhibit 2

OFFERING MEMORANDUM
                                                                    CONFIDENTIAL
                                                                      NO. ______

                                     [LOGO]
                              AUDIOVOX CORPORATION
        1,365,000 WARRANTS TO PURCHASE ONE SHARE OF CLASS A COMMON STOCK

   Each Warrant entitles the holder thereof to purchase one share of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), of Audiovox Corporation (the "Company"). The exercise price of each Warrant will be $7 7/8 per share unless the closing price of the Class A Common Stock on the AMEX (as defined) is greater than $7 1/8 per share of Class A Common Stock as of 5:00 p.m. (New York City time) on the date of the closing of the offering, in which case the exercise price of the Warrant will be 110% of the closing price of the Class A Common Stock on the AMEX as of such time. The Warrant exercise price must be at least 110% of the current market price of the Class A Common Stock on the date of the closing in order for the Warrant to be eligible to be traded under Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). The Warrants will not be exercisable until one year after the closing of this Offering and unless a registration statement with respect to the issuance of Class A Common Stock upon exercise of the Warrants has been filed and declared effective by the Securities and Exchange Commission under the Securities Act. Unless exercised, the Warrants will automatically expire at 5:00 p.m. (New York City time) on March 15, 2001. If less than 5% of the Warrants initially issued remain outstanding, the Company may elect, by written notice to each holder of Warrants, that the Warrants will expire on the 30th day after delivery of such notice. See "Description of the Warrants."

   Each beneficial holder of the Company's 6 1/4% Convertible Subordinated Debentures due 2001 (the "Debentures") as of June 3, 1994 is being offered the opportunity to acquire 21 Warrants per $1,000 principal amount of Debentures beneficially held as of such date in consideration for the delivery by such person of a Release (as defined herein) which releases the Company, the Initial Purchasers (as defined herein), and their respective directors, officers, partners, employees and agents, from liability for any and all potential claims, if any, such beneficial holder may have against such persons in connection with such purchaser's investment in the Debentures and the offering of the Debentures. See "The Offering-- Release of Potential Claims."

   THE OFFERING EXPIRES 5:00 P.M. NEW YORK CITY TIME ON MAY 1, 1995, UNLESS EXTENDED.

   The Warrants are expected to be eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market. Pursuant to a registration rights agreement, the Company will agree to file with the Securities and Exchange Commission (the "SEC") a registration statement with respect to the Class A Common Stock underlying the Warrants and use its reasonable best efforts to have such registration statement declared effective within one year after the consummation of the offering contemplated hereby. If the Warrants are approved for listing on a national securities exchange or approved for quotation on the automated quotation system of a national securities association, the Company will also be required to file, and use its reasonable best efforts to have declared effective, a registration statement with respect to the Warrants. The Company anticipates applying to have those Warrants purchased by certain non-U.S. persons accepted for clearance through CEDEL, S.A. For a description of certain income tax consequences to persons who acquire Warrants, see "Certain Federal Income Tax Considerations."

   SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CAREFULLY CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE WARRANTS.

                              -------------------

   THE WARRANTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR STATE SECURITIES LAWS, AND MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO U.S. PERSONS (AS SUCH TERMS ARE DEFINED UNDER THE SECURITIES ACT OR THE RULES PROMULGATED PURSUANT THERETO) EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. ACCORDINGLY, THE WARRANTS ARE BEING OFFERED HEREBY IN THE UNITED STATES ONLY TO PERSONS WHO ARE ACCREDITED INVESTORS (AS SUCH TERM IS DEFINED IN RULE 501(A)(1), (2), (3) OR (7) PROMULGATED UNDER THE SECURITIES ACT) AND WHO EXECUTE AND DELIVER A SUBSCRIPTION AGREEMENT CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS REGARDING SUCH OFFEREE, AND OUTSIDE THE UNITED STATES IN OFFSHORE TRANSACTIONS IN RELIANCE ON AND IN COMPLIANCE WITH REGULATION S PROMULGATED UNDER THE SECURITIES ACT. SUBJECT TO LIMITED EXCEPTIONS, WARRANTS SOLD IN RELIANCE ON REGULATION S MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO U.S. PERSONS. FOR CERTAIN RESTRICTIONS ON RESALE, SEE "NOTICE TO INVESTORS."

            The date of this Offering Memorandum is April 12, 1995.

    THE OFFERING IS BEING MADE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT FOR AN OFFER AND SALE OF SECURITIES WHICH DOES NOT INVOLVE A PUBLIC OFFERING. EACH PURCHASER OF WARRANTS OFFERED HEREBY IN MAKING ITS INVESTMENT WILL BE DEEMED TO HAVE MADE CERTAIN ACKNOWLEDGMENTS, REPRESENTATIONS AND AGREEMENTS AS SET FORTH IN A SUBSCRIPTION AGREEMENT AND UNDER "NOTICE TO INVESTORS." THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR ANY STATE SECURITIES LAWS AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. CERTIFICATES FOR THE WARRANTS WILL BEAR A LEGEND TO THAT EFFECT. INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

    THE OFFERING MEMORANDUM IS SUBMITTED TO YOU AND A LIMITED NUMBER OF OTHER INVESTORS ON A CONFIDENTIAL BASIS FOR USE SOLELY IN CONNECTION WITH YOUR AND THEIR CONSIDERATION OF AN INVESTMENT IN THE WARRANTS. THE RECEIPT OF THIS OFFERING MEMORANDUM CONSTITUTES THE AGREEMENT ON THE PART OF THE RECIPIENT HEREOF AND OF ITS REPRESENTATIVES TO MAINTAIN THE CONFIDENTIALITY OF THE INFORMATION CONTAINED HEREIN AND NOT TO RELEASE THIS DOCUMENT OR DISCUSS THE INFORMATION CONTAINED HEREIN OR MAKE REPRODUCTIONS OF OR USE THIS MEMORANDUM FOR ANY PURPOSE OTHER THAN EVALUATING A POTENTIAL INVESTMENT IN THE WARRANTS. DELIVERY OF THIS OFFERING MEMORANDUM TO ANYONE OTHER THAN SUCH OFFEREE IS UNAUTHORIZED, AND ANY REPRODUCTION OF THIS OFFERING MEMORANDUM, IN WHOLE OR IN PART, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMPANY IS PROHIBITED. BY ACCEPTING DELIVERY OF THIS OFFERING MEMORANDUM, THE OFFEREE AGREES TO RETURN IT AND ANY OTHER DOCUMENTS FURNISHED TO IT TO THE COMPANY IF NO INVESTMENT IN THE WARRANTS IS MADE.

    IN MAKING AN INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE COMPANY AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED AND THE TERMS OF THE RELEASE. THE CONTENTS OF THIS OFFERING MEMORANDUM ARE NOT TO BE CONSTRUED AS LEGAL, BUSINESS OR TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN ATTORNEY, BUSINESS ADVISOR AND TAX ADVISOR AS TO LEGAL, BUSINESS OR TAX ADVICE.

    ALL INQUIRIES RELATING TO THE OFFERING MEMORANDUM AND THE OFFERING SHOULD BE DIRECTED TO THE COMPANY. PROSPECTIVE INVESTORS MAY CONTACT C. MICHAEL STOEHR, CHIEF FINANCIAL OFFICER OF THE COMPANY, TO OBTAIN ANY ADDITIONAL INFORMATION WHICH THEY MAY REASONABLY REQUIRE IN CONNECTION WITH THE DECISION TO INVEST IN THE WARRANTS. IN ADDITION, ANY PROSPECTIVE INVESTOR SHALL HAVE ACCESS TO ANY INFORMATION WHICH WOULD BE INCLUDED IF THE COMPANY HAD FILED AN ISSUER STATEMENT WITH THE NEW YORK DEPARTMENT OF LAW UPON REQUEST TO THE COMPANY.

    THE WARRANTS HAVE NOT BEEN RECOMMENDED, APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT PASSED UPON THE ACCURACY OR ADEQUACY OF THIS OFFERING MEMORANDUM. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    ANY RESALE OF THE SECURITIES OFFERED HEREBY WILL BE SUBJECT TO CERTAIN RESTRICTIONS UNLESS SUCH SECURITIES ARE REGISTERED UNDER THE SECURITIES ACT, OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. ALL INVESTORS WILL BE REQUIRED TO UNDERTAKE THAT THEY WILL NOT TRANSFER SUCH SECURITIES EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION FROM REGISTRATION. CERTIFICATES FOR THE SECURITIES OFFERED HEREBY WILL BEAR A LEGEND TO THAT EFFECT. ANY SUCH SALES MUST ALSO COMPLY WITH ANY APPLICABLE STATE SECURITIES REQUIREMENTS.

    THIS MEMORANDUM DOES NOT PURPORT TO BE ALL INCLUSIVE OR TO CONTAIN ALL THE INFORMATION THAT A PROSPECTIVE INVESTOR MAY DESIRE IN INVESTIGATING THE COMPANY. EACH INVESTOR MUST CONDUCT AND RELY ON ITS OWN EVALUATION OF THE COMPANY AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED IN MAKING AN INVESTMENT DECISION WITH RESPECT TO THE WARRANTS AND IN DELIVERING THE RELEASE TO THE COMPANY.

    THE SECURITIES OFFERED HEREBY WILL BE SOLD ONLY TO CERTAIN PERSONS WHO QUALIFY AS ACCREDITED INVESTORS UNDER REGULATION D PROMULGATED UNDER THE SECURITIES ACT AND WHO ARE SOPHISTICATED IN BUSINESS AND FINANCIAL MATTERS, HAVE THE KNOWLEDGE AND EXPERIENCE TO EVALUATE THE MERITS AND RISKS OF THE INVESTMENT, HAVE SUFFICIENT FINANCIAL RESOURCES, AND HAVE NO NEED FOR LIQUIDITY WITH RESPECT TO THEIR INVESTMENT AND, OUTSIDE THE UNITED STATES, TO CERTAIN PERSONS IN OFFSHORE TRANSACTIONS IN RELIANCE ON AND IN COMPLIANCE WITH REGULATION S PROMULGATED UNDER THE SECURITIES ACT. PRIOR TO THEIR PURCHASE OF WARRANTS, SUCH ACCREDITED INVESTORS WILL DELIVER TO THE COMPANY A SUBSCRIPTION AGREEMENT CONTAINING CERTAIN ACKNOWLEDGMENTS, REPRESENTATIONS AND AGREEMENTS AS DISCUSSED UNDER "NOTICE TO INVESTORS." ANY SALES OR OTHER TRANSFERS OF THE SECURITIES OFFERED HEREBY BY ANY SUBSEQUENT PURCHASER THEREOF MAY BE MADE, SUBJECT TO CERTAIN RESTRICTIONS DESCRIBED HEREIN, ONLY TO ACCREDITED INVESTORS, TO QUALIFIED INSTITUTIONAL BUYERS AS DEFINED IN RULE 144A PROMULGATED UNDER THE SECURITIES ACT OR AS MAY OTHERWISE BE PERMITTED UNDER THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

    EXCEPT AS PROVIDED BELOW, THE WARRANTS WILL BE AVAILABLE INITIALLY ONLY IN BOOK-ENTRY FORM. THE COMPANY EXPECTS THAT THE WARRANTS SOLD PURSUANT HERETO WILL BE ISSUED IN THE FORM OF ONE OR MORE FULLY REGISTERED GLOBAL SECURITY OR SECURITIES. THE GLOBAL SECURITY OR SECURITIES WILL BE DEPOSITED WITH, OR ON BEHALF OF, THE DEPOSITORY TRUST COMPANY ("DTC") AND REGISTERED IN ITS NAME, OR IN THE NAME OF CEDE & CO., ITS NOMINEE. BENEFICIAL INTERESTS IN THE GLOBAL SECURITY OR SECURITIES REPRESENTING THE WARRANTS UNDERLYING THE GLOBAL SECURITY WILL BE SHOWN ON, AND TRANSFERS THEREOF WILL BE EFFECTED ONLY THROUGH, RECORDS MAINTAINED BY DTC AND ITS PARTICIPANTS. NOTWITHSTANDING THE FOREGOING, ANY U.S. HOLDER THAT IS NOT A "QUALIFIED INSTITUTIONAL BUYER," AS SUCH TERM IS DEFINED IN RULE 144A PROMULGATED UNDER THE SECURITIES ACT, WILL RECEIVE THE SECURITIES IN CERTIFICATED FORM AND WILL NOT BE ABLE TO TRADE SUCH WARRANTS THROUGH DTC UNTIL THE WARRANTS ARE RESOLD TO A "QUALIFIED INSTITUTIONAL BUYER" OR PURSUANT TO REGULATION S PROMULGATED UNDER THE SECURITIES ACT. AFTER THE INITIAL ISSUANCE OF THE GLOBAL SECURITY OR SECURITIES TO DTC AT THE CLOSING, WARRANTS IN CERTIFICATED FORM WILL BE ISSUED IN EXCHANGE FOR A BENEFICIAL INTEREST IN THE GLOBAL SECURITY OR SECURITIES ONLY AS SET

FORTH IN THE WARRANT AGREEMENT UNDER WHICH THE WARRANTS WILL BE ISSUED. SEE "DESCRIPTION OF WARRANTS--BOOK ENTRY; DELIVERY AND FORM."

    NOTWITHSTANDING THE FOREGOING, SECURITIES SOLD OUTSIDE THE UNITED STATES PURSUANT TO REGULATION S WILL BE DEPOSITED WITH CEDEL IN THE FORM OF AN OFFSHORE GLOBAL SECURITY. BENEFICIAL INTERESTS IN THE OFFSHORE GLOBAL SECURITY OR SECURITIES REPRESENTING THE WARRANTS UNDERLYING THE OFFSHORE GLOBAL SECURITY WILL BE SHOWN ON, AND TRANSFERS THEREOF WILL BE EFFECTED ONLY THROUGH, RECORDS MAINTAINED BY CEDEL AND ITS PARTICIPANTS.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THE INFORMATION CONTAINED HEREIN IS AS OF THE DATE HEREOF. NEITHER THE DELIVERY OF THIS OFFERING MEMORANDUM AT ANY TIME NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THE COMPANY SPECIFICALLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE ANY OF THE INFORMATION CONTAINED HEREIN AFTER THE DATE HEREOF.

    THIS OFFERING MEMORANDUM CONTAINS SUMMARIES, BELIEVED TO BE ACCURATE, OF CERTAIN TERMS OF CERTAIN DOCUMENTS, BUT REFERENCE IS MADE TO THE ACTUAL DOCUMENTS, COPIES OF WHICH WILL BE MADE AVAILABLE UPON REQUEST, FOR THE COMPLETE INFORMATION CONTAINED THEREIN. ALL SUCH SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY BY THIS REFERENCE.

    THIS OFFERING MEMORANDUM DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT WAS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION.

FOR FLORIDA RESIDENTS ONLY:

    IN THE EVENT THAT SALES ARE MADE TO FIVE (5) OR MORE PERSONS IN THE STATE OF FLORIDA PURSUANT TO THE EXEMPTION FOR LIMITED OFFERS OR SALES OF SECURITIES SET FORTH IN SECTION 517.061(11)(A) OF THE FLORIDA SECURITIES AND INVESTOR PROTECTION ACT, ANY SALE IN FLORIDA MADE PURSUANT TO SUCH SECTION IS VOIDABLE BY THE PURCHASER IN SUCH SALE EITHER WITHIN THREE (3) DAYS AFTER THE FIRST TENDER OF CONSIDERATION IS MADE BY SUCH PURCHASER TO THE ISSUER, AN AGENT OF THE ISSUER, OR AN ESCROW AGENT OR WITHIN THREE (3) DAYS AFTER THE AVAILABILITY OF THAT PRIVILEGE IS COMMUNICATED TO SUCH PURCHASER, WHICHEVER OCCURS LATER.

FOR NEW HAMPSHIRE RESIDENTS ONLY:

    NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE

THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT, ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

FOR NEW JERSEY RESIDENTS ONLY:

    THE ATTORNEY GENERAL OF THE STATE OF NEW JERSEY HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY FILING OF THE WITHIN OFFERING WITH THE BUREAU OF SECURITIES OF THE STATE OF NEW JERSEY DOES NOT CONSTITUTE APPROVAL OF THE ISSUE OR THE SALE THEREOF BY THE BUREAU OF SECURITIES OR THE DEPARTMENT OF LAW AND PUBLIC SAFETY OF THE STATE OF NEW JERSEY. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

FOR NEW MEXICO RESIDENTS ONLY:

    OFFERS OF THE SECURITIES DESCRIBED HEREIN ARE MADE IN NEW MEXICO ONLY TO, AND MAY ONLY BE ACCEPTED BY, DEPOSITORY INSTITUTIONS, INSURANCE COMPANIES OR SEPARATE ACCOUNTS OF AN INSURANCE COMPANY, INVESTMENT COMPANIES AS DEFINED IN THE INVESTMENT COMPANY ACT OF 1940, EMPLOYEE PENSION, PROFIT-SHARING OR BENEFIT PLANS HAVING TOTAL ASSETS IN EXCESS OF $5,000,000, BUSINESS DEVELOPMENT COMPANIES, SMALL BUSINESS INVESTMENT COMPANIES, OR OTHER FINANCIAL OR INSTITUTIONAL INVESTORS DESIGNATED BY RULE OR ORDER OF THE DIRECTOR OF THE NEW MEXICO SECURITIES DIVISION. IF THE RECIPIENT OF THIS CONFIDENTIAL OFFERING MEMORANDUM IS NOT SUCH AN INSTITUTION, AND SUCH RECIPIENT WISHES TO SUBSCRIBE FOR THESE SECURITIES, PLEASE CALL C. MICHAEL STOEHR, AT THE COMPANY.

FOR NEW YORK RESIDENTS ONLY:

    THIS PRIVATE PLACEMENT MEMORANDUM HAS NOT BEEN REVIEWED BY THE ATTORNEY GENERAL OF THE STATE OF NEW YORK PRIOR TO ITS ISSUANCE AND USE.

    THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

    THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE NEW YORK FRAUDULENT PRACTICES ("MARTIN") ACT, BY REASON OF SPECIFIC EXEMPTIONS THEREUNDER RELATING TO THE LIMITED AVAILABILITY OF THIS OFFERING. THESE SECURITIES CANNOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF TO ANY PERSON OR ENTITY UNLESS SUBSEQUENTLY REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE NEW YORK FRAUDULENT PRACTICES ("MARTIN") ACT, IF SUCH REGISTRATION IS REQUIRED.

FOR VERMONT RESIDENTS ONLY:

    OFFERS OF THE SECURITIES DESCRIBED HEREIN ARE MADE IN VERMONT ONLY TO, AND MAY ONLY BE ACCEPTED BY, DEPOSITORY INSTITUTIONS, INSURANCE COMPANIES OR SEPARATE ACCOUNTS OF AN INSURANCE COMPANY, INVESTMENT COMPANIES AS DEFINED IN THE INVESTMENT COMPANY ACT OF 1940, EMPLOYEE PENSION, PROFIT SHARING OR BENEFIT PLANS IF EITHER (I) THE PLAN HAS TOTAL ASSETS IN EXCESS OF $5,000,000, OR (II) INVESTMENT DECISIONS ARE MADE BY A NAMED FIDUCIARY, AS DEFINED IN THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, THAT IS EITHER A BROKER-DEALER REGISTERED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AN INVESTMENT ADVISOR REGISTERED OR EXEMPT FROM REGISTRATION UNDER THE INVESTMENT ADVISORS ACT OF 1940, A DEPOSITORY INSTITUTION OR AN INSURANCE COMPANY, ANY OTHER FINANCIAL OR INSTITUTIONAL BUYERS WHICH QUALIFY AS ACCREDITED INVESTORS UNDER THE PROVISIONS OF REGULATION D AS PROMULGATED UNDER THE SECURITIES ACT OF 1933, OR ANY INSTITUTIONAL BUYERS DESIGNATED BY THE COMMISSIONER OF BANKING, INSURANCE AND SECURITIES OF VERMONT. IF THE RECIPIENT OF THIS CONFIDENTIAL OFFERING MEMORANDUM IS NOT SUCH AN INSTITUTION, PLEASE BE INFORMED THAT YOU MAY NOT PURCHASE THESE SECURITIES.

                              -------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS OFFERING MEMORANDUM. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS OFFERING MEMORANDUM NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE RESPECTIVE DATES AS OF WHICH INFORMATION IS GIVEN HEREIN.

                                     * * *

    Questions and requests for assistance or for additional copies of this Offering Memorandum and copies of other documents referred to herein may be directed to the Company, at the address and telephone number set forth below.

                              AUDIOVOX CORPORATION
                              150 Marcus Boulevard
                           Hauppauge, New York 11788
                          Attention: C. Michael Stoehr
                            Telephone (516) 231-7750

                                     * * *

                             THE WARRANT AGENT IS:

                   CONTINENTAL STOCK TRANSFER & TRUST COMPANY
                                  Two Broadway
                            New York, New York 10004
                          Attention: William Seegraber
                            Telephone (212) 509-4000

                          OFFERING MEMORANDUM SUMMARY

    The following is a summary of certain information included in this Offering Memorandum or in documents referred to herein. It is not intended to be complete and is qualified in its entirety by the more detailed information found elsewhere in this Offering Memorandum or in such documents, which should be read with care. As used herein, the term "Offering Memorandum" shall mean this Offering Memorandum and all Appendices and Exhibits hereto, as the same may be amended, supplemented, restated or otherwise modified from time to time. The term "Offering" shall mean the offering contemplated hereby. References to the Company's fiscal year shall refer to the calendar year in which the Company's fiscal year ends (e.g., fiscal year 1994 refers to the Company's fiscal year ended November 30, 1994).

                                  THE COMPANY

    Audiovox Corporation (together with its subsidiaries, the "Company" or "Audiovox") designs and markets cellular telephones and accessories, automotive aftermarket sound and security equipment, other automotive aftermarket accessories, and certain other products. Over the past thirty years, the Company has grown from a supplier of automotive sound equipment to a leading supplier of cellular telephones to the Regional Bell Operating Companies ("RBOCs"), other cellular carriers and their respective agents in the United States. The Company has ranked among the top four in terms of cellular telephone market share in the United States for each of the six calendar quarters ending December 31, 1993. As of February 28, 1995, the Company also operated 91 administrative and retail outlets, licensed its tradename to, or entered into concessionaire arrangements with, 21 additional retail outlets in selected markets in the United States, and had two mobile vans. These outlets focus on the sale and servicing of cellular telephones. Each of the Company's retail outlets acts as a licensed agent for one of the two cellular carriers operating in its geographic area. In addition to generating product revenue from the sale of cellular telephone products, the Company's retail outlets, as agents for cellular carriers, are typically paid activation commissions and residual fees from such carriers. Through its international distribution network, the Company also sells cellular telephones in Canada, Europe, Latin America, Asia, the Middle East and Australia. In fiscal 1992, fiscal 1993, fiscal 1994 and the first quarter of fiscal 1995, net sales of cellular telephone products and related fees and commissions represented 57%, 60%, 63% and 70%, respectively, of the Company's total net sales.

    The Company's automotive aftermarket sound, security and accessory products include stereo cassette radios, compact disc players and changers, amplifiers and speakers; key based and remote control security systems; and cruise controls, door and trunk locks and rear window defoggers. In fiscal 1994, the Company introduced a satellite based security system to its product line. These products are marketed through mass merchandise chain stores, specialty automotive accessory installers, distributors and automobile dealers.

    Cellular phone service was developed as a mobile alternative to conventional landline systems. Since its inception over ten years ago, the industry has grown rapidly. From approximately one million subscribers in the United States in 1987, the industry has grown to more than 25 million subscribers as of year end 1994. In 1994, the number of cellular subscribers in the United States grew by approximately nine million, representing a 56% increase in the number of cellular subscribers from the end of 1993. Cellular phone service is now available in geographic areas that include a substantial majority of the United States population. In recent years, as retail prices for cellular telephones have declined, sales of cellular telephones for personal use have grown more rapidly than sales for business use. The United States Department of Commerce estimates that as of mid-1994, approximately 7.4% of the U.S. population owned a cellular telephone. According to statistics published by the U.S. Department of Commerce, the number of worldwide cellular subscribers grew by approximately eight million in the first six months of 1994 to a total of approximately 41 million at June 30, 1994, representing a 24% increase in the number of cellular subscribers from the end of 1993.

    The Company believes that its greatest opportunity for business expansion is in its cellular product line. Thus, the Company plans to seek to capitalize on the increased demand for cellular telephone products, on both the wholesale and retail levels. In addition, the Company intends to continue to respond to consumer demand for sophisticated automotive sound and security products.

    A key component of the Company's operating strategy has been to bring to market quality products under its own brand names, in response to established consumer demand, while limiting its investment in fixed plant and, accordingly, its capital risk exposure. The Company seeks to accomplish this by controlling the design of its products through its in-house engineering and design staff, while having such products produced by contract manufacturers.

    The Company sells its products under several brand names it owns or licenses, including Audiovox(R), SPS(R), Prestige(R), Pursuit(R), MinivoxTM, Minivox Lite(R), The Protector(R), American Radio(R) and Quintex(R). The Company uses several techniques to promote Company brand awareness, including trade and customer advertising, attendance at trade shows, and use of a variety of sales promotional material including brochures and other literature and point-of-sale displays.

    The Company employs a value added marketing approach in connection with its wholesale sales. In this regard, the Company typically participates with its wholesale customers in joint marketing and promotional programs such as sales contests and cooperative advertising campaigns. The Company also typically offers its customers customized sales and product training, inventory management assistance, telemarketing assistance (including the scripting of telemarketing presentations) and Company-created advertising materials. In addition, the Company maintains several Company-operated warranty repair centers to assist its network of authorized warranty service stations in technical training and parts procurement. The Company intends to expand the breadth of its product line (for example, by introducing a line of moderately priced cellular telephone products) in order to enable its customers to conveniently obtain a broad line of products from only one supplier.

    The Company has formed a majority-owned subsidiary with its local distributor in Malaysia as a minority owner and is considering forming ventures with its distributors in Greece and Thailand. By joining with an established local business with an existing customer base, the Company believes that it can enter a new market more quickly and with minimum capital expenditures. The Company also believes that its relationships with North American cellular carriers may aid the Company's expansion into international markets as such markets are developed by those carriers.

    In August 1994, the Company formed a new joint venture (known as "Talk Corporation") with Shintom Co., Ltd. ("Shintom") and others for the purpose of developing, manufacturing and distributing cellular telephone and other consumer electronic products. In connection with the formation of the joint venture, the Company was granted certain exclusive distribution rights with respect to cellular products manufactured by Shintom. Talk Corporation commenced operations in October 1994. See "Management's Discussion and Analysis of Financial Condition and Results of Operations --Results of Operations."

    The Company intends to open additional retail outlets in North America, both in metropolitan areas with perceived retail potential and in areas where it seeks to increase sales on a wholesale level to cellular carriers. The Company believes that the ability of its retail outlets to deliver a significant number of activations to cellular carriers provides the Company with a competitive advantage in its wholesale marketing of cellular telephones to cellular carriers.

    Historically, the Company has been dependent on foreign suppliers, particularly Japan and China, for a majority of its products. In 1994 and 1995, the United States government announced proposed trade sanctions on cellular products imported from foreign countries, particularly Japan and China. Although the United States government has not implemented such proposed trade sanctions, as the Company sources a majority of its cellular products from Japan and China, if such trade sanctions (or trade sanctions on other of the Company's products) were to be imposed, there is no assurance that the Company would be able to obtain alternatives to its supply sources. The Company is considering sourcing products from several other countries. Such purchases would be subject to the risks of purchasing products from foreign suppliers. See "Risk Factors--United States Trade Sanctions Could Limit the Company's Sources of Supply," "--No Assurance of Alternative Supply Sources," "--Dependence on Foreign Suppliers," and "--Dependence on Toshiba."

    The Company was incorporated in Delaware on April 10, 1987 as a successor to the business of Audiovox Corp., a New York corporation founded in 1960 by John
J. Shalam, the Company's President, Chief Executive Officer and controlling stockholder. The Company's corporate headquarters is located at 150 Marcus Boulevard, Hauppauge, New York 11788, and its telephone number at that address is 516-231-7750.

                                  THE OFFERING

    The following is a summary of certain information contained in this Offering Memorandum and is qualified in its entirety by reference to the detailed information and financial statements appearing elsewhere in this Offering Memorandum. See "The Offering" for a more detailed description of the background, the terms and other aspects of this Offering.

Securities Offered              1,365,000 warrants (the "Warrants"), each Warrant entitling the holder thereof to purchase one share of Class A
                                  Common Stock, par value $.01 per share (the "Class A
                                  Common Stock), of the Company at any time on or prior to
                                  March 15, 2001 except in certain circumstances described
                                  under "--Warrant Exercise Period" below (the "Expiration
                                  Date"). The exercise price of each Warrant (the "Warrant
                                  Exercise Price") will be $7 7/8 per share unless the
                                  closing price of the Class A Common Stock on the American
                                  Stock Exchange Inc. (the "AMEX") is greater than $7 1/8
                                  per share of Class A Common Stock as of 5:00 p.m. (New
                                  York City time) on the date of the closing of the
                                  offering, in which case the exercise price of the Warrant
                                  will be 110% of the closing price of the Class A Common
                                  Stock on the AMEX as of such time. The Warrant Exercise
                                  Price must be at least 110% of the current market price
                                  of the Class A Common Stock on the date of the closing in
                                  order for the Warrant to be eligible to be traded under
                                  Rule 144A under the Securities Act. The Warrant Exercise
                                  Price and the number of shares of Class A Common Stock
                                  acquirable upon exercise of a Warrant is subject to
                                  adjustment in certain limited circumstances.

Offer to Beneficial Holders of  Each beneficial holder of the Company's 6 1/4% Convertible
  Debentures                      Subordinated Debentures due 2001 (the "Debentures") as of
                                  June 3, 1994 will be entitled to acquire 21 Warrants per
                                  $1,000 principal amount of Debentures beneficially owned
                                  as of such date in consideration for the delivery by such
                                  person of a Release (as defined below).

Termination or Amendment of     The Company reserves the right (a) to terminate the
  Offering                        Offering at any time before consummation of the Offering
                                  and (b) at any time or from time to time, to amend the
                                  Offering in any respect; provided that the Company does
                                  not intend to close the Offering unless it receives
                                  subscriptions and Releases from at least the beneficial
                                  holders of a majority of the principal amount of the
                                  Debentures outstanding as of June 3, 1994.

Expiration of Offering          The Offering expires 5:00 p.m. New York City time on May 1,
                                  1995, unless extended.

Warrant Exercise Period         The Warrants may not be exercised (a) until the later of
                                  (x) one year after issuance and (y) the date a
                                  registration statement with respect to the Class A Common
                                  Stock issuable upon exercise of the Warrants has been
                                  filed and declared effective by the Securities and
                                  Exchange Commission (the "SEC") or (b) after the
                                  Expiration Date. The Warrants will expire on the
                                  Expiration Date; provided that if less than 5% of the
                                  Warrants initially issued remain outstanding, the Company
                                  may elect, by

                                  written notice to each holder of Warrants, that the
                                  Warrants will expire on the 30th day after delivery of
                                  such notice.

Registration Rights for Class   The Company has agreed to file with the SEC within 300 days
  A Common Stock; Reduction in    of the closing of the offering (the "Closing Date") and
  Exercise Price for Failure      use its reasonable best efforts to cause to become
  to Register Class A Common      effective within 365 days of the Closing Date, a shelf
  Stock                           registration statement or statements with respect to the
                                  issuance of the Class A Common Stock underlying the
                                  Warrants upon exercise thereof. If the registration
                                  statement with respect to the Common Stock is not filed
                                  within such 300-day period or declared effective within
                                  such 365-day period, the exercise price of the Warrants
                                  will decrease by $ 1/8 per share of Class A Common Stock;
                                  subject to additional decreases of $ 1/8 per share for
                                  each additional six-month period for which such
                                  registration statement is not filed or declared
                                  effective, as the case may be. In addition, if such
                                  registration is declared effective, the Warrant Exercise
                                  Price will also decrease by $ 1/8 per share of Class A
                                  Common Stock if such registration statement ceases to be
                                  effective for more than 90 days (180 days in certain
                                  circumstances) in any 365-day period, subject to
                                  additional decreases of $ 1/8 per share of Class A Common
                                  Stock for each additional six-month period for which such
                                  registration statement ceases to be effective.
                                  Notwithstanding the foregoing, the maximum number of $
                                  1/8 per share decreases shall be 10 and there shall be no
                                  more than one such decrease in any six-month period.
                                  (Each of such events which results in a decrease in the
                                  Warrant Exercise Price being referred to herein as a
                                  "Registration Default"). The reduction in the Warrant
                                  Exercise Price upon a Registration Default is subject to
                                  adjustment in certain limited circumstances. The Company
                                  will be obligated to use its reasonable best efforts to
                                  cause the registration statement relating to the Class A
                                  Common Stock to remain effective until the Expiration
                                  Date. The Company will not be obligated to register Class
                                  A Common Stock underlying any Warrants (a) which the
                                  holder does not seek to register or (b) as to which the
                                  Company determines that it is not advisable or
                                  appropriate to register (based on discussions with the
                                  SEC, advice of counsel or otherwise) such shares of Class
                                  A Common Stock underlying such Warrants. In any such
                                  event (a) or (b), the Warrant Exercise Price underlying
                                  such Warrants will not decrease upon the failure to
                                  register with the SEC such underlying shares of Class A
                                  Common Stock if the SEC has declared effective a
                                  registration statement with respect to other shares of
                                  Class A Common Stock. See "Description of the
                                  Warrants--Registration Rights."

Mandatory Redemption            If a registration statement relating to the Class A Common
                                  Stock underlying the Warrants has not been effective at
                                  any time on or prior to the Expiration Date of the
                                  Warrants, the Company will be required to redeem all of
                                  the outstanding Warrants for $2.20 per Warrant (the
                                  "Redemption Price"). The Redemption Price is subject to
                                  adjustment in certain limited circumstances.

Listing of Warrants;            The Company intends to seek to list the Warrants on a
  Registration of Warrants        national securities exchange or to seek quotation of the
                                  Warrants on the

                                  automated quotation system of a national securities
                                  association (as such terms are defined in the Securities
                                  Act) within 365 days of the Closing Date and to
                                  simultaneously register the Warrants under the Securities
                                  Act. The Company intends to seek to obtain such listing
                                  on the the AMEX (the exchange on which the Class A Common
                                  Stock is listed) or to obtain quotation of the Warrants
                                  on the National Association of Securities Dealers
                                  Automated Quotation System ("NASDAQ") Small
                                  Capitalization Market ("NASDAQ Small Cap"). However, AMEX
                                  and NASDAQ Small Cap require a minimum number of holders
                                  of Warrants prior to listing or quotation, as the case
                                  may be, without a waiver. Since the Offering is being
                                  made to a limited number of persons in a private
                                  placement transaction, the AMEX or NASDAQ Small Cap may
                                  not agree to list or quote the Warrants, as the case may
                                  be. In such case, the Company intends to seek to list the
                                  Warrants on one of the Boston Stock Exchange, Midwest
                                  Stock Exchange, Pacific Stock Exchange or Philadelphia
                                  Stock Exchange. However, there can be no assurance that
                                  any of such stock exchanges will agree to list the
                                  Warrants since such exchanges also have minimum holder
                                  requirements for listing. If any of the above exchanges
                                  agree to list the Warrants or the Warrants have been
                                  approved for quotation on NASDAQ Small Cap (a "Listing
                                  Approval"), the Company will file a shelf registration
                                  statement relating to the Warrants upon the later of (a)
                                  300 days after the Closing Date and (b) the date approval
                                  of such listing or quotation is obtained (the "Approval
                                  Date") and will use its reasonable best efforts to cause
                                  such registration statement to become effective upon the
                                  later of (a) 365 days after the Closing Date and (b) 60
                                  days after the Listing Approval Date. Once effective, the
                                  Company will be obligated to use reasonable best efforts
                                  to cause the registration statement relating to the
                                  Warrants to remain effective until the date three years
                                  following the Closing Date.

Shalam Option                   John J. Shalam, Chief Executive Officer of the Company, has
                                  agreed to grant the Company an option (the "Shalam
                                  Option") to purchase a number of shares of Class A Common
                                  Stock equal to the number of shares purchasable under the
                                  Warrants on the Closing Date. The purchase price per
                                  share of Class A Common Stock (the "Shalam Option Price")
                                  will be equal to the sum of (a) the Warrant Exercise
                                  Price (without giving effect to any decreases of such
                                  price as a result of a Registration Default) plus (b) an
                                  additional amount (the "Tax Amount") intended to
                                  reimburse Mr. Shalam for any additional taxes per share
                                  required to be paid by Mr. Shalam as a result of the
                                  payment of the Shalam Option Price being treated for
                                  federal, state and local income tax purposes as the
                                  distribution to Mr. Shalam of a dividend (taxed at
                                  ordinary income rates without consideration of Mr.
                                  Shalam's basis), rather than as a payment to Mr. Shalam
                                  for the sale of his Class A Common Stock to the Company
                                  (taxed at the capital gains rate with consideration of
                                  Mr. Shalam's basis and considering any stepped up basis
                                  to Mr. Shalam's heirs, successors or assigns (a
                                  "Successor")) pursuant to the Shalam Option. The shares
                                  of Class A Common Stock

                                  underlying the Shalam Option will be legended with a
                                  description of the Shalam Option. Any Successor acquiring
                                  the shares of Class A Common Stock underlying the Shalam
                                  Option (whether by sale, transfer or upon Mr. Shalam's
                                  death) will acquire such shares subject to the terms of
                                  the Shalam Option. Mr. Shalam and any Successor will be
                                  entitled to the Tax Amount upon delivery of a
                                  satisfactory notice to the Company that the payment of a
                                  Tax Amount is required to reimburse such person for such
                                  additional taxes. The operative terms of the Shalam
                                  Option (other than the exercise price) are similar to
                                  those of the Warrants, however, the Shalam Option Price
                                  per share for the Shalam Option will not decrease in the
                                  event of a Registration Default. The Shalam Option will
                                  be exercisable in the sole discretion of the
                                  then-independent members of the Board of Directors (which
                                  shall in no event include Mr. Shalam). The Company will
                                  be able to exercise the Shalam Option in whole or in part
                                  only if the Warrants are exercised and then only for the
                                  same number of shares of Class A Common Stock as are
                                  purchased under the Warrants. The Shalam Option may limit
                                  the dilutive effect of the Warrants on the earnings per
                                  share or the book value per share of the Company, if the
                                  Company elects to exercise the Shalam Option. The Company
                                  has also agreed to indemnify Mr. Shalam from any
                                  liabilities arising from the Offering, including
                                  liabilities under any federal or state securities laws.
                                  See "The Offering--Shalam Option."

Offerees' Waiver of Any         The Warrants are being offered to the beneficial holders of
  Potential Cause of Action       the Debentures as of June 3, 1994. Each purchaser of
  Against the Company and         Warrants will be required as consideration therefor to
  Certain other Persons           execute a release (a "Release") which releases the
                                  Company and Oppenheimer & Co., Inc., Chemical Securities
                                  Inc., and Furman Selz Incorporated (the "Initial
                                  Purchasers") and their respective directors, officers,
                                  partners, employees and agents, from liability for any
                                  and all potential claims, if any, such beneficial holder
                                  may have against such persons in connection with such
                                  purchaser's investment in the Debentures through the date
                                  of the Release and the offering of the Debentures which
                                  was completed on March 15, 1994. See "The
                                  Offering--Release of Potential Claims."

Use of Proceeds                 The Company will not receive any cash proceeds from the
                                  sale of the Warrants. The proceeds received by the
                                  Company upon exercise of the Warrants will be used toward
                                  the purchase of shares of Class A Common Stock upon
                                  exercise of the Shalam Option or, if the Board of
                                  Directors determines not to exercise the Shalam Option,
                                  as, when and if received by the Company, to purchase
                                  inventory and for other working capital or general
                                  corporate needs.

Warrant Agent                   Continental Stock Transfer & Trust Company
                                Two Broadway
                                New York, New York 10004
                                Attention: William Seegraber
                                Telephone (212) 509-4000.

Tax Consequences to             Subscribers who hold Debentures should not, in the taxable
  Subscribers                     period in which the Warrants are received, recognize gain
                                  or loss or be required to include any amount in income as
                                  the result of the receipt of the Warrants in exchange for
                                  providing the Release. Generally, subscribers who no
                                  longer hold the Debentures with respect to which the
                                  Warrants are acquired should recognize gain equal to the
                                  fair market value of the Warrants acquired. For a more
                                  detailed discussion of the U.S. federal income tax
                                  consequences of receipt, exercise and disposition of the
                                  Warrants, see "CERTAIN FEDERAL INCOME TAX CONSEQUENCES"
                                  below.

Notice to Investors             The Warrants and the underlying Class A Common Stock may be sold or transferred to employee benefit plans only under
                                  certain circumstances. In addition, transfers of Warrants
                                  will be subject to certain restrictions. See "Notice to
                                  Investors" and "ERISA Considerations."

                                  RISK FACTORS

    SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE INVESTORS IN THE WARRANTS.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The summary consolidated financial data set forth below for the fiscal years ended November 30, 1991, 1992, 1993 and 1994 have been derived from the audited financial statements of the Company for such periods. The data for the first quarter ended February 28, 1994 and February 28, 1995 is unaudited. The data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements, and related notes thereto, and other financial information included elsewhere in this Offering Memorandum. Certain reclassifications have been made to the data for periods prior to fiscal 1994 in order to conform to the fiscal 1994 presentation.

    In December, 1993, CellStar Corporation ("CellStar") completed the initial public offering (the "CellStar Offering") of 7,935,000 shares of CellStar common stock, par value $.01 per share ("CellStar Common Stock"). CellStar (the successor to National Auto Center, Inc. and Audiomex Export Corp.) was formed by the Company, as a 50% owned joint venture. CellStar markets and distributes cellular telephones and related products. Prior to the CellStar Offering, the Company recorded income from CellStar from two sources: (i) management fees accrued by the Company in exchange for certain management services and (ii) the Company's share of CellStar's net income as a 50% owner of CellStar. In connection with the CellStar Offering, the Company sold 2,875,000 of its 6,750,000 shares of CellStar Common Stock at the initial public offering price (net of applicable underwriting discount) of $10.695 per share, and received aggregate net proceeds of approximately $29,433,000. As a result of the CellStar Offering, the Company owns 20.88% of the issued and outstanding CellStar Common Stock. The Company recorded a pre-tax gain of approximately $27,783,000 on the sale of its shares of CellStar Common Stock. Taxes on such gain amounted to approximately $12,231,000, which amount was paid on May 15, 1994. The Company also recorded a pre-tax gain of approximately $10,565,000 on the increase in the carrying value of its remaining shares of CellStar Common Stock due to the CellStar Offering. In addition, CellStar utilized approximately $13,656,000 of the net proceeds it received in the CellStar Offering to pay certain accounts receivable and all management fees owed by CellStar to the Company. The Company has also entered into certain agreements in connection with the CellStar Offering regarding purchase and voting rights relating to certain of its remaining shares of CellStar Common Stock. See "Risk Factors--Impact of Elimination of Management Fees from and Reduction in Equity in CellStar; Sale of CellStar Common Stock" and "Certain Transactions-- CellStar."

                                                                                      (UNAUDITED)
                                                                                      THREE MONTHS
                                                                                   ------------------
                                              FISCAL YEARS ENDED NOVEMBER 30,      ENDED FEBRUARY 28,
                                           --------------------------------------  ------------------
                                             1991      1992      1993      1994      1994      1995
                                           --------  --------  --------  --------  --------  --------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER
                                                                  SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales................................. $327,966  $343,905  $389,038  $486,448  $115,337  $131,391
Gross profit..............................   48,232    59,001    74,920    84,911    22,178    22,586
Operating income (loss)...................  (12,229)(1) 8,753    15,154    10,486     5,228     1,863
Interest and bank charges.................   (7,406)   (6,686)   (6,504)   (6,535)   (1,523)   (2,050)
Other, net (2)............................    4,537     6,247     6,592     4,235       587     1,270
Gain on sale of equity investment.........    --        --        --       27,783    27,783     --
Gain on public offering of equity
investment................................    --        --        --       10,565    10,565     --
Income (loss) before provision for
 (recovery of) income taxes, extraordinary
 item and cumulative effect of change in
accounting principle......................  (15,098)    8,314    15,242    46,534    42,640     1,083
Income (loss) before extraordinary item
 and cumulative effect of change in
accounting principle......................  (14,658)    5,819    10,051    26,206    24,163       536
Extraordinary item........................    --        1,851(3)  2,173(3) --        --         --
Cumulative effect of change in accounting
 for income taxes.........................    --        --        --         (178)(5)  (178)(5) --
Net income (loss)......................... $(14,658)(1)$7,670  $ 12,224  $ 26,028  $ 23,985  $    536
PER SHARE OF COMMON STOCK (4):
Income (loss) before extraordinary item
 and cumulative effect of change in
 accounting principle-primary............. $ (1.63)  $   0.64  $   1.11  $   2.88  $   2.63  $   0.06
Income before extraordinary item and
 cumulative effect of change in accounting
 principle-fully diluted..................    --        --     $   1.03  $   2.21  $   2.38  $   0.06

                                                                                    NOVEMBER 30,    FEBRUARY 28,
                                                                                        1994            1995
                                                                                    ------------    ------------
                                                                                                    (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents........................................................     $  5,495        $  3,547
Total current assets.............................................................      191,479         196,430
Total assets.....................................................................      239,098         245,098
Short term debt and current maturities of long term debt.........................        1,243          33,455
Total current liabilities........................................................       36,228          75,832
Long term debt...................................................................       75,653          70,327
Other liabilities and minority interests.........................................       35,183           6,279
Stockholders' equity:
 Preferred Stock.................................................................        2,500           2,500
 Class A Common Stock............................................................           68              68
 Class B Common Stock............................................................           22              22
 Total stockholders' equity......................................................       92,034          92,660

- ------------

(1) The Company reported an operating loss of approximately $12,229,000 and a net loss of approximately $14,658,000 for the fiscal year ended November 30, 1991. Substantially all of these losses were attributable to (i) charges incurred in connection with the restructuring of the Company's operations,
    (ii) the cessation of operations and operating losses attributable to two unsuccessful ventures, Hermes Telecommunications, Inc. ("Hermes") (a subsidiary corporation formed to market and distribute moderately priced cellular telephone equipment) and Park Plus Corp. ("Park Plus") (a 50% owned joint venture formed to market and distribute mechanical automobile parking equipment) and (iii) the Company's operating losses. Such charges under clause (i) included costs incurred in the closing of certain sales and distribution facilities, write-downs of assets associated with the Hermes and Park Plus product lines, employee termination expenses and certain other charges.

(2) Other income consists principally of management fees and equity in income of equity investments.

(3) Relates to tax benefits of $1,851,000 and $2,173,000, for the fiscal years ended November 30, 1992 and 1993, respectively, resulting from the utilization of net operating loss carryforwards which were fully utilized as of November 30, 1993.

(4) See "Selected Consolidated Financial Data" and Note 1(g) of Notes to Consolidated Financial Statements.

(5) Relates to adoption of Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes."

                                  RISK FACTORS

    The following factors should be carefully considered, together with the other information in this Offering Memorandum, in evaluating an investment in the Warrants.

    HISTORY OF LOSSES. The Company reported net losses of approximately $1,554,000, $3,192,000, and $14,658,000 for the fiscal years ended November 30,
1989, 1990 and 1991, respectively. These losses were primarily attributable to both operating losses and to charges incurred in connection with the restructuring of the Company's operations and the cessation of operations of two unsuccessful ventures, Hermes Telecommunications, Inc. ("Hermes") (a wholly-owned subsidiary) and Park Plus Corp. ("Park Plus") (a 50% owned joint venture). Such charges included costs incurred in the closing of certain sales and distribution facilities, write-downs of assets associated with the Hermes and Park Plus product lines, employee termination expenses and certain other charges. During the fiscal years ended November 30, 1989, 1990 and 1991, earnings were insufficient to cover fixed charges by approximately $2,642,000, $4,792,000 and $15,098,000 respectively. Although the Company was profitable for the fiscal years ended November 30, 1992, 1993 and 1994 and the fiscal quarter ended February 28, 1995, there can be no assurance that it will continue to operate profitably, or have earnings or cash flow sufficient to cover its fixed charges. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    UNITED STATES TRADE SANCTIONS COULD LIMIT THE COMPANY'S SOURCES OF
SUPPLY. The Company has historically been dependent on foreign sources, particularly Japan and China, for a majority of its products. The U.S. government historically has sought and is continuing to seek greater access to Japanese markets for U.S. goods. As a result, the U.S. government has threatened to impose trade sanctions on products imported from Japan if it does not succeed in obtaining greater access for U.S. goods. The United States government on February 15, 1994 announced its intention to publish by March 17, 1994 a list of products imported from Japan on which it might impose trade sanctions, in connection with Motorola, Inc.'s inability to obtain "comparable" access in Japan for its cellular products. Motorola, Inc. announced on March 12, 1994 an agreement with the Japanese government, and the list was not published as announced. However, no assurance can be given that the United States government will not, in the future, publish a list of products imported from Japan upon which it may impose trade sanctions, which could include cellular products. Such products could also include products produced outside of Japan made from Japanese components. More recently, the U.S. government has held discussions with China concerning violations of certain U.S. copyrights and trademarks. The U.S. government proposed sanctions on Chinese products if a satisfactory solution was not reached. Included within the proposed sanctions were cellular products. Subsequently, China and the United States reached an agreement and those sanctions were not imposed. There can be no assurance that the U.S. government will not, in the future, propose a list of products imported from Japan or China (or other countries) on which it may impose trade sanctions that include cellular products. Such products could also include products produced outside of the sanctioned country with components made in the sanctioned country. In fiscal 1992, 1993 and 1994 and the first quarter of fiscal 1995, the Company purchased 94.6%, 89.7%, 91.8% and 81.7%, respectively, of its total dollar amount of cellular product purchases from Japanese suppliers, and revenues from cellular products from Japanese suppliers comprised 46.6%, 46.3%, 47.8% and 55.7%, respectively, of the total revenues of the Company during those periods.

    If imposed, such sanctions may include, among other things, tariffs, duties, import restrictions or other measures. The imposition of such sanctions would have a material adverse effect on the Company's financial condition and results of operations, which would include reduced margins due to the Company's inability to access alternative cellular products at a competitive cost, and could also include loss of market share to competitors that are less dependent on Japanese and Chinese suppliers and/or loss of revenue due to unavailability of product. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview," "Business--Suppliers" and "--Competition."

    NO ASSURANCE OF ALTERNATIVE SUPPLY SOURCES. If trade sanctions similar to those referenced above are imposed, there is no assurance that the Company will be able to obtain adequate alternatives to its Japanese and Chinese supply sources. There is no assurance that, if obtained, alternatively sourced products or components would be delivered on a timely basis, of satisfactory quality, competitively priced, comparably featured or acceptable to the Company's customers. The Company believes that it could experience supply shortages as early as 60 days after such trade sanctions are introduced. Additionally, it is likely that the Company would experience interruptions in its supply of mobile and transportable cellular products and significant interruptions in its higher margin portable cellular products before any alternative products could be obtained. Any such supply interruptions would have a material adverse effect on the Company's operating and earnings per share performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "Business--Suppliers."

    In addition, as a result of conditions in China, there has been, and may be in the future, opposition to the extension of "most favored nation" trade status for China. Loss of China's "most favored nation" trade status would materially increase the cost of the products purchased from Chinese manufacturers, as such products would then become subject to substantially higher rates of duty.

    RISKS OF CURRENCY FLUCTUATIONS. The prices that the Company pays for the products purchased from its suppliers are principally denominated in United States dollars. Price negotiations depend in part on the relationship between the foreign currency of the foreign manufacturers and the United States dollar. This relationship is determined by, among other things, market, trade and political factors. Because the Company historically has been dependent on Japanese suppliers for its cellular products, the yen to dollar relationship has been the most significant to the Company. The value of the United States dollar as of April 11, 1995 was 83.65 yen; over the five years preceding that date the value of the United States dollar ranged from 159.85 yen to 80.15 yen.

    A decrease in the value of the United States dollar relative to a foreign currency increases the cost in United States dollars of products which the Company purchases from foreign manufacturers. This increase could reduce the Company's margins or make the Company's products less price competitive. No assurance is given that, if the value of the United States dollar continues to decrease relative to the yen, because of potential trade sanctions or otherwise, the Company will be able to competitively obtain or market the products it purchases from Japanese sources. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Currency Fluctuations."

    DEPENDENCE ON FOREIGN SUPPLIERS. The Company's business is dependent upon its suppliers' continuing to provide it with adequate quantities of salable product on a timely basis and on competitive pricing terms. Substantially all of the Company's products are imported from suppliers in the Pacific Rim. There are no agreements in effect that require any manufacturer to supply the Company with product. Accordingly, there can be no assurance that the Company's relationships with its suppliers will continue as presently in effect. The loss of any significant supplier, substantial price increases imposed by any such supplier or the inability to obtain sufficient quantities of product on a timely basis, could have a material adverse effect on the Company's financial condition and results of operations. During the fiscal quarter ended May 31, 1994, the Company experienced supply shortages as a result of the shifting by one of its major suppliers of manufacturing operations from Japan to China. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Fiscal 1994 Compared to Fiscal 1993."

    The Company's arrangements with its suppliers are subject to the risks of purchasing products from foreign suppliers, including risks associated with economic and/or political instability in countries in which such suppliers are located, and risks associated with potential import restrictions, currency fluctuations, foreign tax laws, import/export regulations, tariff, duty and freight rates and work stoppages. These risks may be increased in the Company's case by the concentration of its purchases of cellular products from suppliers in Japan. In addition, the Company may be subject to risks associated with the availability of and time required for the transportation of products from foreign countries. Because of the Company's dependence on such foreign suppliers, the Company is required to order products further in advance of customers' orders than would be the case if its products were manufactured domestically. See "Business--Suppliers," and Note 5 of Notes to Consolidated Financial Statements.

    DEPENDENCE ON TOSHIBA. Since 1984, Toshiba has been the principal supplier of cellular telephone products to the Company, accounting for approximately 86.4%, 83.7%, 83.7% and 78.0% of the total dollar amount of the Company's cellular product purchases and approximately 48.0%, 46.9%, 45.5% and 56.2% of the total dollar amount of all product purchases by the Company in fiscal 1992, fiscal 1993, fiscal 1994 and the first quarter of fiscal 1995, respectively. During fiscal 1992 and 1993, the Company was the sole distributor of Toshiba cellular telephone products in the United States. In 1994, Toshiba began to compete directly with the Company in the United States by marketing cellular telephone products through Toshiba's United States distribution subsidiary. The Company anticipates that Toshiba will continue to sell products to the Company as an original equipment customer; moreover, there is no agreement in effect that requires Toshiba to supply the Company with products, and there can be no assurance that Toshiba will continue to supply products to the Company or that any products supplied will be competitive with others in the market. In that regard, products that Toshiba develops for its distribution subsidiary may be similar or superior to those which it sells to the Company. Such direct competition from Toshiba could have a material adverse effect on the Company's financial condition and results of operations. See "Business--Suppliers" and
Note 5 of Notes to Consolidated Financial Statements.

    DEPENDENCE ON CELLULAR CARRIERS. The success of the Company's retail cellular telephone business is dependent upon the Company's relationship with certain cellular carriers. As a practical matter, the Company does not believe that it can operate at the retail level on a profitable basis without agency agreements with cellular carriers. The Company's agency agreements with cellular carriers are subject to cancellation by the carriers and give the carriers the right to unilaterally restructure or revise activation commissions and residual fees, which they have done from time-to-time. The agreements also provide that, for specified periods of time following the expiration or termination of a specific agreement, generally ranging from three months to one year, the Company cannot sell, solicit or refer cellular or wireless communication network services of the kind provided by the cellular carriers to other competing carriers in particular geographic areas. The cancellation or loss of one or more of these agreements could have a material adverse effect on the Company's financial condition and results of operations. See "Business--Distribution and Marketing."

    IMPACT OF ELIMINATION OF MANAGEMENT FEES FROM AND REDUCTION IN EQUITY IN CELLSTAR; SALE OF CELLSTAR COMMON STOCK. For the fiscal years ended November 30, 1989, 1990, 1991, 1992 and 1993, approximately $1,237,000, $3,354,000,
$4,825,000, $5,124,000 and $5,147,000, respectively, of the Company's income was generated by management fees and equity in undistributed earnings from the operations of CellStar. In contemplation of the CellStar Offering, the Company stopped accruing such management fees in July, 1993; however, the Company will be entitled to its portion of the income from the equity in undistributed earnings of CellStar, if any, for such time as the Company continues to own at least 20% of CellStar's outstanding common stock. As of March 31, 1995, the Company owned approximately 20.88% of CellStar Common Stock. If the CellStar Offering had occurred on November 30, 1992, this accounting treatment would have resulted in net earnings being reduced by approximately $1,692,000 for the fiscal year ended November 30, 1993. There can be no assurance that income from other sources will offset the loss of this income from CellStar. See "Summary Consolidated Financial Data," "Certain Transactions--CellStar" and Note 12 of Notes to Consolidated Financial Statements.

    On March 23, 1995, CellStar filed a registration statement relating to a public offering for approximately 3.5 to 4 million shares of common stock to be issued by CellStar and for 1,075,000 shares of its common stock which may be sold by the Company pursuant to its piggyback registration rights contained in its registration rights agreement with CellStar. No assurance can be given that such public offering will be consummated or at what price such public offering will be consummated and that, if consummated, Audiovox will elect to sell its shares in such public offering. See "Certain Transactions-- CellStar."

    If the Company's ownership percentage in CellStar is reduced below 20% as a result of such public offering or otherwise, the Company would be required to account for CellStar using the cost method instead of the equity method. Accordingly, on a pro forma basis, this change would have decreased pre-tax earnings for fiscal 1994 and the three months ended February 28, 1995 by approximately $3,393,000 and $972,000, respectively.

    COMPETITION. The Company operates in a highly competitive environment and believes that such competition will intensify in the future. Many of the Company's competitors are larger and have greater capital and management resources than the Company. Competition often is based on price, and therefore wholesale distributors and retailers, including the Company, generally operate with low gross margins. The Company also is affected by competition between cellular carriers. Increased price competition relating not only to cellular telephone products, but also to services provided by the Company to retail customers on behalf of cellular carriers, may result in downward pressure on the Company's gross margins (including that resulting from the loss of residual fees attributable to customers who change cellular carriers) and could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's cellular products compete principally with cellular telephones supplied by Motorola, Inc., Nokia Mobile Phones, Inc., Technophone Corp., Fujitsu Network Transmission Systems, Inc., Oki Electric Industry Co., Nippon Electric Corp. and Toshiba. The Company's non-cellular products compete with other suppliers including Matsushita Electric Corp., Sony Corp. of America, Directed Electronics, Inc. and Code Alarm, Inc., as well as divisions of well-known automobile manufacturers. In February 1995, Motorola Inc. announced its cellular inventory build-up was "several weeks above normal levels." See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Results of Operations--First Quarter Fiscal 1995 vs. First Quarter Fiscal 1994" and "Business--Competition."

    RISK OF INVENTORY OBSOLESCENCE AND TECHNOLOGICAL CHANGE. The markets in which the Company competes are characterized by rapid technological change, frequent new product introductions, declining prices and intense competition. The Company's success depends in large part upon its ability to identify and obtain products necessary to meet the demands of the marketplace. There can be no assurance that the Company will be able to identify and offer products necessary to remain competitive. The Company maintains a significant investment in its product inventory and, therefore, is subject to the risk of inventory obsolescence. If a significant amount of inventory is rendered obsolete, the Company's business and operating results would be materially and adversely affected. Alternative technologies to cellular, including enhanced specialized mobile radio ("ESMR") and personal communications service ("PCS"), may reduce the demand for cellular telephone products. The implementation of communications systems based upon any of these or other technologies could materially change the types of products sold by the Company and the service providers with whom the Company presently does business. Competing communications technologies also may result in price competition which could result in lower activation commission or residual fee rates payable to the Company and could have a material adverse effect on the financial condition and results of operations of the Company. From time to time, cellular carriers' technological limitations may result in a shortage of available cellular phone numbers, which could have the effect of inhibiting sales of the Company's cellular products.

    POSSIBLE HEALTH RISKS FROM CELLULAR TELEPHONES. There have been lawsuits filed (including one such lawsuit against the Company and others) in which claims have been made alleging a link between the non-thermal electromagnetic field emitted by portable cellular telephones and the development of cancer, including brain cancer. To date, there have been relatively few medical studies relating to cellular telephones and the effects of non-thermal electromagnetic fields on health, nor are there any widely accepted theories regarding how exposure to a non-thermal electromagnetic field, such as the type emitted by a portable cellular telephone, could affect living cells or threaten health. The scientific community is divided on whether there is any risk associated with the use of portable cellular telephones and the magnitude of any such risk. There can be no assurance that medical studies or other findings, or continued litigation in this area, will not have a material adverse impact upon the financial condition and results of operations of the cellular telephone industry and the Company.

    RISKS ATTRIBUTABLE TO FOREIGN SALES. For the fiscal years ended November 30, 1992, 1993 and 1994 and the fiscal quarter ended February 28, 1995 approximately 12.4%, 12.6%, 13.8% and 17.8%, respectively, of the Company's net sales were generated from sales in Canada, Europe, Latin America, Asia, the Middle East and Australia. Foreign sales are subject to political and economic risks, including political instability, currency controls, exchange rate fluctuations, increased credit risks, foreign tax laws, changes in import/export regulations and tariff and freight rates. Political and other factors beyond the control of the Company, including trade disputes among nations or internal instability in any nation where the Company sells products, could have a material adverse effect on the financial condition and results of operations of the Company.

    RISK ATTRIBUTABLE TO RETAIL SALES. A significant portion of the Company's customer base may be susceptible to downturns in the retail economy, particularly in the consumer electronics industry. Additionally, customers specializing in certain automotive sound, security and accessory products may be negatively impacted by fluctuations in automotive sales. Certain of the Company's significant customers are also believed by the Company to be highly leveraged. Accordingly, a downturn in the retail economy could have a material adverse effect on the financial condition and results of operations of the Company.

    LEVERAGE AND DEBT SERVICE. As of February 28, 1995, the Company had outstanding total interest bearing indebtedness of approximately $104 million and a total debt-to-total capital ratio of .53 to 1. Although a portion of the net proceeds from the sale of the Debentures and the CellStar Offering was used to retire a significant portion of the Company's existing indebtedness, the Company continues to have substantial annual fixed debt service requirements including those attributable to the Company's Series AA 10.80% Convertible Debentures due February 9, 1996 (the "Series AA Convertible Debentures") and Series BB 11.00% Convertible Debentures due February 9, 1996 (the "Series BB Convertible Debentures"), the Debentures and the Amended and Restated Credit Agreement (as herein defined). See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources." The ability of the Company to make principal and interest payments under the Company's long-term indebtedness and bank loans will be dependent upon the Company's future performance, which is subject to financial, economic and other factors affecting the Company, some of which are beyond its control. There can be no assurance that the Company will be able to meet its fixed charges as such charges become due. See "Summary Consolidated Financial Data" and "--History of Losses."

    RESTRICTIVE COVENANTS. The Amended and Restated Credit Agreement (as defined herein) contains certain restrictive covenants which impose prohibitions or limitations on the Company with respect to, among other things, (i) the ability to make payments of principal, interest or premium on, subordinated indebtedness of the Company, (ii) the incurrence of indebtedness, (iii) capital expenditures,
(iv) the creation or incurrence of liens, (v) the declaration or payment of dividends or other distributions on, or the acquisition, redemption or retirement of, any shares of capital stock of the Company and (vi) mergers, consolidations and sales or purchases of substantial assets, and require that the Company satisfy certain financial tests and maintain certain financial ratios. Failure to comply with such covenants could result in a default under the Amended and Restated Credit Agreement which could have a material adverse effect on the financial condition and results of operations of the Company. See

"Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    ABSENCE OF EXISTING MARKET FOR THE WARRANTS; RESTRICTIONS ON RESALE; NO ASSURANCE OF LISTING AND REGISTRATION OF WARRANTS. There is no existing market for the Warrants. The Warrants have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Although the Warrants are expected to be eligible for trading through PORTAL upon issuance, there can be no assurance that the Warrants will become and remain eligible for trading on PORTAL, that an active trading market for the Warrants will develop or, if such market develops, as to the liquidity or sustainability of such a market. Accordingly, no assurance can be given that a holder of the Warrants will be able to sell such Warrants in the future or as to the price at which any sale may occur.

    The Company intends to seek to list the Warrants on the AMEX or another national securities exchange or to seek quotation of the Warrants on NASDAQ Small Cap. However, the listing or quotation requirements for such organizations require a certain minimum number of holders of Warrants prior to approval for listing or quotation. Since the Offering is being made to a limited number of persons in a private placement transaction, there can be no assurance that the Company will obtain such listing or quotation for the Warrants, or if obtained, that the Warrants will not become delisted. If the Warrants have not been approved for listing or quotation, the Company is not required to register the Warrants under the Securities Act pursuant to the Registration Rights Agreement and does not intend to register the Warrants. As described above, if the Warrants are not registered under the Securities Act, they may not be offered or be sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. See "Description of the Warrants--Registration Rights."

    In addition, while the Company has agreed to use its reasonable best efforts to file and have declared effective under the Securities Act a registration statement covering resales of all of the Warrants if the Warrants have been approved for listing on a national securities exchange or for quotation on NASDAQ Small Cap, the SEC has previously taken the position that persons who purchase securities in a private placement, and who are engaged in the business of underwriting securities, may not be able to participate as a selling securityholder in any resale registration statement filed with respect to such securities. Accordingly, purchasers of Warrants who are engaged in the business of underwriting securities may not be able to have their resales of the Warrants or the underlying Class A Common Stock registered under the Securities Act.

    NO ASSURANCE OF REGISTRATION OF CLASS A COMMON STOCK UNDERLYING THE WARRANTS. The Warrants may not be exercised unless, at the time of such exercise, a registration statement covering the issuance of shares of Class A Common Stock by the Company upon exercise of the Warrants shall be effective under the Securities Act. Although the Company has agreed to use its reasonable best efforts to have such registration statement declared effective by the SEC, there can be no assurance that the Company will be able to do so. If such a registration statement has not been declared effective at any time on or prior to the Expiration Date, the Company will be required to redeem the Warrants for $2.20 per Warrant. In addition, the Warrant Exercise Price will be subject to certain decreases in certain circumstances if the registration statement covering the issuance of shares of Class A Common Stock upon exercise of the Warrants has not been filed or declared effective within prescribed periods. See "Description of the Warrants-- Mandatory Redemption."

    POSSIBLE VOLATILITY OF STOCK PRICE. Since 1991, the market price of the Class A Common Stock has experienced a high degree of volatility. There can be no assurance that such volatility will not continue or become more pronounced. In addition, recently the stock market has experienced, and is likely to experience in the future, significant price and volume fluctuations which could adversely affect the market price of the Class A Common Stock without regard to the operating performance of the

Company. The Company believes that factors such as quarterly fluctuations in the financial results of the Company or its competitors and general conditions in the industry, the overall economy and the financial markets could cause the price of the Class A Common Stock to fluctuate substantially. See "Price Range of Class A Common Stock."

    SHARES ELIGIBLE FOR FUTURE SALE; DILUTION. The Company has approximately 3,406,326 shares of Class A Common Stock held by members of the public that are able to trade without restriction. Sales of a substantial number of additional shares of Class A Common Stock in the public market could adversely affect the market price of the Class A Common Stock. As of March 31, 1995, 3,672,316 shares of Class A Common Stock were issuable upon conversion of the Debentures, 1,023,028 shares of Class A Common Stock were issuable upon conversion of the Series AA Convertible Debentures and Series BB Convertible Debentures, and 150,000 shares of Class A Common Stock were issuable pursuant to presently exercisable warrants. Conversion of a substantial amount of the Warrants or other outstanding warrants, the Debentures, the Series AA Convertible Debentures or the Series BB Convertible Debentures or sale of the Class A Common Stock underlying such debentures also could adversely affect the market price of the Class A Common Stock, due to the large number of shares issuable upon conversion of such instruments in comparison to the relatively small number of shares held by members of the public that are able to trade without restriction. The Company has granted the holders of the Series AA Convertible Debentures and Series BB Convertible Debentures certain registration rights relating to the Class A Common Stock issuable upon conversion of such debentures. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources." In addition, as of March 31, 1995, (i) John J. Shalam, President and Chief Executive Officer of the Company, owned 3,366,762 shares of Class A Common Stock (excluding for this purpose all of the shares subject to the Shalam Option (as herein defined)) and 1,883,198 shares of Class B Common Stock of the Company, par value $.01 per share ("Class B Common Stock"), which are convertible into an equal number of shares of Class A Common Stock and (ii) other affiliates (as such term is defined the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of the Company owned 4,700 shares of Class A Common Stock and 377,756 shares of Class B Common Stock, which are convertible into an equal number of shares of Class A Common Stock. Sales by such persons of a substantial number of shares of Class A Common Stock or Class B Common Stock (collectively, "Common Stock") could adversely affect the market price of the Class A Common Stock.

    The independent members of the Board of Directors may elect not to exercise the Shalam Option in whole or in part in connection with the exercise of Warrants if such board members believe it is in the best interests of the Company not to exercise all or part of the Shalam Option. The decision by the independent members of the Board of Directors not to exercise the Shalam Option, in whole or in part, would result in an increase in the number of shares of Class A Common Stock outstanding and available for future sale and could result in significant dilution to the holders of Common Stock.

    DEPENDENCE ON EXISTING MANAGEMENT. The continued success of the Company is substantially dependent on the efforts of John J. Shalam, President and Chief Executive Officer, Philip Christopher, Executive Vice President, and C. Michael Stoehr, Senior Vice President and Chief Financial Officer. The loss or interruption of the continued full time services of any of such individuals could have a material adverse impact on the Company's business operations, prospects and relations with its suppliers. The Company does not have employment contracts with any of these persons, nor have any of these persons signed agreements binding them not to compete with the Company following the termination of their employment with the Company. The Company maintains a "key man" life insurance policy only on John J. Shalam.

    RISK OF AMENDMENT TO WARRANTS. Under the terms of the Warrant Agreement, the Warrants may be amended or modified by holders of a majority of the Warrants in a manner which materially adversely affects holders of the Warrants unless such amendment or modification would change the Expiration Date (except to a later date), increase the Warrant Exercise Price, reduce the Redemption Price, reduce the reduction in the Warrant Exercise Price upon a Registration Default or reduce the shares of Class A Common Stock purchasable upon exercise of the Warrants (other than pursuant to adjustments provided in the Warrant Agreement), which amendments require the approval of each holder of Warrants. Accordingly, the Warrants could be amended in a manner materially adverse to the holder of a Warrant without such holder's consent. See "Description of the Warrants--Amendments."

    VOTING RIGHTS OF CLASS A COMMON STOCK AND VOTING CONTROL BY PRINCIPAL STOCKHOLDER. The holders of Warrants do not have any voting rights as stockholders of the Company. The voting rights of holders of Class A Common Stock for which the Warrants are exercisable are limited by the Company's Certificate of Incorporation. Each share of Class A Common Stock is entitled to one vote per share and each share of Class B Common Stock is entitled to ten votes per share. Both classes vote together as a single class except with respect to the election and removal without cause of directors and as otherwise may be required by Delaware law. With respect to the election of directors, the holders of shares of Class A Common Stock, voting as a separate class, are entitled to elect 25% (rounded up to the nearest whole number) of the authorized number of directors of the Company and the holders of the Class B Common Stock, voting as a separate class, are entitled to elect the remaining directors. The rights of holders of Class A Common Stock and Class B Common Stock with respect to the election of directors will be subject to certain adjustments under specified circumstances. See "Description of Capital Stock--Class A Common Stock and Class B Common Stock." John J. Shalam has effective voting control of the Company and can elect a majority of the directors through his ownership of 3,369,135 shares of Class A Common Stock (including the shares of Class A Common Stock subject to the Shalam Option) and 1,883,198 shares of Class B Common Stock, which gives him approximately 85.5% of the aggregate voting power of the issued and outstanding Common Stock. Pending exercise of the Shalam Option, Mr. Shalam will have voting control of the shares of Class A Common Stock subject to the Shalam Option. The disproportionate voting rights of the Class A Common Stock and the Class B Common Stock may effectively preclude the Company from being taken over in a transaction not supported by John J. Shalam, may render more difficult or discourage a merger proposal or a tender offer, may preclude a successful proxy contest or may otherwise have an adverse effect on the market price of the Class A Common Stock. See "Management--Beneficial Ownership of Common Stock" and "Description of Capital Stock--Effects of Disproportionate Voting Rights."

                                  THE OFFERING

INTRODUCTION

    The Company is hereby offering to issue up to 1,365,000 Warrants upon the terms and conditions set forth herein. The Offering is being extended to the beneficial holders (the "Investors") of Debentures as of June 3, 1994. Each Investor will be entitled to acquire 21 Warrants for each $1,000 principal amount of Debentures then beneficially held by such Investor in consideration for a Release by such Investor of the Company and the Initial Purchasers (as defined) and their respective directors, officers, partners, employees and agents from any liability for any and all potential claims such Investor may have in connection with the Debentures up through the date of the Release. See "Terms of the Warrants."

    The Release must be executed by the beneficial holders of Debentures as of June 3, 1994. The Company will not issue Warrants to the record holder of the Debentures unless such record holder was also the beneficial holder as of such date. To subscribe for the Warrants, the beneficial holder of Debentures as of June 3, 1994 will be required to represent in the Subscription Agreement for the Offering that it was the beneficial holder of a specified amount of Debentures as of such date.

    The Warrants are offered subject to prior withdrawal, cancellation or modification of the Offering by the Company. The Company reserves the right, in its sole discretion, to terminate this Offering at any time, and without regard to the amount of subscriptions received; provided that the Company does not intend to close the Offering unless it receives subscriptions from at least the beneficial holders of a majority of the principal amount of the Debentures as of June 3, 1994.

BACKGROUND OF THE OFFERING

    On March 15, 1994, the Company completed its private offering to Oppenheimer & Co., Inc., Chemical Securities, Inc. and Furman Selz Incorporated (the "Initial Purchasers") of $65,000,000 in principal amount of Debentures, realizing net proceeds, before deduction of expenses, of approximately $63,050,000. The Debentures were purchased by the Initial Purchasers who intended to resell the Debentures to a limited number of qualified institutional buyers (as such term is defined in Rule 144A promulgated under the Securities
Act) and institutional accredited investors, and outside the United States in offshore transactions in reliance on and in compliance with Regulation S promulgated under the Securities Act.

    The Debentures are convertible at any time prior to maturity, unless previously redeemed, into shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), at a conversion price of $17.70 per share. On March 15, 1994, the closing sales price of the Company's Class A Common Stock as reported on the American Stock Exchange was $14 5/8 per share.

    On June 3, 1994, the Company announced its preliminary earnings and sales for its second quarter of fiscal 1994. The text of the press release announcing these preliminary results is reproduced in part below:

        Hauppauge, New York, (June 3, 1994)--Audiovox Corporation (AMEX: VOX) today announced preliminary earnings and record preliminary sales for its quarter ended May 31, 1994.

        Estimated net sales rose 21.4% to $115.9 million from $95.5 million for the comparative 1993 quarter. Estimated net earnings were $1.4 million in the second quarter 1994 compared to $2.7 million, before the extraordinary item, for the second quarter 1993. On a proforma basis, estimated primary earnings per share for the second quarter of 1994 were $0.16 versus $0.26 for the second quarter of 1993. On a proforma basis, estimated fully diluted earnings per share were $0.15 for the second quarter of 1994 versus $0.25 for the second quarter 1993. Audiovox believes the proforma results are a better measure of its performance, as they reflect the Company's earnings adjusted for the change in the Company's ownership percentage of CellStar (NASDAQ: CLST) stock from 50% to 20.88%, the elimination of the after tax management fees and the 1993 tax benefit of a net operating loss carryforward.

        John J. Shalam, Chief Executive Officer, stated, "It must be understood that this is a preliminary indication of our results for the second quarter. Upon completion of the final review and report due in early July, the actual results will be announced."

        Mr. Shalam further stated, "As noted in our first quarter report, our company operates in a highly competitive environment. The second quarter margins were adversely affected by severe competitive price pressure in the cellular industry which developed during this period, and by product shortages. In addition, the Company incurred increased expenses in the expansion of its Quintex retail operation."

        The Company has been requested to consider modifications of the $65 million 6 1/4% convertible subordinated debentures due 2001, issued in its recent private placement, and is willing to consider making modifications. However, there can be no assurance that any such modifications will be made.
    . . .

    The closing sale price of the Class A Common Stock on June 2, 1994 was $12 3/8 per share and the closing sale price of the Class A Common Stock on June 3, 1994 was $9 per share. In June 1994, officers and other representatives of the Company met with certain holders of Debentures to discuss the Company's second quarter results. The Company has been advised that the latest traded sale price of the Debentures prior to the announcement of the Company's second quarter results was approximately $920 per $1,000 principal amount of Debentures and the closing sale price of the Debentures on June 3, 1994 was approximately $780 per $1,000 principal amount of Debentures.

    On July 12, 1994, the Company formally announced its earnings and sales for the fiscal quarter and six months ended May 31, 1994. The text of the press release announcing these results is reproduced in part below:

        Hauppauge, New York, (July 12, 1994)--Audiovox Corporation (AMEX: VOX) today announced results for its fiscal 1994 second quarter and six months ended May 31, 1994.

        Net sales for the second quarter rose 21.7% to $116.3 million from $95.5 million during the comparable 1993 period. Net earnings for the second quarter of fiscal 1994 were $1.4 million compared with proforma net earnings of $2.4 million for 1993's second quarter. Primary earnings per share were $0.16 for the second quarter of fiscal 1994 compared with proforma earnings per share of $0.26 last year. On a fully diluted basis the quarterly earnings per share were $0.15 for 1994 compared with proforma earnings per share of $0.25 for 1993.

        For the six months ended May 31, 1994, net sales rose 23.6% to $231.6 million from $187.3 million during the comparable 1993 period. Net earnings for the six months ended May 31, 1994 were $25.4 million compared to $7.2 million in the corresponding period in 1993. Proforma net earnings for the first six months of fiscal 1994 were $4.4 million compared with proforma net earnings of $4.1 million for the six months ended May 31, 1993. Primary earnings per share were $2.77 for the first six months of the current fiscal year compared with earnings per share of $0.79 last year. On a fully diluted basis, the earnings per share for the first half of the fiscal year were $2.22 and $0.74 for the 1994 and 1993 periods, respectively. On a proforma basis, primary earnings per share for the same periods were $0.48 and $0.45. On a fully diluted basis, the proforma earnings per share for the same periods were $0.43.

        Audiovox believes the proforma results are a better measure of its operating results as they reflect the Company's performance before the gain from the sale of CellStar Corporation (NASDAQ: CLST) shares, adjustment for the change in ownership percentage of CellStar from 50% to

    20.88% (due to the December 1993 initial public offering of CellStar) and the elimination of Audiovox's 1993 tax benefit from a net operating loss carryforward.

        Commenting on the quarterly results, Audiovox President and Chief Executive Officer, John J. Shalam stated, "Although we achieved sales growth in our cellular, auto sound and auto security businesses, our earnings in the second quarter were principally impacted by the cellular group. The cellular margins were affected by the competitive price pressure in the cellular industry which developed during this period, and by product shortages. In addition the Company incurred increased expenses in the expansion of its Quintex retail operations." Mr. Shalam further stated, "Our Company expects to continue to operate in a highly competitive environment which is subject to changes in economic and market conditions.". . .

        As previously reported, Audiovox has been requested to consider and is considering certain modifications of the terms of its $65 million 6 1/4% convertible subordinated debentures due 2001, issued in a March private placement. However, there can be no assurance that any such modifications will be made. . .

    On July 15, 1994, the Company filed its Quarterly Report on Form 10-Q with the SEC for the fiscal quarter ended May 31, 1994 (the "May 31 10-Q"). The Company stated the following in this filing:

        The Company has been requested to consider and is considering modifications of the terms of its $65 million 6 1/4% Convertible Subordinated Debentures due 2001, issued in a March private placement. The Company has had discussions with several of its bond holders concerning these modifications. However, there can be no assurance that any such modifications will be made.

    After such earnings and sales announcement, the Company had additional discussions with certain holders of the Debentures, each of whom executed a confidentiality agreement, regarding their investment in the Debentures.

    Subsequent to such discussions with such Debentureholders, the Company's Board of Directors (other than Mr. Shalam) determined that action should be taken by the Company with respect to the Debentures. The Board of Directors of the Company determined that the Company would offer the Warrants to those current or former holders of Debentures who beneficially held Debentures on June 3, 1994, the date the Company announced its quarterly earnings for the fiscal quarter and six months ended May 31, 1994. The Board of Directors authorized the Offering after considering the following factors, among others, (a) the Company's desire to maintain good relations with its investors, customers, suppliers, lenders, and the financial community as a whole, (b) the possible adverse impact which the Company's failure to act might have upon the Company's ability to raise capital in the future, (c) the offer by John J. Shalam to the Company of the Shalam Option which enables the Company to offer the Warrants while limiting the dilutive effect on the earnings per share and the book value of the Company, (d) the fact that the Offering does not entail any current cash costs (other than fees) to the Company (although cash costs may be possible in the future depending on Mr. Shalam's or his Successor's tax liability and the mandatory redemption requirement), (e) the protection from potential litigation that would be afforded the Company, (f) although the Company believes there is no basis for any claims, the current litigious atmosphere in the securities markets, and the costly diversion of the Company's resources and management's attention which would be involved in any such litigation, and (g) the fact that litigation is subject to many uncertainties and it is possible that a finding could be made against the Company. In addition to the foregoing reasons, the Board of Directors determined to offer the Warrants to the Debentureholders rather than amend the terms of the Debentures because (a) of the tax consequences to the Investors of the receipt of the Warrants and (b) the Warrants provide an opportunity for an additional upside potential return to the beneficial holders of Debentures as of June 3, 1994.

TERMS OF THE OFFERING

    Upon the terms and subject to the conditions of the Offering, the Company will accept subscriptions for Warrants which are properly made in accordance with the terms of the Offering and received by the Company on or prior to the Offer Termination Date (as hereinafter defined). The terms of the Warrants are described under "Terms of the Warrants." As used herein, the term "Offer Termination Date" means 5:00 p.m., New York City time, on May 1, 1995; provided, however, that the Company may, at any time or from time to time, in its sole discretion, extend the period of time for which the Offering is open, in which event the term "Offer Termination Date" means the latest time and date to which the Offering is extended. The Company also expressly reserves the right (a) to terminate the Offering at any time and (b) at any time or from time to time, to amend the Offering in any respect. The Company does not intend to consummate the Offering unless the beneficial holders of at least a majority of the principal amount of Debentures outstanding as of June 3, 1994 elect to participate in the Offering and execute a Release. Any extension, termination or amendment will be followed as promptly as practicable by delivery of a letter to the Investors announcing such extension, termination or amendment.

BENEFICIAL HOLDERS; PROCEDURES FOR SUBSCRIPTIONS; DELIVERY OF WARRANTS

    Upon the terms and subject to the conditions of the Offering, beneficial holders of the Debentures as of June 3, 1994 may subscribe for Warrants by completing and signing the Subscription Agreement, the Registration Rights Agreement, a Suitability Questionnaire and the Release (the "Confidential Subscription Documents") accompanying this Offering Memorandum and delivering such documents at any time prior to 5:00 p.m. (New York City time) on the Offer Termination Date (May 1, 1995) to Fried, Frank, Harris, Shriver & Jacobson (special securities law counsel to the Company), One New York Plaza, New York, New York 10004, Attention: Stuart Gelfond, Esq. The method of delivery of all documents is at the election and risk of the subscriber. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended and enough time should be allowed to assure timely delivery. In all cases, Warrants will be issued pursuant to the Offering only after timely receipt by the Company of the Confidential Subscription Documents and any other documents required to be delivered with the Confidential Subscription Documents.

    The Warrants are being offered hereby in the United States only to the beneficial holders of the Debentures as of June 3, 1994 who are accredited investors (as such term is defined in Rule 501(a)(1), (2), (3) or (7) promulgated under the Securities Act), and any potential investor will be required to certify as to such persons' status as such. The Warrants are also being offered hereby outside the United States in offshore transactions in reliance on and in compliance with Regulation S promulgated under the Securities Act. Subscriptions will be accepted in the sole discretion of the Company and only if after reasonable inquiry and advice of counsel it determines that the sale of Warrants to the investor satisfies relevant federal and state securities laws and that the beneficial holders of the Debentures has properly executed the Confidential Subscription Documents.

    The Company specifically reserves the right to reject, for any reason and in its sole discretion, any subscription for Warrants. The Company shall notify each subscriber of such determination as soon as practicable after receipt of such subscriber's subscription.

    For purposes of the Offering, the Company shall be deemed to have accepted a subscription for Warrants as, if and when the Company gives oral or written notice to the offeree of the Company's acceptance of such subscription. Subject to the terms and conditions of the Offering, delivery of Warrants for subscriptions so accepted pursuant to the Offering will be made by the Warrant Agent as soon as practicable after the expiration of the Offering. If any subscriptions are not accepted for any reason, the Confidential Subscription Documents and any other documents submitted therewith will be returned, without expense to the offeree, as promptly as practicable following the expiration or termination of the Offering.

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any subscription for Warrants pursuant to any of the procedures described above will be determined in the sole discretion of the Company, whose determination shall be final and binding. The Company reserves the absolute right to reject any or all subscriptions not in proper form or if the acceptance of subscription may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offering or any defect or irregularity in any subscription. The Company will not be under any duty to give notification of any defects or irregularities in any subscription or incur any liability for failure to give any such notification.

    THE COMPANY WILL ACCEPT SUBSCRIPTIONS ONLY FROM BENEFICIAL HOLDERS OF THE DEBENTURES AS OF JUNE 3, 1994 WHO PROPERLY EXECUTE THE CONFIDENTIAL SUBSCRIPTION AGREEMENTS AND ONLY WITH RESPECT TO DEBENTURES BENEFICIALLY HELD AS OF SUCH DATE.

REGISTRATION RIGHTS FOR CLASS A COMMON STOCK; REDUCTION IN EXERCISE PRICE FOR WARRANTS FOR FAILURE TO REGISTER

    The Company will agree to file with the SEC, within 300 days of the Closing Date, and use its reasonable best efforts to cause to become effective within 365 days of the closing of the offering (the "Closing Date"), a shelf registration statement or statements with respect to the issuance of the underlying Class A Common Stock upon exercise of the Warrants. If the registration statement with respect to the Common Stock is not filed within such 300-day period or declared effective within such 365-day period, the exercise price of the Warrants will decrease by $ 1/8 per share of Class A Common Stock; subject to additional decreases of $ 1/8 per share of Class A Common Stock for each additional six-month period for which such registration statement has not been filed or is not declared effective, as the case may be. In addition, if such registration is declared effective, the Exercise Price will also decrease by $ 1/8 per share of Common Stock if such registration statement ceases to be effective for more than 90 days (180 days in certain circumstances) in any 365-day period, subject to additional decreases of $ 1/8 per share of Class A Common Stock for each additional six-month period for which such registration statement ceases to be effective. Notwithstanding the foregoing, the maximum number of $ 1/8 per share decreases shall be 10 and there shall be no more than one such decrease in any six-month period. (Each of such events which results in a decrease in the Warrant Exercise Price being referred to herein as a "Registration Default"). The reduction in the Warrant Exercise Price upon a Registration Default is subject to adjustment in certain limited circumstances. See "Description of the Warrants--Adjustments." The Company will be obligated to use its reasonable best efforts to cause the registration statement relating to the Class A Common Stock to remain effective until the Expiration Date. The Company will not be obligated to register Class A Common Stock underlying any Warrants (a) which the holder does not seek to register or (b) if the Company determines (based on discussions with the SEC, advice of counsel or otherwise) that it is not advisable or appropriate to register such shares of Class A Common Stock underlying such Warrants. In any such event (a) or (b), the Warrant Exercise Price underlying such Warrants will not decrease upon the failure to register with the SEC such underlying shares of Class A Common Stock if the SEC has declared effective a registration statement with respect to other shares of Class A Common Stock. See "Description of Warrants-- Registration Rights."

MANDATORY REDEMPTION

    If a registration statement relating to the Class A Common Stock underlying the Warrants is not effective at any time on or prior to the Expiration Date, the Company is required to redeem all of the outstanding Warrants for $2.20 per Warrant. The Redemption Price is subject to adjustment in certain limited circumstances. See "Description of the Warrants--Adjustments."

LISTING OF WARRANTS; REGISTRATION OF WARRANTS

    The Company intends to seek to list the Warrants on a national securities exchange or to seek quotation of the Warrants on the automated quotation system of a national securities association (as such terms are defined in the Securities Act) and to simultaneously register the Warrants under the Securities Act. The Company intends to seek to obtain such listing on the AMEX or to obtain quotation of the Warrants on NASDAQ Small Cap. However, AMEX and NASDAQ Small Cap require a minimum number of holders of Warrants prior to listing or quotation, as the case may be, without a waiver. Since the Offering is being made to a limited number of persons in a private placement transaction, the AMEX or NASDAQ Small Cap may not agree to list or quote the Warrants, as the case may be. In such case, the Company intends to seek to list the Warrants on one of the Boston Stock Exchange, Midwest Stock Exchange, Pacific Stock Exchange or Philadelphia Stock Exchange. However, there can be no assurance that any of such stock exchanges will agree to list the Warrants since such exchanges also have minimum holder requirements for listing. If any of the above-exchanges agree to list the Warrants or the Warrants have been approved for quotation on NASDAQ Small Cap (a "Listing Approval"), the Company will file a shelf registration statement relating to the Warrants upon the later of (a) 300 days after the Closing Date and (b) the date approval of such listing or quotation is obtained (the "Approval Date") and will use its reasonable best efforts to cause such registration statement to become effective upon the later of (a) 365 days after the Closing Date and (b) 60 days after the Approval Date. Once effective, the Company will be obligated to use reasonable best efforts to cause the registration statement relating to the Warrants to remain effective until the date three years following the Closing Date.

RELEASE OF POTENTIAL CLAIMS

    As consideration for the Warrants, each Investor in the Offering will be required to execute a Release which is included in the Confidential Subscription Documents. The Release must be executed by the beneficial holder of the Debentures as of June 3, 1994. The Company will require sufficient proof that the person executing the Release was the beneficial holder of the Debentures as of June 3, 1994. By executing a Release, an Investor in the Warrants will irrevocably and unconditionally release the Company and the Initial Purchasers, and their respective directors, officers, partners, employees, agents, legal representatives, heirs, executors, administrators, successors and assigns (collectively, the "Released Parties"), from liability for any and all potential claims, suits, actions or damages, if any, such Investor or such Investors, heirs, successors or assigns ever had, now have or hereafter can, shall or may have against any Released Party for, upon or by reason of any matter, cause or thing (whether now known or unknown), including, without limitation, any liability under federal or state statutory or common law, including without limitation, the Securities Act, the Exchange Act and state "blue sky" laws, relating to the Investor's investment in the Debentures through the date of the Release and the offering of the Debentures. Investors are hereby urged to read the Release for the exact terms thereof.

    The Company makes no representation as to the claims, suits or actions, if any, that may be available to any offeree against the Released Parties with respect to its investment in the Debentures or the disclosures made by the Company in the offering memorandum relating to the Debentures or otherwise in connection with the Debentures and the Debenture Offering. The Company does not believe that there is any basis for any such claims and would vigorously defend any lawsuits arising out of such matters. If a court or jury were to decide that the Company violated the antifraud or other provisions of federal and state securities laws based upon disclosures made in connection with the Debenture Offering, the Company could be liable for monetary damages or equivalent remedies under federal and state law to persons investing in the Debenture Offering or persons purchasing Debentures after the completion of the Debenture Offering and prior to the issuance of the Company's press release on June 3, 1994. By executing and delivering a Release to the Company, an investor in Warrants will have waived and relinquished all rights, if any, to bring any such action against any of the Released Parties, under any theory of liability, including any action for monetary damages or equivalent remedies.

    Whether or not the Company obtains the Releases, the Company will retain its indemnification obligations to the Initial Purchasers under the underwriting agreement relating to the offering of the Debentures.

    POTENTIAL INVESTORS ARE URGED TO CONSULT THEIR COUNSEL WITH RESPECT TO THE LEGAL EFFECTS OF AN INVESTMENT IN THE WARRANTS AND THE EXECUTION AND DELIVERY OF THE RELEASES. EACH INVESTOR IN THE WARRANTS WILL BE REQUIRED TO REPRESENT TO THE COMPANY THAT IT FULLY UNDERSTANDS AND ACKNOWLEDGES THE LEGAL CONSEQUENCES OF EXECUTING AND DELIVERING THE RELEASE TO THE COMPANY.

    This Offering is not, and shall not be construed as, an admission by the Company or any of its officers, directors, employees or agents of any liability or responsibility for any losses any offeree may have incurred in connection with its investment in the Debentures, or an admission of a violation of any applicable federal or state law, statute, rule or regulation by the Company or any of its officers, directors, employees or agents, or as a waiver of any federal or state statute of limitation.

    Offerees are under no obligation to invest in the Warrants. By rejecting the Offering of Warrants made hereby, an offeree will not prejudice any of its rights with respect to its investment in the Debentures. The terms of the Debentures will not change as a result of the Offering.

    The Warrants offered hereby are being offered through the officers and directors of the Company who will not be compensated in connection with the procurement of subscriptions, but will be reimbursed for their reasonable out-of-pocket expenses, if any, incurred in connection with the Offering.

SHALAM OPTION

    John J. Shalam has agreed to grant the Company an option (the "Shalam Option") to purchase shares of Class A Common Stock (the "Option Shares") at a purchase price equal to the sum of (a) the Warrant Exercise Price plus (b) an additional amount (the "Tax Amount") intended to reimburse Mr. Shalam or his Successors for any additional taxes per share which may be required to be paid by Mr. Shalam or his Successors as a result of the payment of the Warrant Exercise Price being treated for federal income tax purposes as the distribution to Mr. Shalam or his Successors of a dividend (taxed at ordinary income rates without consideration of Mr. Shalam's or his Successors', as the case may be, basis), rather than as a payment to Mr. Shalam or his Successors for the sale of his Class A Common Stock to the Company (taxed at the capital gains rate with consideration of Mr. Shalam's basis and considering any stepped up basis to Mr. Shalam's Successors) pursuant to the Shalam Option. If Mr. Shalam or his Successors, as a result of the receipt of the payment of the Warrant Exercise Price, are taxed at a capital gains rate (with consideration given to their stepped up basis), no Tax Amount will be included in the purchase price to be paid. Any Successor acquiring the shares of Class A Common Stock underlying the Shalam Option (whether by sale, transfer or upon Mr. Shalam's death), will acquire such shares subject to the terms of the Shalam Option. The terms of the Shalam Option (other than the initial exercise price) will be similar to those of the Warrants, however, the exercise price per share for the Shalam Option will not decrease in the event of a Registration Default. Such additional amount per share shall be calculated in accordance with the tax rates applicable to the date of exercise in accordance with the following formula:

                               (A-B) x C + (BxD)
                                      1-A

where A equals Mr. Shalam's combined marginal U.S. federal, state and local ordinary income tax rates after reduction of the federal rate for the benefit of the deductions for state and local taxes; B equals Mr. Shalam's combined marginal U.S. federal, state and local capital gains tax rates after reduction of the federal rate for the benefit of the deductions for state and local taxes; C equals the per share Warrant Exercise Price without giving effect to any adjustment thereof resulting from a Registration Default; and D equals Shalam's per share adjusted tax basis in the Class A Common Stock purchasable by the Company pursuant to the Shalam Option and includes any stepped-up basis of Mr. Shalam's Successors. Any payment owing to Mr. Shalam's Successors will be based on the same formula as it relates to such Successors.

    The Shalam Option will be exercisable, in whole or in part, for a number of shares equal to the aggregate number of shares purchasable under the Warrants on the Closing Date. The basic terms of the Shalam Option will be similar to the basic terms of the Warrants; provided that the exercise price of the Shalam Option will not be reduced in the event of a Registration Default. The Company is not required to exercise the Shalam Option upon exercise of the Warrants and intends to do so only if the Board of Directors of the Company (other than Mr. Shalam) at the time of exercise of the Warrants, determines that it is in the best interests of the stockholders of the Company to exercise such Shalam Option. The Company will be able to exercise the Shalam Option only if the Warrants are exercised and then only for the same number of shares as are purchased under the Warrants. The Shalam Option may limit the dilutive effect of the Warrants on the earnings per share or the book value per share if the Company elects to execute the Shalam Option. The obligations of the Company under the Warrants are not subject to compliance by Mr. Shalam with the terms of the Shalam Option. The Tax Amount will be immediately due and payable upon receipt of a satisfactory notice from the holder of the Option Shares stating that a Tax Amount is required to reimburse such person for additional taxes in accordance with the Shalam Option, setting forth the calculation of the Tax Amount and confirming that such person will file its tax return with respect to this period in accordance with the facts underlying this calculation, but such Tax Amount is subject to readjustment in the event the actual tax paid is different than the amount set forth in the notice. Upon consummation of the Offering, a legend will be placed on a number of Option Shares equal to the number of shares of Class A Common Stock underlying Warrants granted in the Offering which will provide that such shares are subject to the terms of the Shalam Option. Such legend on the Option Shares will be removed with respect to the number of Option Shares equal to the number of shares of Class A Common Stock underlying the Warrants which have been exercised or with respect to which the independent members of the Board of Directors of the Company have determined not to exercise the Shalam Option.

                      PRICE RANGE OF CLASS A COMMON STOCK

    The Company's Class A Common Stock is traded on the American Stock Exchange (ticker symbol: VOX). The following table sets forth the high and low sale prices of the Class A Common Stock, as reported by the American Stock Exchange, for the periods indicated:

                        FISCAL PERIOD                      HIGH       LOW
      -------------------------------------------------   ------    -------
      1992
        First Quarter..................................   $2 3/8    $ 1 3/8
        Second Quarter.................................        4      1 3/4
        Third Quarter..................................    4 1/8      2 5/8
        Fourth Quarter.................................    6 1/8      3 1/4
      1993
        First Quarter..................................    9 5/8      5 5/8
        Second Quarter.................................   12 5/8      7 1/8
        Third Quarter..................................   14 5/8     10 1/4
        Fourth Quarter.................................   18 3/8         12
      1994
        First Quarter..................................   18 3/8     14 1/4
        Second Quarter.................................       16     11 7/8
        Third Quarter..................................   12 3/4      6 1/4
        Fourth Quarter.................................    9 3/8      6 3/4
      1995
        First Quarter..................................    8 1/2      6 3/8
        Second Quarter (through April 11, 1995)........        7      6 1/4

    On April 11, 1995, the closing sale price of the Class A Common Stock, as reported by the American Stock Exchange, was $6 5/8 per share. As of March 27, 1995, the Company had approximately 2,025 holders of record of its Class A Common Stock and five holders of record of its Class B Common Stock.


                                DIVIDEND POLICY

    The Company has never declared or paid cash dividends on its Common Stock. The Company intends to follow a policy of retaining earnings, if any, to finance the growth of its business and does not anticipate paying any cash dividends in the foreseeable future. The Amended and Restated Credit Agreement contains covenants prohibiting the payment of dividends. See "Risk Factors--Restrictive Covenants."


                                USE OF PROCEEDS

    The Company will not receive any cash proceeds from the sale of Warrants. The proceeds received by the Company upon exercise of the Warrants will be used toward the purchase of shares of Class A Common Stock upon exercise the Shalam Option or, if the Board of Directors determines it is in the best interest of the Company not to exercise the Shalam Option, as and if received by the Company, to purchase inventory and for other working capital or general corporate needs. See "The Offering-- Shalam Option."

                                 CAPITALIZATION

    The following table sets forth the current maturities of long-term debt, short-term debt and capitalization of the Company as of February 28, 1995. The information presented below should be read in conjunction with the consolidated financial statements thereto appearing elsewhere in this Offering Memorandum.

                                                                                      PRO FORMA FOR
                                                                    ACTUAL          WARRANT OFFERING
                                                               -----------------    -----------------
                                                               FEBRUARY 28, 1995    FEBRUARY 28, 1995
                                                               -----------------    -----------------
                                                                            (UNAUDITED)
                                                                           (IN THOUSANDS)
Short-term debt and current maturities of long-term debt:
  Bank obligations..........................................        $27,834              $27,834
  Convertible debentures due 1996...........................          5,462                5,462
  Other.....................................................            159                  159
                                                                   --------             --------
      Total.................................................         33,455               33,455
                                                                   --------             --------
Long-term debt, less current maturities:
  Convertible subordinated debentures due 2001..............         65,000               65,000
  Other.....................................................          5,327                5,327
                                                                   --------             --------
      Total.................................................         70,327               70,327
                                                                   --------             --------
Stockholders' equity:
  Preferred stock, 50,000 shares authorized, issued and
outstanding.................................................          2,500                2,500
  Common stock:
    Class A common stock; 30,000,000 shares authorized,
6,777,788 issued and outstanding (1)........................             68                   68
    Class B common stock; 10,000,000 shares authorized,
2,260,954 issued and outstanding............................             22                   22
    Paid-in capital (2).....................................         39,814               42,816
    Retained earnings (2)...................................         50,790               47,788
Cumulative equity adjustments from foreign currency
translation.................................................           (534)                (534)
                                                                   --------             --------
      Total capitalization..................................        $92,660              $92,660
                                                                   --------             --------
                                                                   --------             --------

- ------------
(1)  Excludes up to:

     (i) 970,500 shares of Class A Common Stock issuable upon the exercise of options granted or eligible to be granted pursuant to the Company's 1994 and 1993 Stock Option Plans, 1987 Restricted Stock Plan, as amended, and 1987 Stock Option Plan, in connection with which options and restricted stock grants for 375,800 shares were outstanding (125,000 of which were presently exercisable and vested) and 594,700 shares were available to be granted as of February 28, 1995.

    (ii) 50,000 shares of Class A Common Stock issuable upon exercise of stock warrants granted in connection with the acquisition of a 100% interest in a joint venture, of which no shares have been issued as of the date of this Offering Memorandum. See "Certain Transactions--H & H Eastern Distributors, Inc."

   (iii) 1,023,028 shares of Class A Common Stock issuable upon conversion of the Series AA Convertible Debentures and Series B Convertible Debentures, of which no shares have been issued as of the date of this Offering Memorandum.

    (iv) 3,672,316 shares of Class A Common Stock issuable upon conversion of the Debentures, of which no shares have been issued as of the date of this Offering Memorandum.

     (v) Includes 100,000 shares of Class A Common Stock issuable upon exercise of presently exercisable stock warrants granted pursuant to a consulting agreement, of which no shares have been issued as of the date of this Offering Memorandum. See "Certain Transactions-- Consulting Agreement."

(2) The pro forma as adjusted calculations reflect the issuance of 1,365,000 Warrants as if such transaction had occurred on February 28, 1995. Accordingly, retained earnings and paid in capital have been adjusted for the estimated effect of the issuance of the Warrants.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The selected consolidated financial data for the fiscal years ended November 30, 1992, 1993 and 1994 have been derived from the audited financial statements of the Company for the periods then ended appearing elsewhere in this Offering Memorandum. The selected consolidated financial data for the fiscal years ended November 30, 1990 and 1991 have been derived from the audited financial statements for the periods then ended previously issued by the Company. The data for the first quarters ended February 28, 1994 and February 28, 1995 is unaudited. The data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements, and related Notes thereto and other financial information including elsewhere in this Offering Memorandum. Certain reclassifications have been made to the data for periods prior to fiscal 1994 in order to conform to the fiscal 1994 presentation.

                                                                                                      THREE MONTHS
                                                                                                         ENDED
                                                                                                      FEBRUARY 28,
                                                  FISCAL YEARS ENDED NOVEMBER 30,                     (UNAUDITED)
                                     ---------------------------------------------------------    --------------------
                                       1990        1991         1992        1993        1994        1994        1995
                                     --------    --------     --------    --------    --------    --------    --------
STATEMENT OF OPERATIONS DATA:
 Net sales.........................  $308,147    $327,966     $343,905    $389,038    $486,448    $115,337    $131,391
 Cost of sales.....................   256,228     279,734      284,904     314,118     401,537      93,159     108,805
                                     --------    --------     --------    --------    --------    --------    --------
   Gross profit....................    51,919      48,232       59,001      74,920      84,911      22,178      22,586
 Operating expenses:
   Selling, general and
    administrative,warehousing,
    assembly and repair............    54,570      55,413       50,248      59,766      74,425      16,950      20,723
   Restructuring and other
charges............................     --          5,048(1)     --          --          --          --          --
                                     --------    --------     --------    --------    --------    --------    --------
                                       54,570      60,461       50,248      59,766      74,425      16,950      20,723
                                     --------    --------     --------    --------    --------    --------    --------
 Operating income (loss)...........    (2,651)    (12,229)       8,753      15,154      10,486       5,228       1,863
 Other income (expenses):
 Interest and other bank charges...    (5,580)     (7,406)      (6,686)     (6,504)     (6,535)     (1,523)     (2,050)
 Equity in income of equity
investments........................        44         461        1,177       4,948       3,748         685       1,187
 Management fees and related
income.............................     3,435       4,684        4,933       1,903       1,543         210         396
 Gain on sale of equity
investment.........................     --          --           --          --         27,783      27,783       --
 Gain on public offering of equity
investment.........................     --          --           --          --         10,565      10,565       --
 Other, net........................       (40)       (608)         137        (259)     (1,056)       (308)       (313)
                                     --------    --------     --------    --------    --------    --------    --------
                                       (2,141)     (2,869)        (439)         88      36,048      37,412        (780)
                                     --------    --------     --------    --------    --------    --------    --------
 Income (loss) before provision for
   (recovery of) income taxes,
   extraordinary item, and
   cumulative effect of a change in
   an accounting principle.........    (4,792)    (15,098)       8,314      15,242      46,534      42,640       1,083
 Provision for (recovery of) income
taxes..............................    (1,600)       (440)       2,495       5,191      20,328      18,477         547
                                     --------    --------     --------    --------    --------    --------    --------
 Income (loss) before extraordinary
   item and cumulative effect of a
   change in an accounting
principle..........................    (3,192)    (14,658)       5,819      10,051      26,206      24,163         536
 Extraordinary items-tax benefits
   from utilization of net
   operating loss carryforwards....     --          --           1,851       2,173       --          --          --
 Cumulative effect of change in
   accounting for income taxes.....     --          --           --          --           (178)       (178)      --
                                     --------    --------     --------    --------    --------    --------    --------
 Net income (loss).................  $ (3,192)   $(14,658)    $  7,670    $ 12,224    $ 26,028    $ 23,985    $    536
                                     --------    --------     --------    --------    --------    --------    --------
                                     --------    --------     --------    --------    --------    --------    --------
PER SHARE OF COMMON STOCK (2):
 Net income (loss) per common share
   (primary):
   Income (loss) before
extraordinary item.................  $  (0.35)   $  (1.63)    $   0.64    $   1.11    $   2.88    $   2.63    $   0.06
   Extraordinary item..............     --          --        $   0.21    $   0.24       --          --          --
   Cumulative effect of change in
    accounting for income taxes....     --          --           --          --       $  (0.02)   $  (0.02)      --
   Net income (loss)...............  $  (0.35)   $  (1.63)    $   0.85    $   1.35    $   2.86    $   2.61    $   0.06
 Net income (loss) per common share
   (fully diluted):
   Income before extraordinary
item...............................     --          --           --       $   1.03    $   2.21    $   2.38    $   0.06
   Extraordinary item..............     --          --           --       $   0.22       --          --
   Cumulative effect of change in
    accounting for income taxes....     --          --           --          --       $  (0.01)   $  (0.02)      --
   Net income (loss)...............     --          --           --       $   1.25    $   2.20    $   2.36    $   0.06

                                                                                                        FEB 28,
                                                           NOVEMBER 30,                               (UNAUDITED)
                                     ---------------------------------------------------------    --------------------
                                       1990        1991         1992        1993        1994        1994        1995
                                     --------    --------     --------    --------    --------    --------    --------
BALANCE SHEET DATA:
Cash and cash equivalents..........  $  4,747    $  5,653     $  2,686    $  1,372    $  5,495    $  1,441    $  3,547
Total current assets...............   131,551     124,610      124,014     153,377     191,479     153,604     196,430
Total assets.......................   142,834     137,082      145,917     169,671     239,098     179,652     245,098
Total current liabilities..........    52,219      30,391       37,061      90,226      36,228      79,104      75,832
Long term debt.....................    29,075      59,912       55,335      13,610      75,653       5,735      70,327
Other liabilities and minority
interests..........................        78          83           64          42      35,183       4,907       6,279
Stockholders' equity...............    61,462      46,696       53,457      65,793      92,034      89,906      92,660

- ------------
(1) See "Management's Discussion and Analysis of Financial Condition and Results of Operations Corporate Restructuring."

(2) See Note 1(g) of Notes to Consolidated Financial Statements.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

    The Company's operations are conducted in a single business segment encompassing three principal product lines: cellular, automotive sound equipment, and automotive security and accessory equipment.

    The Company's wholesale cellular operations generate revenue from the sale of cellular telephones and accessories. The Company's retail outlets typically generate revenue from three sources: (i) the sale of cellular telephones and related products, (ii) activation commissions paid to the Company by cellular telephone carriers when a customer initially subscribes for cellular service and
(iii) monthly residual fees. The price at which the Company's retail outlets sell cellular telephones is often affected by the amount of the activation commission the Company will receive in connection with such sale. The amount of the activation commission paid by a cellular telephone carrier is based upon various service plans and promotional marketing programs offered by the particular cellular telephone carrier. The monthly residual payment is based upon a percentage of the customer's usage and is calculated based on the amount of the cellular phone billings generated by the base of customers activated by the Company on a particular cellular carrier's system.

    The Company's automotive sound product line includes stereo cassette radios, compact disc players and changers, speakers and amplifiers. The automotive security and accessory line consists of automotive security products, such as alarm systems, and power accessories, including cruise controls and power doorlocks.

    Historically, the Company has been dependent on Japanese suppliers, particularly Toshiba, for its cellular products. In 1994 and 1995, the United States government announced proposed trade sanctions on cellular products imported from foreign countries, particularly Japan and China. Although the United States government has not implemented such proposed trade sanctions, as the Company sources a majority of its cellular products from Japan and China, if such trade sanctions (or trade sanctions on other of the Company's products) were to be imposed, there is no assurance that the Company will be able to obtain adequate alternatives to its Japanese supply sources. The Company is considering sourcing products from several countries. Such purchases would be subject to the risks of purchasing products from foreign suppliers. See "Risk Factors--United States Trade Sanctions Could Limit the Company's Sources of Supply," "--No Assurance of Alternative Supply Sources", "--Dependence on Foreign Suppliers" and "--Dependence on Toshiba."

    Certain reclassifications have been made to the data for periods prior to fiscal 1994 in order to conform to fiscal 1994 presentation. The net sales and percentage of net sales by product line for the fiscal years ended November 30, 1992, 1993 and 1994 are reflected in the following table:

                                                           YEARS ENDED NOVEMBER 30,
                                           --------------------------------------------------------
                                                 1992                1993                1994
                                           ----------------    ----------------    ----------------
                                                            (DOLLARS IN THOUSANDS)
                                           --------------------------------------------------------
Cellular Product--Wholesale.............   $165,479      48%   $189,636      49%   $237,566      49%
Cellular Product--Retail................      8,027       2      12,281       3      18,198       3
Activation Commissions..................     19,209       6      27,504       7      47,788      10
Residual Fees...........................      2,260       1       2,646       1       4,005       1
                                           --------    ----    --------    ----    --------    ----
Total Cellular..........................    194,975      57     232,067      60     307,557      63
Automotive Sound Equipment..............     89,680      26      94,674      24     112,512      23
Automotive Security and Accessory
Equipment...............................     53,057      15      57,025      15      64,040      13
Other...................................      6,193       2       5,272       1       2,339       1
                                           --------    ----    --------    ----    --------    ----
        Total...........................   $343,905     100%   $389,038     100%   $486,448     100%
                                           --------    ----    --------    ----    --------    ----
                                           --------    ----    --------    ----    --------    ----

    The following table sets forth for the periods indicated certain statement of operations data for the Company expressed as a percentage of net sales:

                                                                  PERCENTAGE OF NET SALES
                                                        -------------------------------------------
                                                                                      THREE MONTHS
                                                                                         ENDED
                                                        YEARS ENDED NOVEMBER 30,      FEBRUARY28,
                                                        -------------------------    --------------
                                                        1992      1993      1994     1994     1995
                                                        -----     -----     -----    -----    -----
Net sales:
Net product sales....................................    93.7%     92.3%     89.4%    86.1%    89.0%
Cellular telephone activation commissions............     5.6       7.0       9.8     13.2     10.2
Cellular telephone residual fees.....................     0.7       0.7       0.8      0.7      0.8
                                                        -----     -----     -----    -----    -----
Net sales............................................   100.0     100.0     100.0    100.0    100.0
Cost of sales........................................    82.8      80.7      82.5     80.7     82.8
Gross profit.........................................    17.2      19.3      17.5     19.2     17.2
Selling expense......................................     4.9       6.0       6.6      6.5      6.9
General and administrative expense...................     7.3       7.2       6.8      6.4      7.0
Warehousing, assembly and repair expense.............     2.4       2.2       1.9      1.8      1.9
Operating income.....................................     2.6       3.9       2.2      4.5      1.4
Interest expense.....................................     1.9       1.7       1.3      1.3      1.6
Income of equity investments.........................     0.3       1.3       0.8      0.6      0.9
Management fees......................................     1.4       0.5       0.3      0.2      0.3
Gain on sale of equity investment....................    --        --         5.7     24.1     --
Gain on public offering of equity investment.........    --        --         2.2      9.2     --
Other expenses, net..................................    --         0.1       0.2      0.3      0.2
Income taxes.........................................     0.2       0.8       4.2     16.0      0.4
Net income...........................................     2.2       3.2       5.4     20.8      0.4

CORPORATE RESTRUCTURING

    Prior to December 1, 1991, the Company managed its distribution and marketing by geographic district. For this purpose, the Company divided the areas in which it did business into one international and ten United States districts, and maintained a separate staff for each such district. This system was implemented in the early 1970's, at a time when a significant portion of the Company's sales involved products, such as automotive sound equipment, which required installation by the Company's customers. Because such customers typically did not keep significant quantities of the Company's products on-site at their installation facilities, it was necessary for the Company to store products in diverse locations near the customers' facilities in order to supply products to these customers on a timely basis. In addition, marketing, inventory storage and distribution were done regionally because the Company lacked the management information system capability to perform such tasks on a centralized basis.

    Because each region had its own administrative and operations personnel, this geographic management system gave rise to duplicative overhead costs and, as the Company grew, an absence of efficient centralized control. In addition, the sales compensation system then in place gave regional sales personnel an incentive to focus on sales of higher priced, but lower margin, products.

    In the late 1980's, demand for the Company's products began to shift and its methods of distribution began to change. Automobile manufacturers increased competition by making higher quality automobile sound systems available to their dealers, causing the Company to focus more on sales of both customer-installed and high-end automotive sound products. In addition, sales of cellular telephones became more significant. As a result of this shift in the Company's product mix, sales to lower volume customers such as automotive sound equipment installers decreased while sales to high volume customers such as the BOCs and mass merchandisers increased. As this shift in demand for the

Company's products continued, it became more efficient for the Company to consolidate its distribution operations, utilizing a smaller number of larger volume distribution centers. At this time, however, the Company did not have sufficient management information system capability to effectively manage its inventory distribution on a centralized basis. Accordingly, the Company continued to operate under the existing distribution methods while planning for a shift to a centralized system.

    This planning, which commenced in 1988, resulted in the implementation, beginning in 1990, of a new management information system which permitted the Company to manage its inventory on a real-time basis. The full activation of this system on December 1, 1990 permitted the Company to consolidate its inventory locations from 16 primary distribution points to four, which in turn resulted in increased inventory turns, reduced financing requirements and improved customer order fill rates. The improved management information system also allowed the Company to shift its focus to a product based, rather than a geographically based, structure by allowing the Company to divisionalize reporting and separately measure profitability for its cellular, automotive sound and security, and retail operational areas. See "Business--Management Information System." The cellular operation focuses primarily on the wholesale distribution of cellular telephones and accessories. The automotive sound and security operation focuses on the marketing of automotive sound and security products to independent distributors, car dealers, retailers, mass merchandisers and warehouse club customers. The retail operation focuses on the marketing of cellular telephone and accessory products to the consumer and the activation of cellular subscribers.

    In connection with the implementation of this product division management program, in 1991, the Company experienced a net loss of approximately $14,658,000. This loss was primarily attributable to both the restructuring of the Company's operations and the termination of the Hermes and Park Plus ventures and included (i) charges of approximately $5,048,000 incurred in connection with such restructuring and termination, (ii) final operating losses for Hermes and Park Plus of approximately $2,712,000 and $759,000, respectively and (iii) the Company's operating loss of approximately $6,139,000, which was primarily due to lower gross profit margins and increased provisions for bad debts, inventory write-downs and warranty repair charges. The Park Plus joint venture never became profitable, principally due to the relatively high unit cost of the mechanical parking equipment being sold and the general economic and real estate market downturns that occurred in the late 1980's, which impeded demand for such products. The Hermes operation was unsuccessful, due primarily to technical problems in the performance of the lower priced cellular telephones that it was distributing. The Company discontinued both of these ventures on November 30, 1991. Since that time, the Company has enhanced it's quality control and engineering capabilities. See "Business--Products."

    By December 1, 1991, the implementation of the product division management system was complete and the Company had downsized its distribution network and reduced its personnel head count by 121 persons to reflect the new operational structure. As of November 30, 1994, the Company had been profitable during each fiscal quarter since December 1, 1991. See Note 2 of Notes to Consolidated Financial Statements.

RESULTS OF OPERATIONS

            FIRST QUARTER FISCAL 1995 VS. FIRST QUARTER FISCAL 1994

    Net sales increased $16.1 million or 13.9% for the three month period ended February 28, 1995 compared to the same period last year. This increase was attributable to increases in cellular ($14.8 million or 19.1%), automotive sound equipment ($1.8 million or 7.9%) and automotive accessories of $1.2 million (8.9%). There was a decrease in other sales, primarily consumer electronics, of $1.7 million or 100.0% for the three month period as the Company has discontinued the sale of facsimile machines.

The wholesale business increased 22.2% or $19.7 million which was partially offset by a $3.6 million decline (13.7%) in the retail business.

    The improvement in cellular revenues was a combination of increased unit sales and residuals, partially offset by a decrease in activation commissions. Unit sales of cellular telephones increased by 97,000 (49%) from 201,000 for the three month period ended February 28, 1995 from the respective period in 1994, primarily in the portable telephone lines, although there was a slowdown in sales growth during the latter part of the quarter. This increase was partially offset by decreases in the sales of installed mobile and transportable telephones. The average revenue per unit decreased approximately 13% for the three month period compared to last year. This decrease in unit selling price is primarily attributable to increased market competition in hand-held portable cellular telephones and the introduction of lower priced hand-held portables by competitors. During the first quarter, one of the Company's major competitors over-produced product in anticipation of strong sales during the Christmas season. As a result, this competitor reduced their selling prices in order to relieve its inventory over-supply situation. This put additional pressure on the market which further affected the Company's unit selling prices of cellular telephones. The Company believes this over-supply of cellular telephones in the U.S. will continue to affect its performance in the second quarter. However, the Company believes this over-supply will begin to dissipate and the market will regain its balance during the second half of the fiscal year. As a result of continuing market competition, unit sales prices and average activation commissions are anticipated to continue to decline in fiscal 1995.

    Cellular revenues for activations decreased by $1.8 million (11.7%) for the three month period ended February 28, 1995 compared to the same period in 1994. This decrease was primarily attributable to an 8% decrease in the Company's average payment received from the carriers for activation commissions compared to 1994. In addition, there was a 4% decrease in new cellular subscriber activations. The reduction in activation commission revenue was partially offset by increased residual revenues on customer phone usage of approximately 40.2%.

    Sales of automotive sound equipment for the quarter ended February 28, 1995 increased to $24.5 million from $22.7 million for the same period in 1994 or 7.9%. The increase was primarily in the Prestige, Heavy Duty Sound, Private Label and non-Audiovox categories. Automotive accessories sales increased $1.2 million (8.9%) for the three month period ended February 28, 1995 compared to 1994, principally due to increases in the Prestige and Protector product lines, partially offset by decreases in AA security products. The Company believes there will not be any growth in consumer electronics sales in 1995 as the Company has discontinued its facsimile machine product line.

    Gross margins for the quarter ended February 28, 1995 decreased to 17.2% from 19.2% for the same period in 1994. This decline in margins is principally due to a decrease in the cellular product line, partially offset by increases in automotive sound and accessories. The gross margins in the wholesale business decreased from 14.6% to 13.6%, principally in the cellular wholesale business. The retail gross margins also declined slightly compared to last year. The decrease in cellular margins is a result of the decline in the selling price of portable telephones due to increased competition and introduction of lower priced products. The decrease in retail gross margins was primarily due to the aforementioned loss of activation commissions partially offset by residual revenues of customer usage. During the first quarter of 1995, in an effort to maintain market share, the Company reduced the selling prices of available models to meet the competition. Cellular margins were further affected by additional promotions by the Quintex retail group to increase sales.

    Automotive sound margins increased from 20.8% for the first quarter of 1994 to 22.0% in 1995. The AV product line experienced a decrease in margins which was offset by an increase in Heavy Duty Sound. Automotive accessory margins increased to 28.4% from 27.9% for the three month period, primarily in the Prestige and Hardgoods product lines, partially offset by a decrease in margins in AA security products. The Company operates in a highly-competitive environment and believes that such competition will intensify in the future. Increased price competition relating to products and services provided to the Company's retail customers on behalf of cellular carriers may result in downward pressure on the Company's gross profit margins. See "Risk Factors--Competition."

    Total operating expenses increased by approximately $3.8 million or 22.3% for the three month period ended February 28, 1995 compared to the respective period in 1994. Of this increase, $2.1 million (55%) was experienced in the wholesale business and $1.7 million (45%) was in the retail business. Warehousing, manufacturing, and repair expenses increased by $402,000 or 19.4% ($289,000 in wholesale, $113,000 in retail) for the three month period ended February 28, 1995, due to increases in field warehousing costs, principally due to increased inventory levels and sales volume and payroll taxes and benefits, partially offset by reductions in warehouse production expenses. Selling expenses increased by $1.6 million or 21.0% ($173,000 in wholesale, $1.4 million in retail) for the three month period ended February 28, 1995 over the prior year comparable period due to increases in advertising, commissions paid to outside sales representatives, salesmen's salaries, and payroll taxes and benefits. General and administrative expenses increased by $1.8 million or 24.3% ($1.6 million in wholesale, $149,000 in retail) for the three month period ended February 28, 1995 over respective period in 1994, resulting from increases in occupancy costs primarily associated with the retail expansion, professional fees and provision for bad debt. The Company has increased its provision for bad debt based upon its evaluation of its accounts receivable considering current and potential market conditions.

    Net interest expense and bank charges increased by $527,000 or 34.6% for the three month period ended February 28, 1995, compared to the respective period of 1994 as a result of an increase in interest costs from increased borrowing. Management fees and related income and equity in income from joint venture investments decreased by approximately $9.9 million for the three-month period ended February 28, 1995, as compared to the same period of 1994, principally due to 1994's increase in the carrying value of the investment in CellStar after their public offering. See "Certain Transactions--CellStar."

    For the three months ended February 28, 1995 and 1994, the Company recorded an income tax provision of $547,000 as compared to a provision of $18.5 million, respectively. The first quarter of 1994 was higher due to the aforementioned CellStar transaction and higher operating profits.

                      FISCAL 1994 COMPARED TO FISCAL 1993

    Net sales increased by approximately $97.4 million, or 25.0% for fiscal 1994, compared to fiscal 1993. This result was primarily attributable to increases in net sales from cellular telephone products of approximately $75.5 million, or 32.5%, automotive sound equipment of approximately $17.8 million, or 18.8%, and automotive security and accessory equipment of approximately $7.0 million, or 12.3%. These increases were partially offset by a decline in net sales attributable to facsimile machines of approximately $2.9 million, or 55.6%.

    The improvement in net sales of cellular telephone products was primarily attributable to a combination of increased unit sales and activation commissions. Net sales of cellular products increased by approximately 325,450 units, or 65.0%, compared to fiscal 1993, primarily resulting from an increase in sales of hand-held portable cellular telephones and transportable cellular telephones, partially offset by a decline in sales of installed mobile cellular telephones. The average unit selling price declined approximately 18.2% vs. 1993 as production efficiencies and market competition continues to reduce unit selling prices. The Company believes that the shift from installed mobile cellular telephones to hand-held and transportable cellular telephones is reflective of a desire by consumers for increased flexibility in their use of cellular telephones. Toward that end, the Company markets an accessory package that permits its MinivoxTM and Minivox Lite(R) hand-held cellular telephones to be used in an automobile on a hands-free basis and to draw power from the automobile's electrical system like an installed mobile cellular telephone.

    The number of activation commissions increased 84.2% over fiscal 1993. Activation commissions increased by approximately $20.3 million, or 73.8%, for fiscal 1994, compared to fiscal 1993. This growth was primarily attributable to the increase in new cellular subscriber activations, partially due to the net addition of 30 retail outlets operated by the Company, the acquisition of H&H and one new retail outlet operated by licensees of the Company during the twelve-month period ended November 30, 1994. This increase in commission revenue was partially offset by a 5.7% decrease in average activation commissions paid to the Company. Residual revenues on customer usage increased by approximately $1.4 million, or 51.4%, for fiscal 1994, compared to fiscal 1993, due primarily to the addition of new subscribers to the Company's subscriber base.

    Net sales of automotive sound equipment increased by approximately $17.8 million, or 18.8%, for fiscal 1994, compared to fiscal 1993. This increase was attributable primarily to an increase in sales of high-end sound products, products sold to mass merchandise chains and new car dealers, and products used in the truck and agricultural vehicle markets, which was partially offset by decreases in auto sound sales to private label customers and several OEM accounts. Net sales of automotive security and accessory products increased approximately $7.0 million, or 12.3%, for fiscal 1994, compared to fiscal 1993, principally due to increases in sales of vehicle security products. This increase was partially offset by a reduction in net sales by the Company of cruise controls and recreational vehicle equipment and accessories.

    Gross margins decreased to 17.5% in fiscal 1994 from 19.3% for fiscal 1993. This decrease was primarily due to the shift in the Company's product mix to a greater percentage of low-cost, high-volume portable cellular telephones. Additionally, cellular gross margins were adversely affected by price competition with Motorola and Nokia which developed during the latter part of the second quarter of 1994 and intensified during the remainder of the year. Cellular gross margins were further affected by costs incurred in connection with the return to the vendor of product that did not perform satisfactorily. See "Risk Factors--Competition." Retail gross margins declined from 37.2% to 35.5% as a result of reduced average activation commissions during fiscal 1994. This was partially offset by an increase in residual payments. Automotive sound equipment margins decreased across all product lines and automotive security and accessory product margins showed a moderate increase for fiscal 1994 compared to fiscal 1993. The Company operates in a highly-competitive environment and believes that such competition will intensify in the future. Increased price competition relating to products and services provided to the Company's retail customers on behalf of cellular carriers, may result in downward pressure on the Company's gross margins.

    Total operating expenses increased by approximately $14.7 million, or 24.5%, for fiscal 1994, compared to fiscal 1993. Of the $14.7 million increase in total operating expenses, $10.8 million (73.5%) was from retail operations. This increase was due to the expansion of the retail division and the acquisition of the remaining 50% interest in H&H. Total operating expenses as a percentage of sales remained essentially unchanged at 15.3% for fiscal 1994 compared to fiscal 1993.

    Selling expenses increased by approximately $8.7 million, or 37.7%, for fiscal 1994 compared to fiscal 1993, primarily due to increases in marketing support costs (which include expenditures for sales literature, promotion of products in key market areas, and divisional marketing expenses), salespersons' compensation and commissions paid to outside sales representatives primarily due to increases in commissionable sales. The Company has adopted a strategy for the wholesale business of increasing marketing support expenditures in order to accelerate sales growth. The retail division accounted for $5.8 million (66.0%) of the increase over fiscal 1993. Selling expense as a percentage of net sales increased from 6.0% for fiscal 1993 to 6.6% for fiscal 1994.

    General and administrative expenses increased by approximately $5.0 million, or 17.9%, for fiscal 1994 compared to fiscal 1993, largely as the result of increases in the number of personnel required for the opening and operation of additional retail outlets, partially offset by a decrease in the provision for bad debt expense, which was primarily attributable to increased collection efforts and an improvement in the credit quality of the Company's customer base. Employee benefit costs also increased, reflecting the continuing rise in health benefit costs. Other increases in general and administrative expenses occurred in travel, occupancy and insurance expenses. These increases were partially offset by decreases in professional fees and costs associated with the Company's overseas buying offices. The retail division accounted for $4.4 million (88.4%) of the increase over fiscal 1993.

    Warehousing, assembly and repair expenses increased by approximately $907,000, or 10.7%, for fiscal 1994 compared to fiscal 1993, largely due to increases in costs attributable to direct labor, principally due to the retail and cellular divisions. The retail division accounted for $628,000 (69.2%) of the increase over fiscal 1993.

    Management fees and related income and equity in income (loss) of equity investments for 1994 (See "Business-- Equity Investments.") increased by approximately $9.0 million (131%) over fiscal 1993 as outlined in the following table:

                                                      1993                            1994
                                          ----------------------------   ------------------------------
                                                       EQUITY                         EQUITY
                                          MANAGEMENT   INCOME            MANAGEMENT   INCOME
                                             FEES      (LOSS)   TOTAL       FEES      (LOSS)     TOTAL
                                          ----------   ------   ------   ----------   -------   -------
CellStar................................    $1,220     $3,927   $5,147     $--        $13,958   $13,958
ASM.....................................     --           841      841      --            932       932
H & H...................................        70         (6)      64      --          --        --
Pacific.................................       613        186      799        435         242       677
Protector...............................     --          --       --        1,108       --        1,108
TALK....................................     --          --       --        --           (819)     (819)
                                          ----------   ------   ------   ----------   -------   -------
                                            $1,903     $4,948   $6,851     $1,543     $14,313   $15,856
                                          ----------   ------   ------   ----------   -------   -------
                                          ----------   ------   ------   ----------   -------   -------

    The increase in CellStar was due to the increase in carrying value of the Company's remaining investment in CellStar, partially offset by the suspension of management fees. The increase in ASM was due to an increase in sales and profitability by the venture. The decrease in H&H was due to this entity now being a wholly-owned subsidiary of the Company and, therefore, being included in the consolidated reporting of the Company for 1994. The decrease in Audiovox Pacific was due to an overall decline in gross profits as the market in Australia became more competitive.

    Previously, Protector has been unprofitable and the investment on the Company's books was written off prior to 1987. The Company continued to support Protector through various marketing programs, but was unable to be reimbursed by the Company for these services through a management fee. Protector had funded its chemical treatment product warranty programs through insurance policies (cash collateralized) for each of the warranty periods. During 1994, the warranty obligations for certain warranty periods had been fulfilled and excess funds became available. Protector approved a partial payment to the Company for its prior support, which was recorded by the Company in November 1994.

    TALK Corporation commenced operations in October 1994. From October 1994 through November 1994, all activity recorded by TALK Corporation was related to start-up operations. The Company believes that, as a new operation, there will be additional start-up costs for TALK Corporation during 1995.

    Other expenses increased by approximately $797,000 for fiscal 1994 compared to fiscal 1993, primarily due to an increase in debt amortization costs and a reduction in interest income.

    Net interest and bank charges increased by approximately $31,000, or 0.5%, for fiscal 1994, compared to fiscal 1993. Even though interest rates have increased, the Company's interest expense was favorably impacted by the newly issued $65 million, 6 1/4% debenture.

    For fiscal 1994, the Company's provision for income tax was approximately $20.3 million, compared to a provision of approximately $5.2 million for fiscal 1993. The increase in the effective tax rate was primarily due to the undistributed earnings from equity investments. See Note 10 of Notes to Consolidated Financial Statements.

                      FISCAL 1993 COMPARED TO FISCAL 1992

    Net sales increased by approximately $45.1 million, or 13.1% for fiscal 1993, compared to fiscal 1992. This result was primarily attributable to increases in net sales from cellular telephones of approximately $37.1 million, or 19.0%, automotive sound equipment of approximately $5.0 million, or 5.6%, and automotive security and accessory equipment of approximately $4.0 million, or 7.5%. These increases were partially offset by a decline in net sales attributable to facsimile machines of approximately $921,000, or 14.9%.

    The improvement in net sales of cellular telephone products was primarily attributable to a combination of increased unit sales and activation commissions. Net sales of cellular products increased by approximately 102,700 units, or 21.5%, compared to fiscal 1992, primarily resulting from the introduction of the Minivox Lite(R) series of hand-held portable cellular telephones and increased sales of transportable "bag" cellular telephones, partially offset by a decline in sales of installed mobile cellular telephones. The average unit selling price was relatively consistent, as the continued shift toward sales of higher-priced hand-held portable cellular telephone products substantially offset a continued decline in cellular telephone prices throughout the period. The Company believes that the shift from installed mobile cellular telephones to hand-held and transportable cellular telephones is reflective of a desire by consumers for increased flexibility in their use of cellular telephones. Toward that end, the Company markets an accessory package that permits its Minivox and Minivox Lite(R) hand-held cellular telephones to be used in an automobile on a hands-free basis and to draw power from the automobile's electrical system like an installed mobile cellular telephone. Unit sales in the fourth quarter reflect a slower rate of growth as the introduction of the new Minivox MVX 525, slated for introduction in September, 1993, was delayed until November, 1993.

    Activation commissions and residual fees increased by approximately $8.7 million, or 40.4%, for fiscal 1993, compared to fiscal 1992. This growth was primarily attributable to the increase in new cellular subscriber activations, partially due to the addition of 26 new retail outlets operated by the Company and 19 new retail outlets operated by licensees of the Company during the twelve-month period ended November 30, 1993. Residual revenues on customer usage increased by approximately $386,000, or 17.1%, for fiscal 1993, compared to fiscal 1992, due primarily to the addition of new subscribers to the Company's subscriber base.

    Net sales of automotive sound equipment increased by approximately $5.0 million, or 5.6%, for fiscal 1993, compared to fiscal 1992. This increase was attributable primarily to an increase in sales of high-end sound products and products used in the truck and agricultural vehicle markets, which was partially offset by decreases in auto sound sales to new car dealers and the discontinuance of two of the Company's automotive sound product lines. Net sales of automotive security and accessory products increased approximately $4.0 million, or 7.5%, for fiscal 1993, compared to fiscal 1992, principally due to increases in sales of vehicle security products. This increase was partially offset by a reduction in net sales by the Company of video cassette players and television and related accessories which occurred in connection with the establishment by the Company and Automotive Sound & Accessories Company in January 1992 of a joint venture to sell these products to the recreational vehicle, van and marine markets. Net sales attributable to sales by the Company's joint ventures are not reflected in net sales but rather, the Company's pro rata share of equity in a joint venture's income is included in equity in income of equity investments, which is discussed below. Accordingly, upon formation of such joint venture, the Company no longer reported sales of video cassette players and related accessories.

    Gross margins increased to 19.3% in fiscal 1993 from 17.2% for fiscal 1992. This increase was primarily due to the shift in the Company's product mix to a greater percentage of portable cellular telephones (primarily the Minivox Lite(R) series) which typically carry higher margins, higher activation commissions and increased income from residual payments. Cellular margin increases were partially offset by the delayed introduction of the Company's new Minivox MVX 525 which was introduced in November 1993, rather than September 1993, as planned. Imposition of the trade sanctions first threatened in fiscal 1993 would have a material adverse effect on the Company's cellular product margins. See "Risk Factors--Threatened United States Trade Sanctions Could Limit the Company's Sources of Supply," "--No Assurance of Alternative Supply Sources," "--Risks of Currency Fluctuations" and Dependence of Foreign Suppliers." Automotive sound equipment margins were relatively consistent and automotive security and accessory product margins showed a moderate increase for fiscal 1993 compared to fiscal 1992. The Company operates in a highly-competitive environment and believes that such competition will intensify in the future. Increased price competition relating to products and services provided to the Company's retail customers on behalf of cellular carriers, may result in downward pressure on the Company's gross margins. See "Risk Factors--Competition."

    Total operating expenses increased by approximately $9.5 million, or 18.9%, for fiscal 1993, compared to fiscal 1992. Total operating expenses as a percentage of sales increased from 14.6% for fiscal 1992 to 15.4% for fiscal 1993. These increases were principally attributable to increased selling expenses.

    Selling expenses increased by approximately $6.5 million, or 38.9%, for fiscal 1993 compared to fiscal 1992, primarily due to increases in marketing support costs (which include expenditures for sales literature and promotion of products in key market areas), salespersons' compensation and commissions paid to outside sales representatives primarily due to increases in commissionable sales. After the Company's return to profitability in fiscal 1992, it adopted a strategy of increasing marketing support expenditures in order to attempt to accelerate sales growth. This strategy was implemented in fiscal 1993 and, consequently, selling expense as a percentage of net sales increased from 4.9% for fiscal 1992 to 6.0% for fiscal 1993.

    General and administrative expenses increased by approximately $2.9 million, or 11.5%, for fiscal 1993 compared to fiscal 1992, largely as the result of increases in the number of personnel required for the opening and operation of additional retail outlets, partially offset by a decrease in the provision for bad debt expense, which was primarily attributable to increased collection efforts and an improvement in the credit quality of the Company's customer base. Employee benefit costs also increased, reflecting the continuing rise in health benefit costs. In addition, professional fees and amortization of such fees increased, due to the retention of consultants and attorneys in connection with an amendment to the Company's bank credit facility. Since a majority of the Company's general and administrative expenses are fixed and such expenses grew, in the aggregate, at a rate slower than the growth in net sales, such expenses declined as a percentage of net sales from 7.3% for fiscal 1992 to 7.2% for fiscal 1993.

    Warehousing, assembly and repair expenses increased by approximately $132,000, or 1.6%, for fiscal 1993 compared to fiscal 1992, largely due to increases in costs attributable to increased use of public warehousing as a result of increases in sales volume. Warehousemen receive an "in/out charge" when goods are received at the warehouse, plus a monthly charge based upon space occupied during the month. Because these expenses grew at a rate slower than net sales, such expenses declined as a percentage of net sales from 2.4% for fiscal 1992 to 2.2% for fiscal 1993.

    Management fees and related income and equity in income of equity investments increased by approximately $741,000, or 12.1%, for fiscal 1993 compared to fiscal 1992, primarily as a result of increased earnings in the Company's equity investments, partially offset by a reduction in management fees, which the Company stopped accruing from CellStar in July 1993 in contemplation of the CellStar Offering. See "Risk Factors--Elimination of Management Fees From and Reduction in Equity in

CellStar." Other expenses increased by approximately $372,000, or 51.4%, for fiscal 1993 compared to fiscal 1992, primarily due to amortization of the costs associated with the restructuring of the Company's indebtedness completed in May 1992.

    Net interest and bank charges decreased by approximately $182,000, or 2.7%, for fiscal 1993, compared to fiscal 1992. This decrease was primarily attributable to an increase in interest income and a decrease of approximately $6,800,000 in average outstanding debt.

    For fiscal 1993, the Company's provision for income tax (before utilization of a net operating loss carryforward credit of approximately $2,173,000) was approximately $5,191,000, compared to a provision of approximately $2,500,000 (before utilization of a net operating loss carryforward credit of approximately $1,900,000) for fiscal 1992. The effective tax rate for fiscal 1993 was 34.1%, compared to 30.0% for fiscal 1992. As of November 30, 1993, the Company had utilized all of its net operating loss carryforwards.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's cash position at February 28, 1995 was approximately $1.9 million below the November 30, 1994 level. Operating activities provided approximately $1.2 million, primarily due to decreases in accounts receivable and profitable operations, partially offset by increases in inventory and accounts payable and accrued expenses. Investing activities used approximately $886,000 for the purchase of property, plant and equipment. Financing activities used approximately $2.3 million, primarily from a reduction of bank obligations under line of credit agreements.

    The Company's cash position at November 30, 1994 was $4.1 million above the November 30, 1993 level. Operating activities used approximately $45.8 million, primarily due to increases in accounts receivable, inventory, and equity in income (loss) of equity investments. This was partially offset by increases in accounts payable and accrued expenses, deferred income taxes payable and profitable operations. Investing activities provided approximately $28.6 million, primarily from the net proceeds of the partial sale of one of the Company's equity investments, CellStar, and the collection of notes receivable from the same equity investment. This source of cash was partially offset by the purchase of property, plant and equipment, and the purchase of two new equity investments. Financing activities provided approximately $21.3 million, primarily from the proceeds from issuance of long-term debt, offset by a reduction of bank obligations under line of credit agreements and documentary acceptances. The Company also paid approximately $17.4 million in principal payments on long-term debt.

    During March, 1995, the Company amended its Credit Agreement with its lenders. The amendments increase the amount available for direct borrowings of the Company from $40 million to $65 million until June 1, 1995 when direct borrowings will be stepped down to $20 million. The amendments also provided for an increased borrowing availability based on inventory from $20 million to $30 million until June 1, 1995 when it will be stepped down to $15 million. The Company's wholly owned subsidiary, Audiovox Holding Corp., pledged 1,050,000 of its shares of CellStar to obtain the amendment. Following such amendments, the Company believes that it has sufficient liquidity to satisfy its anticipated working capital and capital expenditure needs in the reasonably foreseeable future.

    On March 23, 1995, CellStar filed a registration statement relating to a public offering for approximately 3.5 to 4 million shares of common stock to be issued by CellStar and for 1,075,000 shares of its common stock which may be sold by the Company pursuant to its piggyback registration rights contained in its registration rights agreement with CellStar. No assurance can be given that such public offering will be consummated or at what price such public offering will be consummated and that, if consummated, Audiovox will elect to sell its shares in such public offering. If the Company elects to sell its shares in such public offering, the Company will no longer receive equity income from CellStar. The Company believes that the loss of such income will not have a material adverse effect on its liquidity since such equity income was a non-cash accrual. See "Certain Transactions--CellStar."

    The closing price of the CellStar common stock as traded on NASDAQ on April 11, 1995 was $20 1/4 per share. See Note 12 of Notes to Consolidated Financial Statements.

    The Company believes that it has sufficient liquidity to satisfy its anticipated working capital and capital expenditure needs through November 30, 1995 and for the reasonably forseeable future.

IMPACT OF INFLATION

    Inflation has not had and is not expected to have a significant impact on the Company's financial position or operating results. However, as the Company expands its operations into Latin America and the Pacific Rim, the effects of inflation in those areas, if any, could have growing significance to the financial condition and results of operations of the Company.

CURRENCY FLUCTUATIONS

    While the prices that the Company pays for the products purchased from its suppliers are principally denominated in United States dollars, price negotiations depend in part on the relationship between the foreign currency of the foreign manufacturers and the United States dollar. This relationship is dependent upon, among other things, market, trade and political factors. Recently, the dollar has undergone significant devaluation versus the Japanese yen falling to a post-World War II low of 80.15 yen per dollar. Accordingly, price negotiations for the Company's products imported from Japan could be adversely effected as a result of such devaluation of the dollar versus the Japanese Yen.

SEASONALITY

    The Company typically experiences some seasonality.The Company believes such seasonality may be attributable to increased demand for its products during the Christmas season, commencing October, for both wholesale and retail operations.

RECENT ACCOUNTING PRONOUNCEMENTS

    The Financial Accounting Standards Board (FASB) has issued Statement 115, "Accounting for Certain Investment in Debt and Equity Securities" ("Statement 115"). This Statement addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Those investments are to be classified in three categories and accounted for as follows: 1) debt securities that the enterprise has the positive intent and ability to hold to maturity are classified as "held-to-maturity securities"; 2) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as "trading securities" and reported at fair value, with realized gains and losses included in earnings; and 3) debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as "available-for-sale securities" and reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of shareholders' equity.

    The Company believes that the implementation of Statement 115 will not have a material adverse effect on the Company's financial position.

                                    BUSINESS

GENERAL

    The Company designs and markets cellular telephones and accessories, automotive aftermarket sound and security equipment, other aftermarket automotive accessories, and certain other products. Over the past thirty years, the Company has grown from a small supplier of car radios to a leading supplier of cellular telephones to the RBOCs, other cellular carriers and their respective agents in the United States. The Company has ranked among the top four in terms of cellular telephone market share for each of the six calendar quarters ending December 31, 1993. At February 28, 1995, the Company also operated 91 administrative and retail outlets, licensed its tradename, or entered into concessionaire arrangements with, 21 additional retail outlets in selected markets in the United States, and had two mobile vans. These outlets focus on the sale and servicing of cellular telephones in the United States. Each of the Company's retail outlets acts as a licensed agent for one of the two cellular carriers operating in its geographic area. In addition to generating product revenue from the sale of cellular telephone products, the Company's retail outlets, as agents for cellular carriers, are typically paid activation commissions and residual fees from such carriers. Through its international distribution network, the Company also sells cellular telephones in Canada, Europe, Latin America, Asia, the Middle East and Australia. In fiscal 1992, fiscal 1993, fiscal 1994 and the first quarter of fiscal 1995, net sales of cellular telephone products and related fees and commissions represented 57%, 60%, 63% and 70%, respectively, of the Company's total net sales.

    Historically, the Company has been dependent on foreign suppliers, particularly Japan and China, for a majority of its products. In 1994 and 1995, the United States government announced proposed trade sanctions on cellular products imported from foreign countries, particularly Japan and China. Although the United States government has not implemented such proposed trade sanctions, as the Company sources a majority of its cellular products from Japan and China, if such trade sanctions (or trade sanctions on other of the Company's products) were to be imposed, there is no assurance that the Company would be able to obtain alternatives to its supply sources. The Company is considering sourcing products from several countries. Such purchases would be subject to the risks of purchasing products from foreign suppliers. See "Risk Factors--United States Trade Sanctions Could Limit the Company's Sources of Supply," "--No Assurance of Alternative Supply Sources," "--Dependence on Foreign Suppliers," and "--Dependence on Toshiba."

    The Company's automotive aftermarket sound, security and accessory products include stereo cassette radios, compact disc players and changers, amplifiers and speakers; key based and remote control security systems; and cruise controls, door and trunk locks and rear window defoggers. In fiscal 1994, the Company introduced a satellite based security system to its product line. These products are marketed through mass merchandise chain stores, specialty automotive accessory installers, distributors and automobile dealers.

INDUSTRY BACKGROUND

  United States Cellular Services

    Cellular phone service was developed as a mobile alternative to conventional landline systems. Since its inception over ten years ago, the industry has grown rapidly from approximately one million subscribers in the United States in 1987 to more than 25 million subscribers as of year end 1994. In 1994, the number of cellular subscribers in the United States grew by approximately nine million, representing a 56% increase in the number of cellular subscribers from the end of 1993. The FCC issued the first license to provide cellular telephone service in the United States in 1983. Cellular phone service is now available in substantially all of the United States making cellular telephone service available to a substantial majority of the United States population. In recent years, as retail prices for cellular telephones have declined, sales of cellular telephones for personal use have grown more rapidly than sales for business use. The United States Department of Commerce estimates that as of mid-1994, approximately 7.4% of the U.S. population owned a cellular telephone. According to statistics published by the U.S. Department of Commerce, the number of worldwide cellular subscribers grew by approximately eight million in the first six months of 1994 to a total of approximately 41 million at June 30, 1994.

    Under applicable Federal Communications Commission ("FCC") regulations, two cellular service providers are granted licenses to provide cellular services in each Metropolitan Statistical Area ("MSA") and each Rural Service Area ("RSA"). Initially, the FCC reserved one license for wireless cellular service providers (the "A Block licensee") and the other license for landline affiliated cellular service providers (the "B Block licensee"). Currently, an A or B Block license may be granted to either a wireless or landline affiliated entity so long as no entity controls more than one cellular system in any service area.

    The Company believes that, as retail prices for cellular telephones have declined in recent years, the sale of cellular telephones for personal use has grown more rapidly than the sale for business use. In addition, the Company believes that the United States domestic market expansion is being stimulated by many cellular service providers upgrading their existing cellular systems from analog radio frequency to digital radio frequency technology. Digital technology offers the potential for considerably greater transmission capacity than analog technology, a distinct advantage to cellular carriers in terms of volume and the ability to add customers to their systems. New digital cellular telephones enhance privacy, improve voice quality and portable equipment talk and standby times and can offer advanced features such as short messaging, all of which could make cellular telephones more appealing to consumers. As digital technology is phased into the marketplace, the Company will seek to benefit from both the sale of digital cellular telephones to replace existing analog cellular telephones and from the enhanced total market potential digital technology offers.

    Many cellular telephone carriers attempt to stimulate the activation of subscribers onto their systems through sales techniques which include free cellular telephone air time, waiver of activation fees and sales of cellular telephones at substantially reduced prices. In addition, some retailers sell cellular telephones below cost or at a substantially reduced price in order to stimulate activations and increase their activation commission and residual fee income. The Company believes that the price at which retailers sell cellular telephones is substantially affected by the amount of the activation commission and anticipated residual fee income such retailer will receive from a cellular carrier as a result of such sale.

  International Cellular Service

    According to published statistics, the number of worldwide cellular subscribers (including United States subscribers) totaled nearly 41,000,000 as of mid-1994, an increase of approximately 24% from year-end 1993. Approximately ninety countries now offer cellular service. Unlike major industrialized countries, in which the demand for cellular telephone service has primarily been driven by consumer demand for quality communications during automobile and business travel, the Company believes that in many emerging economies, including many Latin American and Pacific Rim countries, demand is being driven by the inadequacy of landline systems and the high cost of building conventional telephone networks to serve the population in these areas. Consequently, the Company believes that cellular systems may offer a lower-cost alternative to the construction of conventional telephone facilities because they do not require substantial investment in cable and associated facilities. Thus, the Company believes that telephone users in Latin America, the Pacific Rim and other areas are likely to increasingly utilize cellular systems, despite the fact that unit cost and usage rates for cellular telephone systems may be more expensive than those of conventional landline communication systems.

  Alternative Technologies

    Alternative technologies to cellular, including enhanced specialized mobile radio ("ESMR") and personal communications service ("PCS"), are presently being developed. ESMR combines mobile radio, such as that used by taxi drivers, with low power, frequency reuse digital technology. The FCC has granted permission to ESMR system operators to construct digital mobile communications systems on existing frequencies in the United States; however, as of March 31, 1995, the Company believes that ESMR service was not commercially available in the markets in which the Company retails its products. PCS is a new form of cellular communication using handsets and low-powered microcell transmitters in office buildings and neighborhoods which is anticipated to be less costly to the consumer than existing cellular telephone service. Eventually, PCS providers may be able to bypass local phone companies to connect callers directly with homes, offices and cars. Certain companies are also investigating the use of satellite based technologies to replace cellular telephone systems. The Company anticipates that it will market and distribute products compatible with such technologies, when and if they are made commercially available.

COMPANY STRATEGY

    The Company believes that its greatest opportunity for business expansion is in its cellular product line. Thus, the Company plans to capitalize on the increased demand for cellular telephone products, on both the wholesale and retail levels. In addition, the Company intends to continue to respond to consumer demand for sophisticated sound and security products. In furtherance of these goals, the Company engages in the following practices:

  Promoting Company Brand Awareness

    The Company sells its products under several brand names it owns or licenses, including Audiovox(R), SPS(R), Prestige(R), Pursuit(R), MinivoxTM, Minivox Lite(R), The Protector(R), American Radio(R) and Quintex(R). The Company uses several techniques to promote Company brand awareness, including trade and customer advertising, attendance at trade shows, and use of a wide variety of sales promotional material including pamphlets and other literature and point-of-sale displays.

  Expand Product Line to Meet Consumer Demand

    The Company believes that its broad distribution network and its relationships with its customers permit it to monitor closely and react quickly to both changes in consumer demand and developing new technologies. As demand for cellular telephones for personal use has expanded, the Company has begun to source cellular telephones which can be sold at lower price points from several additional manufacturers. In addition to monitoring feedback from its customers through its distribution network, the Company monitors the progress of new technology introductions (such as ESMR and PCS) by attending trade shows, participating in industry conferences and maintaining personal contact with industry participants. Toward that end, as of March 31, 1995, the Company was supplying portable cellular telephones for a program operated jointly with one of the RBOCs, which is designed to test the market response to a proposed PCS pricing structure. The Company is able to combine the feedback obtained through these sources with the experience of its product development group to provide direction to manufacturers in the development of products to meet changing consumer demands.

  Value Added Marketing

    The Company employs a value added marketing approach in connection with its wholesale sales. In this regard, the Company typically participates with its wholesale customers in joint marketing and promotional programs such as sales contests and cooperative advertising campaigns. The Company also typically offers its customers customized sales and product training, inventory management assistance, telemarketing assistance (including the scripting of telemarketing presentations) and Company-created advertising materials. In addition, the Company maintains several Company-operated warranty repair centers to assist its network of authorized warranty service stations in technical training and parts procurement. The Company intends to expand the breadth of its product line (for example, by introducing a line of moderately priced cellular telephone products) in order to enable its customers to conveniently obtain a broad line of products from only one supplier.

  Limitation of Fixed Plant and Capital Risk

    A key component of the Company's operating strategy has been to bring to market quality products under its own brand names, in response to established consumer demand, while limiting its investment in fixed plant and, accordingly, its capital risk exposure. The Company seeks to accomplish this by controlling the design of its products through its product development group, while having such products produced by contract manufacturers. This concept enables the Company to devote a greater portion of its capital resources to design and marketing activities and inventory purchases, rather than the investments in factories and associated overhead that would be required if the Company manufactured its own products.

  International Expansion

    The Company has formed a majority-owned subsidiary with its local distributor in Malaysia as a minority owner and is considering forming ventures with its distributors in Greece and Thailand. By joining with an established local business with an existing customer base, the Company believes that it can enter a new market more quickly and with minimal capital expenditures. The Company also believes that its relationships with North American cellular carriers may aid the Company's expansion into international markets as such markets are developed by those carriers.

    In August 1994, the Company formed a new joint venture (known as "Talk Corporation") with Shintom Co., Ltd. ("Shintom") and others for the purpose of developing, manufacturing and distributing cellular telephone and other consumer electronic products. In connection with the formation of the joint venture, the Company was granted certain exclusive distribution rights with respect to cellular products manufactured by Shintom. Talk Corporation commenced operations in October 1994.

  Retail Expansion

    The Company intends to open additional retail outlets in North America, both in metropolitan areas with perceived retail potential and in areas where it seeks to increase sales on a wholesale level to cellular carriers. The Company believes that the ability of its retail outlets to deliver a significant number of activations to cellular carriers provides the Company with a competitive advantage in its wholesale marketing of cellular telephones to cellular carriers. The size of these newly opened retail outlets is expected to vary from market to market and may include traditional retail stores as well as small kiosks (generally approximately 100 square feet) in shopping malls and mobile showroom vehicles. In addition, the Company intends to increase the number of licensees who use the Company's tradenames and activate cellular subscribers for the Company's retail outlets. These licensees, who are independent businesses, often are too small to be agents of the carriers themselves. These arrangements allow the Company's retail outlets to increase the number of activations they provide to the carriers.

PRODUCTS

    The Company controls the design of its cellular and non-cellular products. To do so, the Company maintains an engineering staff for product design, development and testing in both its cellular and non-cellular groups. The Company's product development activities focus on meeting changing consumer demand for quality, multi-featured cellular telephone and automotive sound, security and accessory products. As a result of these activities, the Company was among the first to introduce cellular telephones with one-touch dialing, hands free operation and voice-activated dialing as standard features. The Company's engineering staff typically operates jointly with its suppliers' research and development departments on initial product design and assists in the formulation of product specifications and the testing of pre-production prototypes to assure that products from suppliers meet the Company's strict quality standards. In addition, the engineering staff is responsible for the establishment of quality control and assurance procedures and oversees the implementation of such procedures by the Company's suppliers.

    The Company maintains separate in-house warranty and service facilities for both cellular and non-cellular products. The Company's engineering staff is responsible for the establishment of warranty quality control procedures to support all warranty programs. In addition, the Company has a network of authorized service centers that are contracted to repair Company products, as well as relationships with several outside service and refurbishing specialists to support the in-house non-cellular warranty and service facilities. Cellular telephone warranties range from one to three years. Automotive sound and accessory warranties range from 90 days to vehicle life with the original owner. Other non-cellular warranties range from 90 days to vehicle life.

  CELLULAR

    The Company distributes and markets a diverse line of cellular telephone products through its domestic and international wholesale and retail operations. These products are marketed under the Audiovox(R), Prestige(R), MinivoxTM and Minivox Lite(R) labels and include mini hand-held, hand-held, mini transportable, transportable and mobile cellular telephones and accessories, such as batteries, battery packs, battery eliminators and chargers and antennae. If requested by one of its larger wholesale customers, the Company may also sell such products bearing the customer's private label brand name. The Company's emphasis is shifting from installed cellular mobile telephones to transportable and portable models which do not require complex installation. The Company introduced its first cellular unit in 1984, just as the technology was introduced in the United States. In 1992, the Company's MinivoxTM hand-held portable was rated number one in estimated quality based primarily on performance and convenience by a national consumer reporting publication. Also in 1992, the Company introduced the Minivox Lite(R) mini hand-held portable series which utilizes newly developed nickel metal hydride battery technology to help achieve its 6.2 ounce weight and to help make it the slimmest cellular phone on the market in 1994. In addition, the Company markets an accessory package that permits its MinivoxTM and Minivox Lite(R) hand-held cellular telephones to be used in an automobile on a hands-free basis and to draw power from the automobile's electrical system, like an installed mobile cellular telephone. During 1993, the Company brought its first dual-mode digital cellular phone to market allowing access on both analog and the new digital networks being operated by North American carriers. The Company is currently sourcing Global Systems for Mobile Radio ("GSM") and Extended Total Access Communications Systems ("ETACS") cellular telephones for sale to the European and Asian markets, respectively. These cellular telephones use technology similar to, but in a different radio frequency spectrum from, that used in the United States. The Company's cellular unit sales for the fiscal years ended November 30, 1992, 1993 and 1994 and the fiscal quarter ended February 28, 1995 were approximately 476,000, 579,000, 826,000 and 298,000 respectively.

  AUTOMOTIVE SOUND, SECURITY AND ACCESSORIES
  Automotive Sound

    Automotive sound products are marketed under the Audiovox(R), Prestige(R) and SPS(R) brands, as well as under private label agreements with original equipment manufacturers ("OEMs"). These products include stereo cassette radios, compact disc players and changers, amplifiers, speakers and accessories. In 1993, in response to consumer demand for easy to transport anti-theft automotive sound products, the Company introduced, for both the Audiovox(R) and Prestige(R) labels, a new line of removable front panel radios. The Audiovox(R) line is designed for do-it-yourself consumer installation and is sold principally to mass merchandisers, warehouse clubs and catalog showrooms. The Company's high performance line, Prestige(R), was introduced in 1992. These products, with features including removable chassis and removable front panels, infrared wireless remote controls and high-power amplifiers, are intended for sale by specialty installers. The SPS(R) line is designed to produce a look consistent with the interior of new automobiles and is sold exclusively to new car dealers for installation in new cars, trucks and vans.

  Automotive Security and Accessories

    Vehicle security products are marketed under the Audiovox(R), Prestige(R) and Pursuit(R) brands. These products are designed to address the challenges posed by the high rate of automobile theft. These three brands feature a variety of systems and are sold through distinct distribution channels. The products include key based and remote-controlled systems and, beginning in 1994, the Company began to market a satellite based security system called the "PosseTM." The PosseTM utilizes satellite paging technology to activate an automobile's electro-mechanical systems. Via a toll-free telephone number, the customer is able to use the PosseTM to, among other things, start the vehicle's engine, open or close windows or locks, or disable the vehicle's starter in the event of theft.

    The Audiovox(R) line consists of auto security systems which are sold primarily to mass merchandisers, warehouse clubs and catalog showrooms. This line is designed for do-it-yourself installation and its products range from two-wire installations to more complicated remote systems. The Prestige(R) line is sold only to specialty installers. Prestige(R) security products feature a number of security and convenience features, including remote starting capability, two-stage shock sensors and multitone sirens. In 1992, Prestige(R) received a consumer products design award for the outstanding design of its transmitter. The Pursuit(R) line of new car security systems includes features similar to those of the Prestige(R) line and is sold exclusively to new car dealers. Other automotive accessories include an extensive line of cruise controls, door and trunk locks and rear window defoggers, sold under The Protector(R) brand name.

DISTRIBUTION AND MARKETING

  Cellular and Non-Cellular Wholesale

    The Company markets products on a wholesale basis to a variety of customers through its direct sales force and independent sales representatives. During the three-month period ended February 28, 1995, the Company sold its products to approximately 3,300 wholesale accounts, including the RBOCs, other cellular carriers and their respective agents, mass merchandise chain stores, specialty installers, distributors and car dealers, OEMs and AAFES.

    The Company's five largest wholesale customers (excluding joint ventures), who, in the aggregate, accounted for 12.4% of the Company's net sales for the fiscal year ended November 30, 1994, are Cellular Communications, Inc. ("Cellular One"), Bell Atlantic Mobile Systems, Nynex Mobile Communications Company, and Vanguard Cellular Systems, all of whom are cellular carriers and K-Mart, a non-cellular mass merchant. None of these customers individually accounted for more than 3.6% of the Company's wholesale net sales for such period. In addition, the Company also sells its non-cellular products to mass merchants such as Walmart Stores, Inc., warehouse clubs including Price/Costco, Inc., and OEMs such as Chrysler of Canada and Navistar International Corporation.

    The Company uses several techniques to promote its products to wholesale customers including trade and customer advertising, attendance at trade shows, and direct personal contact by Company sales representatives. In addition, the Company typically assists cellular carriers in the conduct of their marketing campaigns (including the scripting of telemarketing presentations), conducts cooperative advertising campaigns, develops and prints custom sales literature and conducts in-house training programs for cellular carriers and their agents.

    The Company believes that the use of such techniques, along with the provision of warranty services and other support programs, enhances its strategy of providing value-added marketing and thus permits the Company to increase Audiovox(R) brand awareness among wholesale customers while at the same time promoting sales of the Company's products through to end users.

    The Company's wholesale policy is to ship its products within 24 hours of a requested shipment date from public warehouses in Norfolk, VA and Sparks, NV and from leased facilities located in Hauppauge, NY, Toronto, Canada and Los Angeles, CA.

  Retail

    As of February 28, 1995, the Company operated 91 administrative and retail outlets, licensed its tradename, or entered into concessionaire arrangements with, 21 additional retail outlets in selected markets in the United States, and had two additional mobile vans, through which it markets cellular telephones and related products to retail customers under the names Audiovox(R), American Radio(R), Quintex(R) and H & H Eastern Distributors. The Company intends to gradually phase out the use of such multiple names and rename all of its retail outlets with one uniform trade name. In addition to Audiovox products, these outlets sell competitive products such as Motorola, Nokia and Uniden.

    The Company's retail outlets typically generate revenue from three sources:
(i) sale of cellular telephones and related products, (ii) activation commissions paid to the Company by cellular telephone carriers when a customer initially subscribes for cellular service and (iii) monthly residual fees. The amount of the activation commissions paid by a cellular telephone carrier is based upon various service plans and promotional marketing programs offered by the particular cellular telephone carrier. The monthly residual payment is based upon a percentage of the customer's usage and is calculated based on the amount of the cellular phone billings generated by the base of the customers activated by the Company on a particular cellular carrier's system. Under the Company's 21 licensee or concessionaire arrangements, the recipient receives the majority of the activation commissions and the Company retains the residual fees. The Company's agreements with cellular carriers provide for a reduction in or elimination of activation commissions in certain circumstances if a cellular subscriber activated by the Company deactivates service within a specified period. The Company records a reserve to provide for the estimated liability for return of activation commissions associated with such deactivations. As a practical matter, the profitability of the Company's retail operations is dependent on the Company maintaining agency agreements with cellular carriers under which it receives activation commissions and residual fees.

    The Company's objective is to locate its retail outlets in highly visible and accessible locations, such as on high traffic streets and in or near destination shopping centers. As an accommodation to a cellular carrier, the Company has, from time-to-time, opened retail outlets in locations selected by the cellular carrier. The Company promotes its retail outlets through print and radio advertising, direct mailings and billboards. Most of the Company's retail advertising expenditures take advantage of cooperative advertising allowances generally provided by the cellular carriers.

    The Company believes that the performance of its retail stores is enhanced by its well-trained sales force. The Company requires its sales force to successfully complete an initial training program, and then periodically educates and updates them on new and existing products and services so that they will be better able to serve the Company's retail customers. The sales representatives receive a base salary supplemented by sales commissions; however, no commissions are paid on the amount of residual fees generated by cellular telephones sold by the sales personnel. In addition to in-store promotions, the sales force attempts to generate repeat business and referral business through telephone contact with existing and potential customers.

    The Company's relationships with the cellular carriers are governed by contracts that, in the aggregate, are material to the continued generation of revenue and profit for the Company. Pursuant to applicable contracts with cellular carriers, each of the Company's retail outlets functions as a non-exclusive agent engaged to solicit and sell cellular telephone service in certain geographic areas and, while such contract is in effect and for a specified period thereafter (which typically ranges from three months to one year) may not act as a representative or agent for any other carrier or reseller in those areas or solicit cellular or wireless communication network services of the kind provided by the cellular carrier in the areas where the Company acts as an agent. The Company's retail operation is free, at any time after the restricted period, to pursue an agreement with another carrier who services a particular geographic area. At present, each geographic area is serviced by two cellular carriers.

    As of March 31, 1995, the Company has agency contracts with the following carriers: Bell Atlantic Mobile Systems, Inc., BellSouth Mobility, Inc., Metro Mobile CTS of Columbia, Inc. ("Bell Atlantic"), GTE Mobilnet of the Southeast, Inc., Richmond Cellular Telephone Company, d/b/a Cellular One, New York Cellular Geographic Service Area, Inc. ("NYNEX"), United States Cellular, Air Touch and Contel Cellular, Inc. Depending upon the terms of the specific carrier contracts, which typically range in duration from one year to five years, the Company's retail operation may receive a one-time activation commission and periodic residual fees. These carrier contracts provide the carrier with the right to unilaterally restructure or revise activation commissions and residual fees payable to the Company and certain carriers have exercised such right from time-to-time. Depending upon the terms of the specific carrier contract, the carrier may terminate the agreement, with cause, upon prior notice to the Company. Typically, the Company's right to be paid residual fees ceases upon termination of an agency contract.

  Equity Investments

    The Company has from time-to-time, at both the wholesale and retail levels, established joint ventures to market its products to a specific market segment or geographic area. In entering into a joint venture, the Company seeks to join forces with an established distributor with an existing customer base and knowledge of the Company's products. The Company seeks to blend its financial and product resources with these local operations to expand their collective distribution and marketing capabilities. The Company believes that such joint ventures provide a more cost effective method of focusing on specialized markets.

    In that regard, the Company has a 50% equity position in three companies:
Audiovox Pacific Pty., Limited ("Pacific") (a wholesale distributor of cellular products in Australia and New Zealand), Audiovox Specialty Markets Co., L.P. ("ASM") (a U.S. distributor of cellular and automotive sound security and accessory products to the van and recreational vehicle market) and The Protector Corporation ("Protector") (formerly a marketer of automotive chemical aftermarket applications such as rust proofing and undercoating. Protector no longer operates in the direct sales of chemical aftermarket applications but Protector still receives fees and commissions for use of its trademarks.). The purpose of these joint ventures is to distribute cellular and non-cellular products either to specific markets (e.g., vans and recreational vehicles) or in specific geographic locations. The Company does not control or participate in the day-to-day management of these joint ventures. Additionally, CellStar, which markets and distributes cellular telephones and related products and in which the Company continues to hold a 20.88% equity interest, was founded as a 50% owned joint venture. H & H Eastern Distributors, Inc. ("H&H"), in which the Company recently acquired the 50% equity interest not previously owned by the Company, was founded as a joint venture in 1989 to market cellular telephones and related products in the southeastern United States. See "Certain Transactions--CellStar" and "-- H & H Eastern Distributors" and Notes 2 and 12 of Notes to Consolidated Financial Statements.

    The Company also has a 33.33% equity position in Talk Corporation, which was formed in 1994 as a joint venture with Shintom, Rainbowstar Co., Ltd. and others for the purpose of developing, manufacturing and distributing cellular telephone and other consumer electronic products for Japan and other markets. The joint venture will distribute Shintom's cellular products in Japan, China, South Korea, Indonesia, Vietnam and certain middle eastern countries. The Company may also distribute these products in these markets, and has also been granted the exclusive right to distribute cellular products manufactured by Shintom in the remaining markets of the world.

SUPPLIERS

    The Company purchases its cellular and non-cellular products from manufacturers located in several Pacific Rim countries, including Japan, China, Korea, Taiwan, Singapore and Europe and in the United States. In selecting its vendors, the Company considers quality, price, service, market conditions and reputation. The Company maintains buying offices in Taiwan, Korea, Hong Kong and China to provide local supervision of supplier performance with regard to, among other things, price negotiation, delivery and quality control. The majority of the products sourced through these foreign buying offices are non-cellular.

    Historically, the Company has been dependent on foreign suppliers, particularly Japan and China, for a majority of its products. In 1994 and 1995, the United States government announced proposed trade sanctions on cellular products imported from foreign countries, particularly Japan and China. Although the United States government has not implemented such proposed trade sanction as the Company sources a majority of its cellular products from Japan and China, if such trade sanctions (or trade sanctions on other of the Company's products) were to be imposed, there is no assurance that the Company would be able to obtain alternatives to its supply sources. The Company is considering sourcing products from several other countries. Such purchases would be subject to the risks of purchasing products from foreign suppliers. See "Risk Factors--United States Trade Sanctions Could Limit the Company's Sources of Supply," "--No Assurance of Alternative Supply Sources," "--Dependence on Foreign Suppliers" and "Dependence on Toshiba."

    Since 1984, the principal supplier of the Company's wholesale cellular telephones has been Toshiba, accounting for approximately 86.4%, 83.7%, 83.7% and 78.0% of the total dollar amount of the Company's cellular product purchases and approximately 48.0%, 46.9%, 45.5% and 56.2% of the total dollar amount of all product purchases by the Company, during the fiscal years ended November 30, 1992, 1993 and 1994, and the first quarter of fiscal 1995, respectively. In 1994, Toshiba began to compete directly with the Company in the United States by marketing cellular telephone products through Toshiba's United States distribution subsidiary. The Company anticipates that Toshiba will continue to sell products to the Company as an original equipment customer; however, there is no agreement in effect that requires Toshiba to supply the Company with products, and there can be no assurance that Toshiba will continue to supply products to the Company or that any products supplied will be competitive with others in the market. See "Risk Factors-- Dependence on Toshiba." In order to expand its supply channels and diversify its cellular product line, the Company has begun to source cellular equipment from other manufacturers including, Samsung Electronics Co., Ltd. ("Samsung"), Alcatel Radiotelephone ("Alcatel") and Shintom. Purchases of non-cellular products are made primarily from other overseas suppliers including Hyundai Electronics Inc. ("Hyundai"), Namsung Corporation ("Namsung") and Nutek Corporation ("Nutek"). There are no agreements in effect that require manufacturers to supply product to the Company. The Company considers its relations with its suppliers to be good. The Company believes additional sources of supply are currently available, but that such sources may be negatively impacted if the United States imposes threatened trade sanctions. See "Risk Factors--United States Trade Sanctions Could Limit the Company's Sources of Supply," "--No Assurance of Alternative Supply Sources" and "-- Dependence on Foreign Suppliers."

TRADEMARKS

    The Company markets products under several trademarks, including Audiovox(R), SPS(R), Prestige(R), Pursuit(R), MinivoxTM, Minivox Lite(R), The Protector(R), American Radio(R) and Quintex(R). The Company believes that these trademarks are recognized by customers and are therefore significant in marketing its products. Trademarks are registered for a period of ten years and such registration is renewable for subsequent ten-year periods.

MANAGEMENT INFORMATION SYSTEM

    The Company has invested approximately $8,500,000 since 1991 in the implementation of a fully-integrated system that provides the Company with real-time inventory, ordering and financial information. The computer hardware is an IBM AS-400 E70 model which the Company believes has sufficient excess processing capacity to handle its needs for the foreseeable future. The Company has arrangements with certain of its major non-cellular wholesale customers that permit such customers to electronically enter ordering and delivery information directly into the Company's management information system. Beginning in mid-1994, the Company began implementing a point-of-sale system in its retail operations. The Company believes that the point-of-sale system increases the range and frequency of data available to management on a store-by-store basis. The point-of-sale system enables the Company to track inventory levels and monitor daily revenues by product or service for each location. This system enables the Company to offer its customers rapid delivery of a wide variety of products.

COMPETITION

    The Company competes primarily on the basis of quality, product design features, inventory availability, delivery, service and price. The Company believes that it competes effectively on the basis of each such factor. The Company operates in a highly competitive environment and believes that such competition will intensify in the future. Many of the Company's competitors are larger and have greater capital and management resources than the Company. Competition often is based on price, and therefore wholesale distributors and retailers, including the Company, generally operate with low gross margins. The Company is also affected by competition between cellular carriers. Increased price competition relating not only to cellular telephone products, but also to services provided by the Company to retail customers on behalf of cellular carriers, may result in downward pressure on the Company's gross margins (including that resulting from the loss of residual fees attributable to customers who change cellular carriers) and could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's cellular products compete principally with cellular telephones supplied by Motorola, Inc., Nokia Mobile Phones, Inc., Fujitsu Network Transmission Systems, Inc., Oki Electric Industry, Co., Nippon Electric Corp., Toshiba and others. The Company's non-cellular products compete with other suppliers including Matsushita Electric Corp., Sony Corp. of America, Directed Electronics, Inc. and Code Alarm, Inc., as well as divisions of well-known automobile manufacturers. In February 1995, Motorola Inc. announced its cellular inventory build-up was "several weeks above normal levels." See "Risk Factors--Competition" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--First Quarter Fiscal 1995 vs. First Quarter Fiscal 1994."

    In the event that United States trade sanctions on products imported from Japan and China or containing Japanese components are imposed, the Company may lose market share to competitors that are less dependent on Japanese and Chinese suppliers. See "Risk Factors--United States Sanctions Could Limit the Company's Sources of Supply."

    Competitors of the Company in the international markets include North American cellular carriers that have retail outlets and direct end-user access, United States and foreign based exporters and distributors and grey-market importers. In addition, the Company competes for activation commissions and residual fees with agents and subagents of cellular carriers.

EMPLOYEES

    As of February 28, 1995, the Company employed 1,082 persons, of whom 363 were involved in wholesale operations, 629 were involved in retail operations and 51 were corporate office personnel. Of these employees, 1,043 work in domestic operations and 39 work in international operations. None of the Company's employees are represented by a labor union, collective bargaining representative or agreement. The Company believes that its labor relations are good.

PROPERTIES

    The Company leases all of its facilities. As of February 28, 1995, excluding its joint venture premises, the Company leased a total of 62 operating facilities located in 16 states, two Canadian provinces, Malaysia, Singapore, Hong Kong, Korea, China and Taiwan. These facilities range in size from 140 to 70,000 square feet, aggregating approximately 350,000 square feet. They serve as offices, warehouses, distribution centers or retail locations. The unexpired terms of these leases varied from less than one year to six years. Additionally, the Company utilizes approximately 100,000 square feet of public warehouse facilities. Aggregate annual rentals for all such properties and facilities for the fiscal years ended November 30, 1992, 1993 and 1994 and the first quarter of fiscal 1995 were approximately $2,594,000, $2,390,000, $3,107,000 and $898,000,
respectively. The following table describes the Company's principal facilities, all of which are leased, having an area in excess of 25,000 square feet.

                                                                  APPROXIMATE             LEASE
     LOCATION OF PROPERTY                PRIMARY USE             SQUARE FOOTAGE      EXPIRATION DATE
- ------------------------------  ------------------------------   --------------      ---------------
150 Marcus Boulevard..........  Corporate and Non-Cellular           70,000              10/31/96
Hauppauge, NY*                    Headquarters
16808 Marquardt Avenue........  Office, Warehouse and                50,271               1/31/96
Cerritos, CA*                     Distribution
185 Oser Avenue...............  Cellular Headquarters                30,000              10/31/95
Hauppauge, NY

- ------------

* Property owned by executive officers of the Company and leased to the Company. These leases are described under "Certain Transactions--Transactions with Management." See also Note 11 of Notes to Consolidated Financial Statements.

LEGAL PROCEEDINGS

    In February 1993, an action was instituted in the Circuit Court of Cooke County, Illinois, (Robert Verb, et al. v. Motorola, Inc., et al., File No.: 93 Ch. 00969), against the Company and other defendants. The complaint in such action seeks damages on several product liability related theories, alleging that there is a link between the non-thermal electromagnetic field emitted by portable cellular telephones and the development of cancer, including brain cancer. On August 20, 1993, an order was entered dismissing the complaint which included the Company as a defendant and permitting plaintiffs to file an amended complaint which does not include the Company as a defendant. Such order, effectively dismissing the Company as a defendant, is being appealed by the plaintiffs. The Company believes that its insurance coverage and rights of recovery against manufacturers of its portable hand-held cellular telephones relating to this case are sufficient to cover any reasonably anticipated damages. In addition, the Company believes that there are meritorious defenses to the claims made in this case.

    On August 31, 1994, an action was instituted entitled Steve Helms and Cellular Warehouse, Inc. v. Quintex Mobile, Wachovia Bank, GTE Mobilnet, Stan Bailey and Rick Rasmussen in the Court of Common Pleas, Sumter County, South Carolina. Plaintiffs allege ten causes of action against Quintex, including fraud, breach of contract, conspiracy, conversion, interference with prospective contract, restraint of trade, violation of Unfair Trade Practices Act, false arrest and malicious prosecution. Damages sought are $1.2 million plus punitive damages. Also plaintiffs are seeking treble damages and attorneys' fees under the Unfair Trade Practices Act. The case is presently in the early discovery stage. The Company intends to vigorously defend the action and is of the opinion that there are meritorious defenses to the claims made in this case and that the ultimate outcome of this matter will not have a material adverse impact on the financial position of the Company.

    In addition, the Company is currently, and has in the past been, a party to other routine litigation incidental to its business. The Company does not expect any pending litigation to have a material adverse effect on its financial condition or results of operations. See Note 15 of Notes to Consolidated Financial Statements.

                              CERTAIN TRANSACTIONS

TRANSACTIONS WITH MANAGEMENT

    The Company leases or has leased certain of its office, warehouse and distribution facilities from certain executive officers of the Company or from entities in which such individuals own a controlling interest. The following table identifies leases to which any such executive officer or entity is a party and which, either alone or when combined with all other leases in which such executive officer has an interest, involve more than $60,000. The table identifies the property which is subject to such lease, the owner of such property, and the amount of rent paid by the Company during each of the fiscal years ended November 30, 1992, 1993 and 1994, and the fiscal quarter ended February 28, 1995, respectively.

                                                             OWNER OF
PROPERTY                              EXPIRATION DATE        PROPERTY         PERIOD       RENT PAID
- ---------------------------------   --------------------   -------------    -----------    ---------
150 Marcus Blvd..................   October 31, 1996          John J.       Fiscal 1994    $ 396,500
Hauppauge, NY                                                 Shalam        Fiscal 1993      429,000
                                                                            Fiscal 1992      363,000
60 Arkay Dr......................   January 31, 1993(1)       John J.       Fiscal 1994         none
Hauppauge, NY                                                 Shalam        Fiscal 1993           (3)
                                                                            Fiscal 1992    $ 187,328
16808 Marquardt Ave..............   January 31, 1996         Marquardt      Fiscal 1994    $ 175,000
Cerritos, CA                                               Associates(2)    Fiscal 1993      189,605
                                                                            Fiscal 1992      160,435
331-335 Sherwee Dr...............   January 31, 1999          Harold        Fiscal 1994    $  61,000
Raleigh, NC                                                   Bagwell       Fiscal 1993           (3)
                                                                            Fiscal 1992           (3)

- ------------

(1) The Lease would have expired by its terms on August 1, 1994 but was terminated by agreement on January 31, 1993.

(2) Marquardt Associates is a California partnership comprised of four individuals, including John J. Shalam, who owns 60% of the partnership, Philip Christopher, who owns 10%, James Wohlberg, who owns 5%, and John J. Shalam's brother-in-law who owns 25%.

(3) The rent paid was less than $60,000.

    The Company believes that the terms of each of the foregoing leases are no less favorable to the Company than those which could have been obtained from unaffiliated third parties. To the extent that conflicts of interest arise between the Company and such persons in the future, such conflicts will be resolved by a committee of independent directors of the Company's Board of Directors.

CELLSTAR

    On December 14, 1993, the Company sold 2,500,000 shares of CellStar Common Stock in connection with the CellStar Offering, for aggregate net proceeds of approximately $25,594,000. On December 30, 1993, the Company sold 375,000 shares of CellStar Common Stock pursuant to an over-allotment option granted to the underwriters of the CellStar Offering, for aggregate net proceeds of approximately $3,839,000. The Company continues to own 3,875,000 shares of CellStar Common Stock, constituting 20.88% of the issued and outstanding CellStar Common Stock.

    In connection with the CellStar Offering, the Company and Alan H. Goldfield, President and, prior to the CellStar Offering, a 50% stockholder of CellStar, entered into an Option Agreement under the terms of which the Company granted to Mr. Goldfield the right, until December 3, 1995, to purchase, in whole or in part, up to 1,500,000 shares of CellStar Common Stock from the Company. During the first 18 months of such option, the exercise price shall equal $11.50 per share (the initial public offering price) and for the remaining six months shall equal $14.38 per share. The Company has granted to Mr.

Goldfield an additional option, exercisable until December 3, 1996, to purchase an additional 250,000 shares of CellStar Common Stock at an exercise price equal to $13.80 per share, subject to certain restrictions and adjustment in certain events.

    Pursuant to a Voting Rights Agreement entered into by and between the Company and Mr. Goldfield, the Company granted to Mr. Goldfield the right for two years to vote up to 2,800,000 shares of CellStar Common Stock owned by the Company, subject to reduction in the event Mr. Goldfield sells his shares of CellStar Common Stock in certain events, and subject to reduction in the event Mr. Goldfield exercises his right to purchase shares under the foregoing option agreements.

    The Company's distribution agreement with CellStar, dated as of November 22, 1993, was not renewed upon expiration. The Company and CellStar entered into a Sales Representation Agreement, dated as of January 1, 1995, pursuant to which CellStar acts as the Company's independent sales representative for certain of the Company's automotive products for certain customers in the states of Texas, Oklahoma and New Mexico and in Mexico. The agreement is for a one year term.

    On March 23, 1995, CellStar filed a registration statement relating to a public offering for approximately 3.5 to 4 million shares of common stock to be issued by CellStar and for 1,075,000 shares of its common stock which may be sold by the Company pursuant to its piggyback registration rights contained in its registration rights agreement with CellStar. No assurance can be given that such public offering will be consummated or at what price such public offering will be consummated and that, if consummated, Audiovox will elect to sell its shares in such public offering.

REPAYMENT OF CERTAIN SUBORDINATED INDEBTEDNESS

    The Company utilized approximately $13,903,000 of the net proceeds of the offering of the Debentures to repay and extinguish all of its outstanding Series A Notes and Series B Notes, including paying a prepayment premium of approximately $172,000 (before adjustment for taxes). The Company and the holders of such instruments also entered into a debenture exchange agreement (the "Debenture Exchange Agreement"). Pursuant to the Debenture Exchange Agreement, the Company's Series A 10.8% Convertible Subordinated Debentures due 1996 (the "Series A Convertible Debentures") and the Company's Series B 11% Convertible Subordinated Debentures due 1996 (the "Series B Convertible Debentures") were exchanged for its Series AA Convertible Debentures and Series BB Convertible Debentures, instruments of like tenor which, in each such case, constitute senior indebtedness of the Company and which will remain outstanding until retired in accordance with their terms, with full rights of conversion into shares of Class A Common Stock and registration rights with respect to such shares. At the closing of the Debenture offering, the Company caused to be issued to such holders irrevocable standby letters of credit in an aggregate amount equal to all future payments of principal and interest on the Series AA Convertible Debentures and Series BB Convertible Debentures. The holders would have the right to draw upon the letters of credit in the event of a default by the Company. As of February 28, 1995, there was approximately $77,000 of Series AA Convertible Debentures outstanding and $5.4 million of Series BB Convertible Debentures outstanding. The Series AA Convertible Debentures and Series BB Convertible Debentures are convertible at any time, at the option of the holder, into Class A Common Stock at a price of $5.34 per share (subject to adjustment in certain circumstances). See Note 8 to Notes to Consolidated Financial Statements.

CONSULTING AGREEMENT

    The Company and Harvey R. Blau ("Blau") have entered into a letter agreement, dated April 1, 1993 (the "Consulting Agreement"). Pursuant to the Consulting Agreement, the term of which was from April 1, 1993 to March 31, 1995, Blau was to render up to 20 hours of consulting services to the Company per year. In connection with the Consulting Agreement, Blau was awarded a warrant (the "Blau Warrant") to purchase 100,000 shares of Class A Common Stock at a purchase price of $7.50 per share (subject to adjustment upon certain events described in the Blau Warrant). The Blau Warrant is exercisable in whole or in part, from time-to-time, until December 31, 1998. On December 15, 1993, the Company and Blau executed a letter agreement pursuant to which it was agreed that Blau had performed in excess of 40 aggregate hours of consulting services under the Consulting Agreement, that no further services were required to be performed by Blau under the Consulting Agreement and that the consideration for the Blau Warrant was deemed fully paid. The Company has also entered into a consulting arrangement with Mr. Blau pursuant to which the Company pays Mr. Blau $7,500 per month for consulting services. Payments under this arrangement began in November 1994.

H & H EASTERN DISTRIBUTORS, INC.

    The Company and James Maxim ("Maxim") have entered into an Agreement, dated September 23, 1993 and effective December 1, 1993, pursuant to which the Company acquired all of the issued and outstanding stock of H & H Eastern Distributors, Inc. owned by Maxim, and as a result, the Company became the sole stockholder of H & H Eastern Distributors, Inc. In connection with such Agreement, the Company issued to Maxim a warrant (the "Maxim Warrant") to purchase 50,000 shares of Class A Common Stock, at a purchase price of $14.375 per share. The per share purchase price and number of shares purchasable pursuant to the Maxim Warrant are each subject to adjustment upon the occurrence of certain events described in the Maxim Warrant. The Maxim Warrant is exercisable, in whole or in part, from time-to-time, until September 22, 2003. In connection with the Maxim Warrant, Maxim has the right to require the Company to file with the SEC, on or after September 22, 1995, a registration statement relating to the sale by Maxim of the Class A Common Stock purchasable pursuant to the Maxim Warrant.

SHALAM OPTION

    John J. Shalam has agreed to grant the Company the Shalam Option to purchase Option Shares at a purchase price equal to the sum of (a) the Warrant Exercise Price plus (b) an additional amount (the "Tax Amount") intended to reimburse Mr. Shalam or his Successors for any additional taxes per share which may be required to be paid by Mr. Shalam or his Successors as a result of the payment of the Warrant Exercise Price being treated for federal income tax purposes as the distribution to Mr. Shalam or his Successors of a dividend (taxed at ordinary income rates without consideration of Mr. Shalam's or his Successors', as the case may be, basis), rather than as a payment to Mr. Shalam or his Successors, for the sale of his Class A Common Stock to the Company (taxed at the capital gains rate with consideration of Mr. Shalam's basis and considering any stepped up basis to Mr. Shalam's Successors) pursuant to the Shalam Option. If Mr. Shalam or his Successors, as a result of the receipt of the payment of the Warrant Exercise Price, are taxed at a capital gains rate (with consideration given to their stepped up basis), no Tax Amount will be included in the purchase price to be paid. Any Successor acquiring the shares of Class A Common Stock underlying the Shalam Option (whether by sale, transfer or upon Mr. Shalam's death) will acquire such shares subject to the terms of the Shalam Option. The terms of the Shalam Option (other than the initial exercise price) will be similar to those of the Warrants, however, the exercise price per share for the Shalam Option will not decrease in the event of a Registration Default. Such additional amount per share shall be calculated in accordance with the tax rates applicable to the date of exercise in accordance with the following formula:

                                 (A-B)xC+(BxD)
                                      1-A

where A equals Mr. Shalam's combined marginal U.S. federal, state and local ordinary income tax rates after reduction of the federal rate for the benefit of the deductions for state and local taxes; B equals Mr. Shalam's combined marginal U.S. federal, state and local capital gains tax rates after reduction of the federal rate for the benefit of the deductions for state and local taxes; C equals the per share Warrant Exercise Price without giving effect to any adjustment thereof resulting from a

Registration Default; and D equals Shalam's per share adjusted tax basis in the Class A Common Stock purchasable by the Company pursuant to the Shalam Option and includes any stepped-up basis of Mr. Shalam's Successors. Any payment owing to Mr. Shalam's Successors will be based on the same formula as it relates to such Successors.

    The Shalam Option will be exercisable, in whole or in part, for a number of shares equal to the aggregate number of shares purchasable under the Warrants on the Closing Date. The basic terms of the Shalam Option will be similar to the basic terms of the Warrants; provided that the exercise price of the Shalam Option will not be reduced in the event of a Registration Default. The Company is not required to exercise the Shalam Option upon exercise of the Warrants and intends to do so only if the Board of Directors of the Company (other than Mr. Shalam) at the time of exercise of the Warrants, determines that it is in the best interests of the stockholders of the Company to exercise such Shalam Option. The Company will be able to exercise the Shalam Option only if the Warrants are exercised and then only for the same number of shares as are purchased under the Warrants. The Shalam Option may limit the dilutive effect of the Warrants on the earnings per share or the book value per share if the Company elects to execute the Shalam Option. The obligations of the Company under the Warrants are not subject to compliance by Mr. Shalam with the terms of the Shalam Option. The Tax Amount will be immediately due and payable upon receipt of a satisfactory notice from the holder of the Option Shares stating that a Tax Amount is required to reimburse such person for additional taxes in accordance with the Shalam Option, setting forth the calculation of the Tax Amount and confirming that such person will file its tax return with respect to this period in accordance with the facts underlying this calculation, but such Tax Amount is subject to readjustment in the event the actual tax paid is different than the amount set forth in the notice. Upon consummation of the Offering, a legend will be placed on a number of Option Shares equal to the number of shares of Class A Common Stock underlying Warrants granted in the Offering which will provide that such shares are subject to the terms of the Shalam Option. Such legend on the Option Shares will be removed with respect to the number of Option Shares equal to the number of shares of Class A Common Stock underlying the Warrants which have been exercised or with respect to which the independent members of the Board of Directors of the Company have determined not to exercise the Shalam Option.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information pertaining to the directors (all of whom were elected to terms expiring at the next annual meeting of stockholders) and executive officers of the Company:

    NAME                                     AGE                CURRENT POSITION
- ------------------------------------------   ---   ------------------------------------------
John J. Shalam............................   61    President and Chief Executive Officer and
                                                     Director
Philip Christopher........................   46    Executive Vice President and Director
Charles M. Stoehr.........................   48    Senior Vice President, Chief Financial
                                                     Officer and Director
Martin Novick.............................   59    Vice President and Director
Patrick M. Lavelle........................   43    Group Vice President and Director
Harold Bagwell............................   54    Vice President and Director
Gordon Tucker.............................   43    Director
Irving Halevy.............................   78    Director

    John J. Shalam has served as President and Chief Executive Officer and a Director of the Company since 1987. Mr. Shalam also serves as president and a director of most of the Company's operating subsidiaries. From 1960 to 1987, Mr. Shalam was President and Director of the Company's predecessor, Audiovox Corp.

    Philip Christopher, Executive Vice President of the Company, has been with the Company (or its predecessors) since 1970 and has held his current position since 1983. Prior thereto, he was Senior Vice President of the Company (or its predecessors). Mr. Christopher has additional responsibility for the Company's cellular division, Audiovox Cellular Communications Co. He has been a Director of the Company since 1987 and from 1973 through 1987 was a Director of the Company's predecessor, Audiovox, Corp.

    Charles M. Stoehr has been Chief Financial Officer of the Company (or its predecessors) since 1979, and was elected Senior Vice President in 1990. Mr. Stoehr has been a Director of the Company since 1987. From 1979 through 1990, Mr. Stoehr was a Vice President of the Company (or its predecessors).

    Martin Novick has been a Vice President of the Company (or its predecessors) since 1979 and has been a Director since 1987. As of May, 1994, Mr. Novick was appointed Vice President of the Consumer Electronics Group which is responsible for marketing and selling the Company's Automotive Electronic Products to mass merchants and national chain markets.

    Patrick M. Lavelle has been a Vice President of the Company (or its predecessors) since 1982. In 1994, Mr. Lavelle was appointed Group Vice President of the Company's Automotive Electronics Division, with responsibility for marketing and selling the Company's Auto Sound, Auto Security and Accessory product lines. Mr. Lavelle was elected to the Board of Directors in 1993.

    Harold Bagwell has been a Vice President of the Company since 1992 and an officer of certain subsidiaries of the Company (or its predecessors) since 1978. Mr. Bagwell has responsibility for the Company's retail operations in the southern United States.

    Gordon Tucker has served as a director of the Company since 1987. Since August 1994, Dr. Tucker has been the Rabbi of Temple Israel Center of White Plains, New York, and since 1979 has also been an Assistant Professor of Philosophy at the Jewish Theological Seminary of America. From 1984 through 1992, he was also Dean of the Rabbinical School at the Jewish Theological Seminary of America.

    Irving Halevy has served as a director of the Company since 1987. Mr. Halevy is a retired professor of Industrial Relations and Management at Fairleigh Dickinson University where he taught from 1952 to 1986. He also is a panel member of the Federal Mediation and Conciliation Service.

EXECUTIVE COMPENSATION

    The following table sets forth a summary for the 1994, 1993 and 1992 fiscal years of all compensation paid to the Chief Executive Officer and the four most highly compensated executive officers whose individual compensation exceeded $100,000.

                                                         SUMMARY COMPENSATION TABLE
                                       ANNUAL COMPENSATION             LONG TERM COMPENSATION AWARDS
                                       -------------------   --------------------------------------------------
                                                             RESTRICTED
                                                                STOCK          SECURITIES          ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR      SALARY     BONUS       ($)(1)      UNDERLYING OPTIONS   COMPENSATION(2)
- ---------------------------  -------   --------   --------   -----------   ------------------   ---------------
John J. Shalam, Chief           1994   $398,077   $645,920       --             --                  $ 2,900
Executive Officer..........     1993    430,385          0       --             --                    4,306
                                1992    345,769          0       --             --                    2,145
Philip Christopher,             1994    450,000    395,005   $ 171,875(1)        75,000               2,905
  Executive Vice                1993    450,000     39,531       --             --                    4,568
President..................     1992    354,700          0       --             --                    2,441
Charles M. Stoehr, Senior       1994    238,461    288,398     255,000(1)        30,000               3,364
  Vice President, Chief         1993    250,000     71,915       --             --                    3,318
Financial Officer..........     1992    224,147          0       --             --                    1,437
Patrick Lavelle, Group Vice     1994    125,000    218,400      34,000(1)         5,000               3,364
President..................     1993    125,000    198,731       --             --                    2,825
                                1992    125,000    155,275       --             --                    1,894
Harold Bagwell, Vice            1994     94,200    359,635      17,000(1)         3,000               3,364
President..................     1993     90,000    459,665       --             --                    4,711
                                1992     90,000    184,562       --             --                    1,715

- ------------
(1) These values are based on the closing market price of the Company's Class A Common Stock on the date of grant. The value of the Restricted Stock grants, based on the value of the Company's shares at November 30, 1994, were as follows: Philip Christopher, $178,125; Charles M. Stoehr, $106,875; Patrick Lavelle, $14,250; and, Harold Bagwell, $7,125. The shares of Restricted Stock may vest dependent upon the achievement of a rolling three year earnings per share goal and/or continued employment with the Company. Shares of Restricted Stock are entitled to receive dividends.

(2) Amounts shown represent actual, and for fiscal 1994, estimated contributions by the Company to the Audiovox Corporation Profit Sharing and 401(K) Plan allocated or to be allocated to the accounts of the respective officers for the fiscal years indiciated.

                                         OPTION GRANTS IN LAST FISCAL YEAR (1994)
                                                    INDIVIDUAL GRANTS
                                   ----------------------------------------------------
                                                                                              POTENTIAL REALIZABLE
                                                                                             VALUE AT ASSUMED ANNUAL
                                   NUMBER OF     % OF TOTAL                                   RATES OF STOCK PRICE
                                   SECURITIES     OPTIONS                                    APPRECIATION FOR OPTION
                                   UNDERLYING    GRANTED TO    EXERCISE OR                           TERM(1)
                                    OPTIONS     EMPLOYEES IN   BASE PRICE    EXPIRATION   -----------------------------
   NAME                             GRANTED     FISCAL YEAR      $/SHARE        DATE       0%($)      5%($)     10%($)
- ---------------------------------  ----------   ------------   -----------   ----------   --------   -------   --------
John J. Shalam...................     --           --             --             --          --        --         --
Philip Christopher...............    75,000         39.78         $11.00       11/22/04      --      $14,899   $512,398
Charles M. Stoehr................    30,000         15.92         13.00(2)     12/14/03   $120,000   440,736    932,809
Patrick Lavelle..................     5,000          2.65         13.00(2)     12/14/03     20,000    73,456    155,468
Harold Bagwell...................     3,000          1.59         13.00(2)     12/14/03     12,000    44,074     93,281

- ------------
(1) These values are based on the closing market price of the Company's Class A Common Stock on the date of grant. All options reported have a ten-year term. Amounts shown represent hypothetical future values at such term based upon hypothetical price appreciation of Class A Common Stock and may not necessarily be realized. Actual values which may be realized, if any, upon exercise of such options, will be based upon the market price of Class A Common Stock at the time of any such exercise and thus are dependent upon the future performance of Class A Common Stock.

(2) The market price of Class A Common Stock on the date of grant was $17.00.

        AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES(1)
- ----------------------------------------------------------------------------------------------------
                                                                  NUMBER OF
                                                                 SECURITIES            VALUE OF
                                                                 UNDERLYING           UNEXERCISED
                                                                 UNEXERCISED         IN-THE-MONEY
                                                                 OPTIONS AT           OPTIONS AT
                                                              NOVEMBER 30, 1994    NOVEMBER 30, 1994
                                                              -----------------    -----------------
                                                                EXERCISABLE/         EXERCISABLE/
   NAME                                                         UNEXERCISABLE        UNEXERCISABLE
- -----------------------------------------------------------   -----------------    -----------------
John J. Shalam.............................................         --                 --
Philip Christopher.........................................          0/75,000            $ 0/0
Charles M. Stoehr..........................................     30,000/30,000              0/0
Patrick Lavelle............................................       5,000/5,000              0/0
Harold Bagwell.............................................       5,000/3,000              0/0

- ------------
(1) No options were exercised by the named individuals in fiscal 1994 and none were in the money at November 30, 1994

COMPENSATION OF DIRECTORS

    For their services, members of the Board of Directors who are not salaried employees of the Company receive an annual retainer of $10,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee consisted of Messrs. Tucker and Halevy during fiscal year 1994. The Compensation Committee recommends to the Board of Directors remuneration arrangements for senior management and the directors and approves and administers other compensation plans, including the profit sharing plan of the Company, in which officers, directors and employees participate.

LIMITATION ON LIABILITY

    Article FIFTH of the Company's Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the payment of dividends in violation of Section 174 of the Delaware General Corporation Law, or (iv) for any transaction in which the director derived any improper personal benefit. It also provides that any repeal or modification of the foregoing provision by the stockholders of the Company shall be prospective only and shall not adversely affect any right or protection of a director existing at the time of such repeal or modification.

BENEFICIAL OWNERSHIP OF COMMON STOCK

    The following table sets forth, as of April 1, 1995, certain information with respect to the beneficial ownership of any class of Common Stock by all stockholders known by the Company to own beneficially more than five percent (5%) of the outstanding shares of any class of Common Stock, each director, nominee for director, each executive officer and all directors and executive officers of the Company as a group:

                                                 TITLE OF CLASS
                                                       OF             SOLE VOTING OR      PERCENT OF
    NAME AND ADDRESS(1)                          COMMON STOCK(2)    INVESTMENT POWER(2)   CLASS(3)(6)
- ----------------------------------------------   ---------------    -------------------   ----------
John J. Shalam................................     Class A               5,249,960(4)(5)     57.6
  150 Marcus Blvd.                                 Class B               1,883,198           83.3
  Hauppauge, NY
Philip Christopher............................     Class A                 265,154            2.9
  150 Marcus Blvd.                                 Class B                 260,954           11.5
  Hauppauge, NY
All directors and officers as a group.........     Class A               5,590,614(6)        61.3
  (10 persons)                                     Class B               2,144,152           94.8

- ------------
(1) Cede & Co., nominee of Depository Trust Co., 55 Water Street, New York, New York 10041, was the record owner of 2,731,975 shares of Class A Common Stock and it is believed that none of such shares was beneficially owned.

(2) Class A Common Stock includes as beneficially owned for each person listed those shares of Class A Common Stock into which Class B Common Stock beneficially owned by such person may be converted upon the exercise of the conversion right of the Class B Common Stock.

(3) Does not give effect to the issuance of 4,695,344 shares of Class A Common Stock issuable as of April 1, 1995 upon conversion of the Series AA Convertible Debentures or Series BB Convertible Debentures and the Debentures. The number of shares issuable upon conversion of such debentures is subject to adjustment in accordance with the terms of the Note Purchase Agreement with respect to the Series AA Convertible Debentures and the Series BB Convertible Debentures and in the Indenture with respect to the Debentures. See Note 8 of Notes to Consolidated Financial Statements.

(4) The amount shown excludes 116,802 shares of Class B Common Stock held in three irrevocable trusts for the benefit of Marc, David and Ari Shalam, the children of John J. Shalam, with respect to which shares Mr. Shalam disclaims any beneficial ownership.

(5) Includes up to 1,365,000 shares of Class A Common Stock subject to the Shalam Option. See "Certain Transactions--Shalam Option."

(6) Includes 75,000 shares of Class A Common Stock issuable upon the exercise of options currently exercisable or exercisable within 60 days of April 1, 1995.

                          DESCRIPTION OF THE WARRANTS

    The Warrants are to be issued under a Warrant Agreement (the "Warrant Agreement") between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent (the "Warrant Agent"). The following summaries of certain provisions of the Warrant Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrants and the Warrant Agreement, including the definitions therein of certain terms. Wherever particular sections or defined terms of the Warrant Agreement are referred to, such sections or defined terms are incorporated by reference.

    Copies of the proposed form of Warrant and the Warrant Agreement have been included with the copy of this Offering Memorandum. Additional copies are available from the Company upon request and should be read carefully by prospective investors in the Warrants.

GENERAL

    Each Warrant will entitle the registered holder thereof (the "holder"), subject to and upon compliance with the provisions thereof and of the Warrant Agreement, at such holder's option, to purchase one share of Class A Common Stock. The Warrant Exercise Price of each Warrant will be $7 7/8 per share unless the closing price of the Class A Common Stock on the AMEX is greater than $7 1/8 per share of the Class A Common Stock as of 5:00 p.m. (New York City time) on the date of the closing of the Offering, in which case the exercise price of the Warrant will be 110% of the closing price of the Class A Common Stock on the AMEX as of such time. The Warrant Exercise Price must be at least 110% of the current market price of the Class A Common Stock on the date of the closing in order for the Warrant to be eligible to be traded under Rule 144A under the Securities Act. The Warrants will not be exercisable until one year after the closing of this Offering and unless a registration statement with respect to the issuance of Class A Common Stock upon exercise of the Warrants shall be effective under the Securities Act, and will expire, unless exercised, at 5:00 p.m., New York City time, on March 15, 2001, or such earlier date as set forth in the next sentence (the "Expiration Date"). If less than 5% of the Warrants initially issued remain outstanding, the Company may elect, by notice to each holder of Warrants, that the Warrants will expire on the 30th day after delivery of such notice. See "Registration Rights" below. The Warrant Exercise Price and the number of shares of Class A Common Stock for which Warrants may be exercised is subject to adjustment as set forth below. See "Adjustments" below.

    The Offering expires 5:00 p.m. (New York City time) on May 1, 1995, unless extended.

    Warrants may be exercised by surrendering the certificate evidencing such Warrants (the "Warrant Certificate") with the form of election to purchase shares set forth on the reverse side thereof duly completed and executed by the holder thereof and paying in full the Warrant Exercise Price for each such Warrant at the office or agency designated for such purpose, which will initially be the corporate trust office of the Warrant Agent in New York, New York. Warrants evidenced by the Global Warrant Certificate may be exercised by a holder by either obtaining a definitive Warrant Certificate and following the procedure set forth above or by following certain procedures set forth in the Warrant Agreement. Each Warrant may only be exercised in whole, and the Warrant Exercise Price may be paid only by certified or official bank check payable to the order of the Warrant Agent.

    No fractional shares of Class A Common Stock will be issued upon exercise of the Warrants. In lieu thereof, the Company will pay a cash adjustment based upon the market price of the Class A Common Stock.

    When issued, the Warrants will be a new issue of securities with no established trading market. No assurance can be given as to the liquidity of the trading market for the Warrants. The Company expects that the Warrants will be eligible for trading on PORTAL upon consummation of the Offering. The Company intends to seek to list the Warrants on the AMEX or another national securities exchange or

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to seek to obtain quotation of the Warrants on NASDAQ Small Cap. However, the listing or quotation requirements for such organizations require a certain minimum number of holders of Warrants prior to approval for listing or quotation. Since the Offering is being made to a limited number of persons in a private placement transaction, there can be no assurance that the Company will obtain such listing or quotation for the Warrants, or if obtained, that the Warrants will not become delisted. If the Warrants have not been approved for listing or quotation, the Company is not required to register the Warrants under the Securities Act pursuant to the Registration Rights Agreement and does not intend to register the Warrants. As described above, if the Warrants are not registered under the Securities Act, they may not be offered or be sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. See "Risk Factors-- Absence of Existing Market for Warrants; Restrictions on Resale; No Assurance of Listing and Registration."

MANDATORY REDEMPTION

    If a registration statement relating to the Class A Common Stock underlying the Warrants is not effective at any time on or prior to the Expiration Date, the Company is required to redeem all of the outstanding Warrants for $2.20 per Warrant. The Redemption Price is subject to adjustment in certain limited circumstances. See "Description of the Warrants--Adjustments."

ADJUSTMENTS

    The Warrant Exercise Price and the number of shares of Class A Common Stock issuable upon exercise of the Warrants are subject to adjustment in the following events under formulas set forth in the Warrant Agreement: (i) the issuance of any shares of Common Stock to holders of any class of Common Stock as a dividend or distribution; and (ii) subdivisions, combinations and reclassifications of any class of Common Stock. The Shalam Option will also contain the adjustments set forth in (i) and (ii) above. The Redemption Price and the reduction in the Warrant Exercise Price upon a Registration Default will also be subject to adjustment upon the occurrence of the events set forth in (i) and (ii) above.

    Except as stated in the preceding provisions, the initial Warrant Exercise Price and the number of shares issuable upon exercise of the Warrants will not be adjusted for any other events including issuances of shares of Class A Common Stock, or options to acquire shares of Class A Common Stock, at less than the then current market price of the Class A Common Stock or the then current Warrant Exercise Price of the Warrants. Moreover, no adjustment will be made unless such adjustment would require a change of at least 1% in the Warrant Exercise Price then in effect, but any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. The Company will reserve the right to make such reductions in the Warrant Exercise Price in addition to those required in the foregoing provisions as it considers to be advisable in order that any event treated for Federal tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients.

    In case either of the following occurs: (i) any consolidation or merger involving the Company other than a consolidation or merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Class A Common Stock; or (ii) any sale or transfer of all or substantially all of the assets of the Company (each, a "Transaction"), the Person formed by such Transaction or which acquires such assets, as the case may be (the "Acquiror"), shall execute and deliver to the Warrant Agent prior to the consummation of the Transaction a warrant agreement (or supplement to this Warrant Agreement) providing that the Holder of each Warrant then outstanding shall have the right thereafter, during the period such Warrant shall be exercisable in accordance with this Warrant Agreement, to exercise such Warrant only into the kind and amount of securities, cash or other property (collectively, the "Consideration") receivable upon such Transaction by a holder of the number of shares of Class A Common Stock into which such Warrant might have been converted immediately prior to such transaction (assuming such holder of shares of Class A Common Stock (i) is not a person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (a "constituent person") (or an affiliate of a constituent person), and (ii) failed to exercise his or her rights of election, if any, and received per share of Class A Common Stock the kind and amount of cash or other property received per share of Class A Common Stock by a plurality of non-electing shares).

MODIFICATION OF THE WARRANT AGREEMENT

    The Warrant Agreement permits, with certain exceptions, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the holders of Warrant Certificates under the Warrant Agreement at any time by the Company and the Warrant Agent with the consent of the holders of Warrant Certificates representing a majority in number of the then outstanding Warrants; provided that no such modification or amendment may, without the consent of the holder of each outstanding Warrant affected thereby: (i) change the Expiration Date (except to extend the Expiration Date to a later date) or increase the Warrant Exercise Price; (ii) reduce the reduction in the Warrant Exercise Price of a Warrant upon a Registration Default; (iii) reduce the Redemption Price or (iv) reduce the percentage of Holders of Warrants the consent of who is required for modification or amendment of the Warrant Agreement. See "Risk Factors--Amendment to the Warrants."

    The Warrant Agreement (including the terms and conditions of the Warrants) may be modified or amended by the Company and the Warrant Agent without the consent of the holder of any Warrant, for certain specified purposes not materially adversely affecting the rights of the holders of the Warrants.

NO RIGHTS AS STOCKHOLDER

    Holders of Warrants will not be entitled, by virtue of being such holders, to receive dividends, vote, receive notice of any meetings of stockholders, share in the assets of the Company in the event of liquidation, dissolution or the winding up of the Company's affairs, or otherwise have any right of stockholders of the Company.

RULE 144A INFORMATION REQUIREMENT; FINANCIAL INFORMATION

    The Company has agreed to furnish to the holders, the beneficial holders of the Warrants designated by the Holders of the Warrants, or the prospective purchasers of any such securities, the information required to be delivered pursuant to Rule 144A(d)(4) promulgated under the Securities Act, if applicable, until such time as such securities are no longer "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act. Upon request, the Company will also furnish to the holders of the Warrants all quarterly and annual financial information furnished to the holders of the Class A Common Stock.

TRANSFER AND EXCHANGE

    A holder may transfer or exchange the Warrants in accordance with the Warrant Agreement. The Warrant Certificates evidencing the Warrants may be surrendered for exercise or exchange, and the transfer of Warrant Certificates will be registrable, at the office or agency of the Company maintained for such purpose, which initially will be the corporate trust office of the Warrant Agent in New York, New York. The Warrant Certificates will be issued only in fully registered form in denominations of whole numbers of Warrants. No service charge will be made for any exercise, exchange or registration of transfer of Warrant Certificates, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Company may also require a holder, among other things, to furnish appropriate endorsements and transfer documents.

    The registered holder of a Warrant may be treated as the owner of it for all purposes.

BOOK ENTRY; DELIVERY AND FORM

    The certificates representing the Warrants will be issued in fully registered form. Except as described below, the Warrants sold to U.S. persons initially will be represented by a single, permanent global certificate in definitive, fully registered form (the "Restricted Global Warrant") and will be deposited with the Warrant Agent as custodian for The Depository Trust Company, New York, New York ("DTC") and registered in the name of a nominee of DTC, Cede & Co. Warrants sold in offshore transactions in reliance on Regulation S will be represented by a single, permanent global certificate, in definitive, fully registered form (the "Regulation S Global Warrant") and will be deposited with the Warrant Agent as custodian for DTC and registered in the name of Cede & Co. as the nominee of DTC, for the account of CEDEL. The Company will also attempt to have the Regulation S Global Warrant registered for the account of Euroclear, although the Company has been informed by Euroclear that interests in the Warrants may not be held through Euroclear unless 25% of the Warrants sold in the Offering are sold in transactions in reliance on Regulation S. The Company is offering less than 25% of the Warrants to holders who would acquire the Warrants in a Regulation S transaction, although depending on the success of the offering more than 25% of the purchasers of the Warrants may acquire the Warrants in a Regulation S transaction. Accordingly, no assurance can be given that the Regulation S Global Warrant will be registered for the account of Euroclear. If Euroclear has agreed to list the Warrants, the Company may elect to have the Warrants registered with Euroclear and purchasers of Warrants in the Offering will be notified of such listing promptly after the Offering has been consummated. Prior to the 40th day after the closing of this Offering, beneficial interests in the Regulation S Global Warrant may be only held through CEDEL, and any resale or other transfer of such interests to U.S. persons shall not be permitted during such period in reliance on Regulation S. CEDEL will hold omnibus positions on behalf of their respective participants through customers' securities accounts in CEDEL's name on the books of their respective depositaries, which in turn will hold positions in customers' securities accounts in the depositaries' name on the books of DTC. Citibank will act as depositary for CEDEL (in such capacities, the "Depositaries"). If Euroclear agrees to have the Regulation S Global Warrant registered for its account, the Company may elect to have the Warrants registered with Euroclear and, if so registered, the provisions described under this caption "Book-Entry, Delivery and Form" relating to CEDEL will also be applicable to Euroclear.

    The Global Warrants (as defined below) will be subject to certain restrictions on transfer set forth therein and in the Warrant Agreement and will bear the respective legends regarding such restrictions set forth under "Notice to Investors." A beneficial interest in the Regulation S Global Warrant may be transferred to a person who takes delivery in the form of an interest in the Restricted Global Warrant only upon receipt by the Warrant Agent of a written certification from the transferor (in the form provided in the Warrant Agreement) to the effect that such transfer is being made to a person whom the transferor reasonably believes is a "qualified institutional buyer" within the meaning of Rule 144A promulgated under the Securities Act (a "Qualified Institutional Buyer") in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction. Beneficial interests in the Restricted Global Warrant may be transferred to a person who takes delivery in the form of an interest in the Regulation S Global Warrant only upon receipt by the Warrant Agent of a written certification (in the form provided in the Warrant Agreement) to the effect that such transfer is being made in accordance with Regulation S under the Securities Act. After a beneficial interest in a Global Warrant has been transferred pursuant to an effective registration statement or Rule 144 promulgated under the Securities Act, all certification requirements will cease with respect to such beneficial interest, and any beneficial interests so transferred will thereafter be evidenced by a third global certificate. Any beneficial interest in one of the Global Warrants that is transferred to a Person who takes delivery in the form of an interest in the other Global Warrant will, upon transfer, cease to be an interest in such Global Warrant and become an interest in the other Global Warrant and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other Global Warrant for as long as it remains such an interest.

    Warrants held by U.S. persons or "foreign purchasers" who elect to take physical delivery of their certificates instead of holding their interest through a Global Warrant (and which are thus ineligible to trade through DTC or CEDEL (collectively referred to herein as the "Non-Global Purchasers") will be issued in registered form (the "Certificated Warrants"). Upon the transfer to a Qualified Institutional Buyer or in accordance with Regulation S of Certificated Warrants initially issued to a Non-Global Purchaser, such Certificated Warrants will, unless the transferee requests otherwise or the Global Warrant previously has been exchanged in whole for Certificated Warrants, be exchanged for an interest in a Global Warrant. For a description of the restrictions on the transfer of Certificated Warrants and any interest in Global Warrants, see "Notice to Investors."

    The Global Warrants. Upon the issuance of the Regulation S Global Warrant and the Restricted Global Warrant (each a "Global Warrant" and together the "Global Warrants"), DTC or its custodian will credit, on its internal system, the respective number of Warrants of the individual beneficial interests represented by such Global Warrant to the accounts of persons who have accounts with DTC. Ownership of beneficial interests in a Global Warrant will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Global Warrant will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants). U.S. persons may hold their interests in the Restricted Global Warrant directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system. Investors may hold their interests in the Regulation S Global Warrant directly through CEDEL if they are participants in such system, or indirectly through organizations that are participants in such systems. Beginning 40 days after the Closing Date (but not earlier), investors may also hold such interests through organizations other than CEDEL that are participants in the DTC system.

    So long as DTC, or its nominee, is the registered owner or holder of a Global Warrant, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Warrants represented by such Global Warrant for all purposes under the Warrant Agreement and the Warrants. No beneficial owner of an interest in the Global Warrants will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Warrant Agreement and, if applicable, CEDEL.

    Neither the Company, the Warrant Agent nor any agent of the Warrant Agent or the Company will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Warrants or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Company expects that DTC or its nominee, upon receipt of any payment upon redemption in respect of the Global Warrants will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the amounts of such Global Warrant as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Warrant held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

    Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. If a person holding a beneficial interest in a Global Warrant requires physical delivery of a Certificated Warrant for any reason, including to sell Warrants to persons in states which require physical delivery of a Certificated Warrant or to pledge such Warrants, such holder must transfer its interest in the Global Warrant in accordance with the normal procedures of DTC and the procedures set forth in the Warrant Agreement. Transfers between participants in CEDEL will occur in accordance with CEDEL's rules and operating procedures. Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through CEDEL on the other, will be effected by DTC in accordance with DTC rules on behalf of CEDEL by their respective Depositaries; however, subject to compliance with the transfer restrictions applicable to the Warrants, such crossmarket transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Participants in CEDEL may not deliver instructions to the Depositary.

    Because of time-zone differences, credits to the securities account of a CEDEL participant as a result of a transaction with a participant in DTC will be made during the securities settlement processing day (which must be a business day for CEDEL) immediately following the DTC settlement date. Such credits of any transactions in such securities settled during such processing will be reported to the participants in CEDEL on such business day. Cash received in CEDEL as a result of sales of securities by or through a participant in CEDEL to a participant in DTC will be received with value on the DTC settlement date but will be available in the relevant CEDEL cash account only as of the business day following settlement in DTC.

    DTC has advised the Company that it will take any action permitted to be taken by a holder of Warrants only at the direction of one or more participants to whose account the DTC interests in Global Warrants is credited and only in respect of such portion of the aggregate number of Warrants as to which such participant or participants has or have given such direction.

    DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

    CEDEL is incorporated under the laws of Luxembourg as a professional depository. CEDEL holds securities for its participating organizations ("CEDEL Participants") and facilitates the clearance and settlement of securities transactions between CEDEL Participants through electronic book-entry changes in accounts of CEDEL Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in CEDEL in any of 28 currencies, including United States dollars. CEDEL provides to CEDEL Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. CEDEL interfaces with domestic markets in several countries. As a professional depository, CEDEL is subject to regulation by the Luxembourg Monetary Institute. CEDEL Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to CEDEL is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a CEDEL Participant, either directly or indirectly.

    Euroclear was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of 27 currencies, including United States dollars. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by the Brussels, Belgium office of Morgan Guaranty Trust Company of New York (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgium cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear also is available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

    The Euroclear Operator is the Belgian branch of a New York banking corporation which is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission.

    Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law (collectively, "the Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

    Distributions with respect to certificates representing Warrants held through CEDEL will be credited to the cash accounts of CEDEL Participants in accordance with each such systems' rules and procedures, to the extent received by its Depositary. Such distributions will be subject to tax reporting in accordance with relevant United States tax laws and regulations. Each Depositary will take any other action permitted to be taken by a holder of Warrants under the Indenture on behalf of a participant in CEDEL only in accordance with its relevant rules and procedures and subject to its ability to effect such actions on its behalf through DTC.

    Although DTC and CEDEL have agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Warrants among participants of DTC and CEDEL they are under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Warrant Agent will have any responsibility for the performance by DTC or CEDEL or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations. In addition, if Euroclear agrees to have Warrants registered in its name it will be subject to the same limitations and terms described above with respect to CEDEL.

    If DTC is at any time unwilling or unable to continue as a depositary for the Global Warrants and a successor depositary is not appointed by the Company within 90 days, the Company will issue Certificated Warrants in exchange for the Global Warrants.

REGISTRATION RIGHTS

    Pursuant to the Warrant Agreement, the Company will agree to file with the SEC within 300 days after the Closing Date a shelf registration statement or statements under the Securities Act on Form S-1, Form S-2 or Form S-3, as determined by the Company, if the use of such form is then available, to cover the issuance of Class A Common Stock by the Company upon exercise of the Warrants (the "Shelf Registration Statement").

    The Warrant Agreement will provide that: (i) the Company will file the Shelf Registration Statement with the SEC on or prior to 300 days after the Closing Date; and (ii) the Company will use reasonable best efforts to cause the Shelf Registration Statement to be declared effective by the SEC on or prior to one year after the Closing Date. If: (i) the Shelf Registration Statement is not filed with the SEC on or prior to 300 days after the Closing Date; (ii) the Shelf Registration Statement has not been declared effective by the SEC within one year after the Closing Date; or (iii) the Shelf Registration Statement is filed and declared effective but shall thereafter cease to be effective (without being succeeded immediately by an additional Shelf Registration Statement filed and declared effective) for a period of time which shall exceed 90 days (180 days in the event of a Disadvantageous Condition (as defined below)) in the aggregate per year (defined as a period of 365 days beginning on the date such Registration Statement is declared effective) (each such event referred to in clauses (i) through (iii) above, a "Registration Default"), the Warrant Exercise Price of the Warrants will be reduced by $ 1/8 per share of Class A Common Stock. The Warrant Exercise Price of the Warrants will be reduced by an additional $ 1/8 per share of Class A Common Stock, as applicable, with respect to each subsequent six-month period until the Shelf Registration Statement is filed, is declared effective, or again becomes effective, as the case may be. Notwithstanding the foregoing, the maximum number of $ 1/8 per share decreases shall be 10 and there shall be no more than one such decrease in any six-month period. The reduction in the Warrant Exercise Price upon a Registration Default is subject to adjustment in certain limited circumstances. The Company will not be obligated to register Class A Common Stock underlying any Warrants (a) which the holder does not seek to register or (b) if the Company determines (based on discussions with the SEC, advice of counsel or otherwise) that it is not advisable or appropriate to register such shares of Class A Common Stock underlying such Warrants if the SEC has declared effective a registration statement with respect to other shares of Class A Common Stock underlying the Warrants. In any such event (a) or (b), the exercise price underlying such Warrants will not decrease upon the failure to register with the SEC such underlying shares of Class A Common Stock if the SEC has declared effective a registration statement with respect to other shares of Class A Common Stock. The Shalam Option will not contain a similar reduction in the Shalam Option Price upon a Registration Default.

    The Company intends to seek to list the Warrants on a national securities exchange or to seek quotation of the Warrants on the automated quotation system of a national securities exchange (as such terms are defined in the Securities
Act) within 365 days of the Closing Date and to simultaneously register the Warrants under the Securities Act. The Company intends to seek to obtain such listing on theAMEX (the exchange on which the Class A Common Stock is listed) or to obtain quotation of the Warrants on NASDAQ Small Cap. However, AMEX and NASDAQ Small Cap require a minimum number of holders of Warrants, prior to listing or quotation, as the case may be, without a waiver. Since the Offering is being made to a limited number of persons in a private placement transaction, the AMEX or NASDAQ Small Cap may not agree to list or quote the Warrants, as the case may be. In such case, the Company intends to seek to list the Warrants on one of the Boston Stock Exchange, Midwest Stock Exchange, Pacific Stock Exchange or Philadelphia Stock Exchange. However, there can be no assurance that any of such stock exchanges will agree to list the Warrants since such exchanges also have minimum holder requirements for listing. If any of the above exchanges agree to list the

Warrants or the Warrants have been approved for quotation on NASDAQ Small Cap (a "Listing Approval"), the Company will file a shelf registration statement (the "Resale Registration Statement") relating to the Warrants upon the later of (a) 300 days after the Closing Date and (b) the date approval of such listing or quotation is obtained (the "Approval Date") and will use its reasonable best efforts to cause such registration statement to become effective upon the later of (a) 365 days after the Closing Date and (b) 60 days after the Listing Approval Date. Once effective, the Company will be obligated to use reasonable best efforts to cause the Resale Registration Statement to remain effective until the date three years following the Closing Date.

    Notwithstanding the foregoing, to the if the Company shall furnish to the holders of Warrants notice stating that in the Board of Directors' good faith judgment it would be disadvantageous (a "Disadvantageous Condition") to the Company or its stockholders for such a registration statement to be maintained effective, or to be filed and become effective, the Company shall be entitled to cause any registration statement to be withdrawn and the effectiveness of such registration statement terminated, or, in the event no Registration Statement has yet been filed, shall be entitled not to file any such Registration Statement, until such Disadvantageous Condition no longer exists (notice of which the Company shall promptly deliver to the holders of Warrants), such period not to extend beyond one hundred and eighty (180) days. In the event that the Company shall give any notice of a Disadvantageous Condition, the Company shall at such time as it in good faith deems appropriate file a new registration statement covering the securities that were covered by such withdrawn registration statement.

    Holders of Transfer Restricted Warrants will be required to make certain representations to the Company (as described in the Warrant Agreement) and will be required to deliver information to be used in connection with the Resale Registration Statement in order to have such Warrants included in the Resale Registration Statement and benefit from the provisions regarding the reduction in the Warrant Exercise Price upon a Registration Default set forth in the second preceding paragraph. Once effective, the Company will be obligated to cause the Resale Registration Statement to remain effective for three years following the Closing Date, and to cause the Shelf Registration Statement to remain effective until the Expiration Date. For purposes hereof, "Transfer Restricted Warrants" means each Warrant until the date on which such Warrant has been effectively registered under the Securities Act and disposed of in accordance with the Resale Registration Statement, or the date on which such Warrant is distributed to the public pursuant to Rule 144 promulgated under the Securities Act or is salable pursuant to Rule 144(k) promulgated under the Securities Act (or any similar provisions then in force) or is otherwise freely tradeable.

    Holders of Transfer Restricted Warrants will be required to indemnify the Company against certain liabilities, including liabilities under the Securities Act, incurred as a result of information provided by such Holders in connection with the Resale Registration Statement, and to contribute to payments the Company may be required to make in respect of such liabilities.

CONCERNING THE WARRANT AGENT

    Continental Stock Transfer & Trust Company will act as Warrant Agent under the Warrant Agreement. The address of the Warrant Agent's corporate trust office is Two Broadway, New York, New York 10004, Attention: William Seegraber. Continental Stock Transfer & Trust Company also acts as trustee under the Indenture governing the Debentures, and as registrar and transfer agent for the Class A Common Stock.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 30,000,000 shares of Class A Common Stock, par value $.01 per share, 10,000,000 shares of Class B Common Stock, par value $.01 per share, 50,000 shares of Preferred Stock, par value $50 per share, and 1,500,000 shares of Series Preferred Stock, par value $.01 per share. As of March 31, 1995, there were 6,777,788 shares of Class A Common

Stock outstanding. As of March 31, 1995, 2,260,954 shares of Class B Common Stock and 50,000 shares of Preferred Stock were issued and outstanding. There are no shares of Series Preferred Stock outstanding.

    The following summary description relating to the Class A Common Stock, the Class B Common Stock, the Preferred Stock and Series Preferred Stock does not purport to be complete and is qualified in its entirety by reference to such documents. A copy of any of such documents is available upon request to the Company. A description of the Company's capital stock is contained in the Certificate of Incorporation of the Company. Reference is made to such Certificate of Incorporation for a detailed description of the provisions thereof summarized below.

CLASS A COMMON STOCK AND CLASS B COMMON STOCK
    Voting Rights

    Except for the election or removal without cause of directors, as required by the Certificate of Incorporation, and except for such separate class votes as may be required by Delaware law and the Certificate of Incorporation, holders of both classes of Common Stock vote as a single class on all matters, including amendment of the Certificate of Incorporation to increase or decrease the aggregate number of authorized shares of any class or classes of stock. In all cases, each share of Class A Common Stock is entitled to cast one vote per share and each share of Class B Common Stock is entitled to cast ten votes per share.

    Holders of Class A Common Stock, voting separately as a class, are entitled to elect 25% of the Board of Directors (rounded up to the nearest whole number) so long as the number of outstanding shares of Class A Common Stock is at least 10% of the total number of outstanding shares of both classes of Common Stock. If the number of outstanding shares of Class A Common Stock should become less than 10% of the total number of outstanding shares of both classes of Common Stock, directors would then be elected by all stockholders voting as one class, except holders of Class A Common Stock would have one vote per share and holders of Class B Common Stock would have ten votes per share. In such event, the American Stock Exchange may consider delisting the Class A Common Stock.

    The holders of a majority of the Class B Common Stock, voting separately as a class, will continue to be able to elect the directors not elected by holders of the Class A Common Stock, so long as the number of outstanding shares of Class B Common Stock is at least 12.5% of the number of outstanding shares of both classes of Common Stock. If the number of outstanding shares of Class B Common Stock falls below that percentage, directors not elected by the holders of Class A Common Stock will be elected by the holders of both classes of Common Stock, with holders of Class A Common Stock having one vote per share and holders of Class B Common Stock having ten votes per share.

    Directors may be removed, with or without cause, provided that any removal of directors without cause may be made only by the holders of the class or classes of Common Stock that elected them. Vacancies in a directorship may be filled by the vote of the class of shares that had previously filled that vacancy, or by the remaining directors elected by that class. However, if there are no such directors, the vacancy may be filled by the remaining directors.

    The outstanding shares of Class A Common Stock equal approximately 75.0% of the shares of both classes outstanding, and the holders of Class A Common Stock have approximately 23.0% of the combined voting power of both classes of Common Stock. The holders of Class B Common Stock, therefore, have the power to amend the Company's Certificate of Incorporation to authorize the issuance of enough additional Class B Common Stock to decrease the outstanding amount of Class A Common Stock to less than 10%. Because of limitations on dividends in shares of Class A Common Stock and Class B Common Stock, stock dividends will have the effect of strengthening the control position of holders of Class B Common Stock.

    Dividends

    The holders of Class A Common Stock and Class B Common Stock are entitled to receive dividends or distributions declared by the Board of Directors in equal amounts, share for share, except as hereafter noted. See "Dividend Policy." With respect to a cash dividend, the Board may pay an equal or greater amount per share on the Class A Common Stock than on the Class B Common Stock or declare and pay a cash dividend on the Class A Common Stock without any such dividend being declared and paid on the Class B Common Stock.

    In addition, dividends paid in shares of Class A Common Stock or Class B Common Stock may be paid only as follows:

        (i) shares of Class A Common Stock may be paid only to holders of shares of Class A Common Stock and shares of Class B Common Stock may be paid only to holders of Class B Common Stock; and

        (ii) the same number of shares shall be paid in respect of each outstanding share of Class A Common Stock and Class B Common Stock.

    Conversion

    At the option of the holder, each share of Class B Common Stock is convertible at any time into one share of Class A Common Stock. Conversion of a significant number of shares of Class B Common Stock into Class A Common Stock could put control of the entire Board of Directors into the hands of such holders of the Class B Common Stock who so convert.

    Restrictions on Transfer of Class B Common Stock

    Without the written consent of holders of two-thirds of the outstanding shares of Class B Common Stock, shares of Class B Common Stock may not be transferred except to another holder of Class B Common Stock, certain family members of the holder and certain other permitted transferees. Upon any nonpermitted sale or transfer, shares of Class B Common Stock will automatically convert into an equal number of shares of Class A Common Stock. Accordingly, no trading market will develop in the Class B Common Stock and the Class B Common Stock will not be listed or traded on any exchange or in any market.

    Other Rights

    Stockholders of the Company have no preemptive or other rights to subscribe for additional shares. Subject to any rights of holders of any Preferred Stock and Series Preferred Stock, all holders of Common Stock, regardless of class, are entitled to share ratably in any assets available for distribution on liquidation, dissolution or winding up of the Company. No shares of either class of Common Stock are subject to redemption. All outstanding shares are, and all shares issuable upon exercise of the Warrants offered hereby will be, when issued upon such exercise in accordance with the terms of the Warrants, legally issued, fully paid and nonassessable. The Company may not subdivide or combine shares of either class of Common Stock without at the same time proportionally subdividing or combining shares of the other class of Common Stock.

    Effects of Disproportionate Voting Rights

    The disproportionate voting rights of Class A Common Stock and Class B Common Stock could have an adverse effect on the market price of the Class A Common Stock. Such disproportionate voting rights may effectively preclude the Company from being taken over in a transaction not supported by holders of Class B Common Stock, may render more difficult or discourage a merger proposal or tender offer or may preclude a successful proxy contest, even if such actions were favored by stockholders of the Company other than the holders of the Class B Common Stock. Accordingly, such disproportionate voting rights may deprive stockholders of an opportunity to sell their shares at a premium over prevailing market prices, since takeover bids frequently involve purchases of stock directly from stockholders at such a premium price.

    Transfer Agent

    The transfer agent and registrar for shares of the Class A Common Stock and Class B Common Stock is Continental Stock Transfer & Trust Company, New York, New York. Continental Stock Transfer & Trust Company will also be acting as Warrant Agent for the Warrants

PREFERRED STOCK
    Preferred Stock

    The 50,000 shares of Preferred Stock are owned by Shintom. Such shares are nonvoting and have preference over the Common Stock in the event of liquidation, dissolution or winding up of the Company to the extent of its par value of $50 per share.

SERIES PREFERRED STOCK

    The Company is authorized to issue up to 1,500,000 shares of Series Preferred Stock, par value $.01 per share, none of which has been issued. The Certificate of Incorporation provides that the Board of Directors may issue by resolution shares of Series Preferred Stock from time to time in one or more series and fix, as to each such series, the designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions pertaining thereto, including voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation and conversion rights. However, the Company may not issue shares of Series Preferred Stock carrying in excess of one vote per share or convertible into Class B Common Stock without prior approval of a majority in interest of the holders of Class B Common Stock. The Company has no present plans for the issuance of any shares of Series Preferred Stock.

    It is not possible to state the actual effect of the authorization of the Series Preferred Stock upon the rights of holders of Class A Common Stock, Class B Common Stock and Preferred Stock until the Board determines the specific rights thereof. However, such effects might include (a) restrictions on dividends on either class of Common Stock if dividends on Series Preferred Stock have not been paid; (b) dilution of the voting power of the Class A Common Stock to the extent that the Series Preferred Stock has voting rights; (c) dilution of the equity interest of the Class A Common Stock to the extent that the Series Preferred Stock is convertible into Class A Common Stock; or (d) either class of Common Stock and Preferred Stock not being entitled to share in the Company's assets upon liquidation, dissolution or winding up until satisfaction of any liquidation preference granted to holders of Series Preferred Stock. The Company has been advised that under its current listing requirements, the American Stock Exchange would consider delisting the Class A Common Stock if any Series Preferred Stock diluted the class voting rights of the Class A Common Stock. Issuance of Series Preferred Stock, while providing desirable flexibility in connection with possible acquisition and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding voting stock. Accordingly, the issuance of Series Preferred Stock may be used as an antitakeover device without further action on the part of the stockholders of the Company.

DELAWARE LAW

    The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly held Delaware corporation from engaging, under certain circumstances in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless either: (i) prior to the date at which the stockholder became an interested stockholder, the Board of Directors approved either the business combination or the transaction in which the person becomes an interested stockholder; (ii) the stockholder acquires more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans) upon consummation of the transaction in which the stockholder becomes in interested stockholder; or
(iii) the business combination is approved by the Board of Directors and by at least 66 2/3% of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent) held on or subsequent to the date of the business combination. An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 15% or more of the corporation's voting stock. Section 203 defines a "business combination" to include, without limitation, mergers, consolidations, stock sales and asset-based transactions and other transactions resulting in a financial benefit to the interested stockholder.

    Section 203 of the Delaware General Corporation Law contains provisions normally considered to have the effect of inhibiting a non-negotiated merger or other business combination. Consequently, the market price of the Class A Common Stock may be less likely to reflect a "premium for control."

SHARES ELIGIBLE FOR FUTURE SALE; DILUTION

    The Warrants offered hereby will be exercisable for Class A Common Stock upon the later of (a) one year after the Closing Date and (b) the effectiveness of the Shelf Registration Statement, until the Expiration Date at the Warrant Exercise Price, subject to adjustment in the Expiration Date and the Warrant Exercise Price in certain cases. See "Description of the Warrants." The Company has agreed to use its reasonable best efforts to cause the Shelf Registration Statement relating to the Class A Common Stock to be declared effective within one year of the Closing Date. Sales of a substantial number of shares of Class A Common Stock in the public market could materially adversely affect the market price of the Class A Common Stock. Conversion of a substantial amount of the Series AA Convertible Debentures, Series BB Convertible Debentures, Debentures, Warrants or other warrants of the Company also could materially adversely affect the market price of the Class A Common Stock due to the large number of additional shares of Common Stock issuable upon conversion of such debentures and Warrants (1,365,000 shares) in comparison to the relatively small number of shares held by members of the public that are able to trade without restriction. In addition, the independent members of the Board of Directors may elect not to exercise the Shalam Option in connection with the exercise of the Warrants if such board members believe it is in the best interests of the Company not to exercise the Shalam Option. The decision by the independent directors of the Board of Directors not to exercise the Shalam Option, in whole or in part, upon exercise of the Warrants would result in an increase in the number of shares of Class A Common Stock outstanding and available for future sale and could result in significant dilution to the holders of Common Stock. See "Risk Factors--Shares Eligible for Future Sale; Dilution".

    Upon completion of this Offering, the Company will have outstanding 6,777,788 shares of Class A Common Stock (assuming no exercise of options or warrants or conversion of other securities after March 31, 1995). Of these shares, 3,406,326 shares of Class A Common Stock are freely transferable and tradable without restriction or further registration under the Securities Act except for any shares purchased by any affiliates of the Company, which will be subject to the resale limitations of Rule 144 promulgated under the Securities Act.

    In general, under Rule 144 as currently in effect, affiliates of the Company would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the number of shares of Class A Common Stock then outstanding or the average weekly trading volume of the Class A Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company.

    The Company is unable to estimate accurately the number of shares that will be sold under Rule 144 since this will depend in part on the market price for the Class A Common Stock, the personal circumstances of the sellers and other factors.

    With regard to certain demand and piggyback registration rights, see "Recent Transactions-- Repayment of Certain Subordinated Indebtedness" and "--H & H Eastern Distributors, Inc."

    The Company has registered Class A Common Stock under the Securities Act for issuance to certain of its directors, officers and employees pursuant to the Company's stock option plans. Shares issued pursuant to such stock option plans after the effective date of any registration statement covering such shares generally will be available for sale in the open market (except that such shares held by affiliates will be subject to compliance with the volume restrictions of Rule 144 under the Securities Act).

                              NOTICE TO INVESTORS

    Each purchaser of Warrants, by its acceptance thereof, will be deemed to have acknowledged, represented to and agreed with the Company as set forth in the Subscription Agreement and as follows:

    1. It understands and acknowledges that the Warrants are being offered in a transaction not requiring registration under the Securities Act or any other securities law, that the Warrants and the shares of Class A Common Stock issuable upon conversion of the Warrants have not been registered under the Securities Act or any other applicable securities law and, unless so registered, may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act or any other applicable securities law, pursuant to an exemption therefrom or in a transaction not subject thereto, and in each case, in compliance with the conditions for transfer set forth in paragraph (4) below.

    2. In the normal course of its business, it invests in, or purchases securities similar to, the Warrants and it has such knowledge and experience in financial and business matters as to render it capable of evaluating the merits and risks of purchasing the Warrants and the Class A Common Stock for which they are exercisable. It is aware that it (or any investor account) may be required to bear the economic risk of an investment in the Warrants for an indefinite period of time and it (or such account) is able to bear such risk for an indefinite period. The Subscriber further acknowledges that it is aware that the Company does not expect to pay dividends in the foreseeable future.

    3. It acknowledges that neither the Company nor any person representing the Company has made any representation to it with respect to the Company, the Offering or the Warrants, other than the information contained in this Offering Memorandum which has been delivered to it and upon which it is relying in making its investment decision with respect to the Warrants. It has had access to such financial and other information concerning the Company and the Warrants as it has deemed necessary in connection with its decision to purchase the Warrants, including an opportunity to ask questions of, and request information from, the Company.

    4. It is purchasing the Warrants for its own account, or for one or more investor accounts for which it is acting as a fiduciary or agent, in each case for investment, and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act, subject to any requirement of law that the disposition of its property or the property of such investor account or accounts be at all times within its or their control and subject to its or their ability to resell the Warrants pursuant to Rule 144A, Regulation S or any exemption from registration available under the Securities Act. It agrees on its own behalf and on behalf of any investor account for which it is purchasing the Warrants, and each subsequent holder of the Warrants by its acceptance thereof will agree, to offer, sell or otherwise transfer such Warrants prior to the date which is three years after the later of the date of original issue and the last date on which the Company or any affiliate of the Company was the owner of such Warrants (or any predecessor thereto) (the "Resale Restriction Termination Date") only (a) to the Company, (b) pursuant to a registration statement which has been declared effective under the Securities Act, (c) for so long as the Restricted Securities are eligible for resale pursuant to Rule 144A, to a person it reasonably believes is a qualified institutional buyer under and in compliance with Rule 144A (a "QIB") that purchases for its own account or for the account of a QIB to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales that occur outside the United States within the meaning of and in compliance with Regulation S promulgated under the Securities Act, (e) within the United States to an institutional "accredited investor" within the meaning of subparagraph (a)(1), (2), (3) or (7) of Rule 501 promulgated under the Securities Act that is purchasing for his own account or for the account of such an institutional "accredited investor" for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act or (f) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of its property or the property of such investor account or accounts be at all times within its or their control. The foregoing restrictions on resale should not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Warrants is proposed to be made pursuant to clause (e) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of Annex A hereto to the Warrant Agent, which shall provide, among other things, that the transferee is an institutional "accredited investor" within the meaning of subparagraph (a)(1), (2), (3) or (7) of Rule 501 promulgated under the Securities Act and that it is acquiring such Warrants for investment purposes and not for distribution in violation of the Securities Act. In connection with the Offering, the Subscriber will execute a Suitability Questionnaire which evidences that status of, and contains certain representations and warranties by the Subscriber and the Subscriber will acknowledge that the Company is relying on the information contained in such Suitability Questionnaire in connection with the sale of the Warrants to the Subscriber and the other Subscribers. Each purchaser acknowledges that the Company and the Warrant Agent reserve the right, prior to any offer, sale or other transfer prior to the Resale Restriction Termination Date of the Warrants pursuant to clause (d), (e) or (f) above, to require the delivery of an opinion of counsel, certifications and other information satisfactory to the Company and the Warrant Agent. Each purchaser acknowledges that each Warrant Certificate will contain a legend substantially to the following effect:

        THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

        THE HOLDER OF THIS SECURITY BY, ITS ACCEPTANCE HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE "RESALE RESTRICTION TERMINATION DATE") WHICH IS THREE YEARS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATED PERSON OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) ONLY (A) TO THE COMPANY, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER," AS SUCH TERM IS DEFINED IN, AND IN COMPLIANCE WITH, RULE 144A PROMULGATED UNDER THE SECURITIES ACT, THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF AND IN COMPLIANCE WITH REGULATION S PROMULGATED UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF SUBPARAGRAPH (A)(1), (2), (3) OR (7) OF RULE 501 PROMULGATED UNDER THE SECURITIES ACT THAT IS ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL "ACCREDITED INVESTOR," FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY'S AND THE WARRANT AGENT'S RIGHT PRIOR TO ANY

    SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D), (E) OR (F), TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATIONS AND OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND SUBJECT TO THE REQUIREMENT THAT IN EACH OF THE FOREGOING CASES, A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE WARRANT AGENT. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

    5. If it is a purchaser in a sale that occurs outside the United States within the meaning of Regulation S under the Securities Act, it acknowledges that until the expiration of the "40-day restricted period" within the meaning of Rule 903(c) (2) promulgated under the Securities Act, any offer or sale of the Restricted Securities shall not be made by it in reliance upon Regulation S to a U.S. person or for the account or benefit of a U.S. person within the meaning of Rule 902(o) promulgated under the Securities Act.

    6. It was the beneficial owner of the principal amount of Debentures as of June 3, 1994 set forth in the Subscription Agreement executed by such person.

    7. It acknowledges that the Company and others will rely upon the truth and accuracy of the foregoing acknowledgments, representations and agreements and agrees that, if any of the acknowledgments, representations or warranties deemed to have been made by it by its purchase of Warrants are no longer accurate, it shall promptly notify the Company. If it is acquiring any Warrants as a fiduciary or agent for one or more investor accounts, it represents that it has sole investment discretion with respect to each such account and that it has full power to make the foregoing acknowledgments, representations and agreements on behalf of each such account.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following is a general summary of certain of the anticipated United States federal income tax consequences to investors in the Offering with respect to receipt, exercise and disposition of the Warrants and to the Company upon issuance and exercise of the Warrants. The summary is for general information only and is based on the United States Internal Revenue Code of 1986 (the "Code"), the Treasury Regulations promulgated or proposed thereunder, and judicial and administrative interpretations thereof, all as in effect on the date hereof and all of which are subject to change. Any such changes could be applied retroactively in a manner that could adversely affect a holder of the Debentures or the Warrants. In addition, the tax consequences of the matters discussed herein are uncertain because of the lack of applicable legal authority and may be subject to administrative or judicial interpretations that differ from the discussion below. The Company has not requested a ruling from the Internal Revenue Service ("IRS") with respect to these matters. The summary is addressed to holders (but in the case of holders who are Foreign Persons, as defined below, only to those holders (i) who are not pass-through entities, (ii) for whom income, gain or loss with respect to the Debentures or the Warrants would not be effectively connected with the conduct of a trade or business in the United States and (iii) who are neither United States expatriates nor former United States residents) who will hold the Warrants, and who hold or held the Debentures, as "capital assets" within the meaning of section 1221 of the Code. The tax treatment of a holder of the Debentures or the Warrants may vary depending upon the particular situation of the holder. Certain holders (including, but not limited to, insurance companies, tax-exempt organizations and financial institutions) may be subject to special rules not discussed below. The discussion below also does not address the effect of any state, local or foreign tax law on a holder of the Debentures or the Warrants. The discussion does not constitute, and should not be considered as, legal or tax advice to holders of the Debentures or the Warrants. Each holder of Debentures and/or Warrants should consult a tax advisor as to the particular tax consequences to such holder with respect to receipt, exercise and disposition of the Warrants and the ownership of the Debentures, including the applicability and effect of any state, local or foreign tax laws.

    As used herein, the term "Foreign Person" means a person other than (i) an individual who is a citizen or resident of the United States, (ii) a partnership, corporation or other entity organized in or under the laws of the United States or any state thereof, or (iii) an estate or trust that is subject to United States federal income taxation without regard to the source of its income.

TAX CONSEQUENCES OF RECEIPT, EXERCISE AND DISPOSITION OF WARRANTS

    While the law is unclear, persons who acquire Warrants in the Offering and who hold the Debentures with respect to which such Warrants are acquired should not recognize gain or loss or be required to include any amount in income as the result of the receipt of the Warrants in exchange for providing the Release. While the law is also unclear on this point, persons who acquire Warrants in the Offering but who no longer hold the Debentures with respect to which such Warrants are acquired should recognize capital gain equal to the fair market value of the Warrants acquired. All persons who acquire Warrants in the Offering should have a tax basis in each Warrant received equal to the fair market value of the Warrant on the date of issuance.

    Upon exercise of a Warrant, holders should have an initial tax basis in each share of Class A Common Stock purchased equal to the sum of the tax basis of the Warrant (i.e., the fair market value of the Warrant on the date issued) plus the amount paid per share upon exercise of the Warrant. Cash received in lieu of a fractional share of Class A Common Stock should be treated as received in redemption of such fractional share deemed purchased upon exercise of the Warrants, and holders generally should recognize gain or loss equal to the difference between the amount received and their tax basis in such fractional share.

    On the sale or exchange of a Warrant, holders should recognize capital gain or loss equal to the difference (if any) between the amount realized on the sale or exchange and the holder's tax basis in the Warrant. If the Warrants expire unexercised, and a registration statement relating to the Class A Common Stock underlying the Warrants has been effective prior to the Expiration Date so that no payment is received by holders on the Expiration Date, the loss realized upon expiration of the Warrants should be treated as capital loss. If such a registration statement has not been effective, so that the Company is required to redeem the Warrants on the Expiration Date for a cash payment equal to the Redemption Price, any loss realized (if a holder's basis in a Warrant exceeds the mandatory redemption payment) should also be treated as a capital loss, but any gain realized (if a holder's basis in a Warrant is less than the mandatory redemption payment) could be treated as ordinary income if the redemption of the Warrants does not constitute a sale or exchange of the Warrants. Holders should consult their tax advisors with respect to the treatment of gain or loss attributable to failure to exercise the Warrants.

    Foreign Persons who receive, exercise or dispose of Warrants generally should not be subject to U.S. federal income tax on any gain recognized in the transactions described in this section. See "Tax Consequences to Foreign Persons" below.

TAX CONSEQUENCES TO HOLDERS OF DEBENTURES

    As noted above, while the law is unclear, receipt of the Warrants should not be a taxable event to holders of the Debentures with respect to which the Warrants are received. Rather, such holders should reduce the tax basis of their Debentures by the fair market value, on the date of issuance, of the Warrants received with respect to such Debentures. Furthermore, while there is no authority on point, such basis reduction may be treated as "market discount" with respect to a Debenture for federal income tax purposes, and the Company intends to treat it as such. However, as noted below other treatments are possible, and there can be no assurance that the IRS would not take the position that the basis reduction should be treated in some way other than as market discount. Holders of Debentures are urged to consult their own tax advisors with respect to the tax consequences of the receipt of the Warrants.

    Under the market discount rules of the Code, a holder of Debentures generally would be required to treat any principal payment on a Debenture and any gain recognized on the sale, exchange, retirement or other disposition of a Debenture as ordinary income to the extent of the lesser of (i) the amount of such payment or recognized gain and (ii) the accrued market discount which has not previously been included in income. Also, upon conversion of the Debentures, any accrued but not previously included market discount would carry over to the Class A Common Stock received on conversion, and any gain recognized upon disposition of such Class A Common Stock would be required to be included as ordinary income to the extent of such accrued market discount. In general, such ordinary income is treated as interest income for federal income tax purposes. In addition, a holder might be required to defer, until the maturity of a Debenture or its earlier disposition in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the Debenture.

    Market discount would accrue ratably during the period from the date of issuance of the Warrants to the maturity date of the Debentures, unless a holder made an irrevocable election to accrue market discount under a constant yield method. A holder of a Debenture could elect to include market discount in income currently as it accrued (under either a ratable or constant yield method), in which case the rules described above regarding (i) the treatment as ordinary income of gain upon the disposition of the Debenture and upon the receipt of certain payments and (ii) the deferral of interest deductions, would not apply. The election to include market discount in income currently, once made, would apply to all market discount obligations acquired in or after the first taxable year to which the election applies and could not be revoked without the consent of the Internal Revenue Service. Such currently included market discount would increase the holder's tax basis in the Debenture and generally would be treated as ordinary interest income for federal income tax purposes.

    Market discount with respect to a Debenture held by a Foreign Person is not subject to withholding of U.S. federal income tax.

    Any gain recognized by a holder of Debentures in excess of the amount treated as ordinary income under the market discount rules would be taxed as capital gain, provided the holder held the Debentures as a capital asset. Such capital gain would be long-term capital gain if the holder held the Debentures for more than one year as of the date such gain is recognized. Gain recognized by holders of Debentures who are Foreign Persons will generally not be subject to U.S. federal income tax. See "Tax Consequences to Foreign Persons" below.

    As noted above, because of a lack of authority, it is not certain that any basis reduction resulting from receipt of the Warrants will be treated as market discount. If such basis reduction were not treated as market discount, it could be treated as original issue discount ("OID"). In that case, the market discount rules described above would not apply, and holders of Debentures could be required to include the fair market value of the Warrants received in income on an accrual basis based on a constant yield, presumably over the remaining term of the Debentures. As noted above, Foreign Persons would generally not be subject to U.S. federal income tax on any such gain. See "Tax Consequences to Foreign Persons" below. Also, Foreign Persons would generally not be subject to withholding with respect to any OID on the Debentures, provided that the OID qualified as "portfolio interest" under the Code. Foreign Persons should consult their own tax advisors with respect to the application of the "portfolio interest" rules of the Code.

TAX CONSEQUENCES TO FOREIGN PERSONS

    Foreign Persons (other than certain nonresident alien individuals who are present in the United States for more than 183 days in a taxable year) are generally not subject to United States federal income tax on capital gains recognized, unless such gains are effectively connected with the conduct of a trade or business in the United States. Consequently, such Foreign Persons should not be subject to tax in the United States upon (i) the receipt of Warrants, even if such Foreign Person no longer holds Debentures, (ii) the receipt of cash in lieu of a fractional share of Class A Common Stock upon exercise of the Warrants, (iii) the sale, exchange or redemption of the Warrants, or (iv) the sale or exchange of, or the receipt of principal payments on, the Debentures.

TAX CONSEQUENCES TO THE COMPANY

    The Company should not recognize gain or loss or be required to include any amount in income with respect to the issuance of the Warrants in exchange for the Release. Also, the Company should not recognize gain or loss or be required to include any amount in income with respect to the issuance of its Class A Common Stock upon exercise of the Warrants.

                              ERISA CONSIDERATIONS

    The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Internal Revenue Code of 1986, as amended (the "Code"), prohibit certain transactions between persons who are "parties in interest" under ERISA or "disqualified persons" under the Code, including the extension of credit between a plan subject to ERISA or the Code (a "Plan") and a party in interest or disqualified person. Any person proposing to purchase the Warrants for or on behalf of a Plan should consult with its counsel with respect to the potential applicability of ERISA and the Code to such investment and whether any exemption would be applicable, and should determine on its own whether all conditions have been satisfied.

    Accordingly, each purchaser of Warrants from the Company, by its acceptance thereof, will be deemed to certify to the Company that either (i) no part of the funds used to purchase the Warrants constitutes assets of an employee benefit plan or (ii) that the use of such assets would not constitute a non-exempt prohibited transaction under ERISA or the Code. This representation shall be deemed to be based upon such purchaser's determination that a statutory or administrative exemption is applicable or that the issuer and its affiliates are not parties in interest or disqualified persons with respect to the employee benefit plan with respect to which the investment is being made.

    Moreover, each person investing on behalf of a Plan should determine whether, under the general fiduciary standards of investment prudence and diversification, an investment in the Warrants is appropriate, taking into account the overall investment policy of the Plan and the composition of the Plan's portfolio.

                            INDEPENDENT ACCOUNTANTS

    The consolidated financial statements of the Company and subsidiaries appearing elsewhere in this Offering Memorandum have been audited by KPMG Peat Marwick LLP, independent certified public accountants, to the extent and for the periods indicated in their report thereon. Such financial statements have been included in reliance upon the report of KPMG Peat Marwick LLP.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports and other information with the SEC. The reports and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549 and at the SEC's Regional Offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. In addition, to the extent applicable, for so long as any of the Warrants remain outstanding, the Company will make available to any holder of the Warrants (a) the information required by Rule 144A(d)(4) under the Securities Act, until such securities are no longer restricted securities within the meaning of Rule 144 under the Securities Act and (b) upon request, any reports sent to the Company's holders of Class A Common Stock generally. The Company will also, upon reasonable request, deliver to each person to whom a copy of this Offering Memorandum has been delivered any reports previously filed with the SEC or any other information regarding the Company, including any agreements and contracts to which the Company is a party. The Company may require any person making such a request to execute a confidentiality agreement in favor of the Company.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Company incorporates herein by reference all documents and reports subsequently filed by the Company with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offering Memorandum and prior to termination of the offering of the Warrants. Such documents shall be deemed to be incorporated by reference in this Offering Memorandum and to be a part hereof from the date of filing of such documents or reports.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offering Memorandum to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded, except as so modified or superseded, shall not be deemed to constitute a part of this Offering Memorandum.

    The Company will provide without charge to each person to whom a copy of this Offering Memorandum has been delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents unless they are specifically incorporated by reference into such documents. Notwithstanding the foregoing, the Company incorporates herein by reference the list of exhibits set forth in the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1994, and will provide without charge to each person to whom a copy of this Offering Memorandum has been delivered, on the written or oral request of such person, a copy of any or all of such exhibits. Requests for such copies should be directed to: C. Michael Stoehr, Chief Financial Officer, Audiovox Corporation, 150 Marcus Boulevard, Hauppauge, New York 11788, telephone 516-231-7750. The Company may require any person making such a request to execute a confidentiality agreement in favor of the Company.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
  AUDIOVOX CORPORATION:

    We have audited the accompanying consolidated balance sheets of Audiovox Corporation and subsidiaries as of November 30, 1993 and 1994, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended November 30, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Audiovox Corporation and subsidiaries as of November 30, 1993 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended November 30, 1994, in conformity with generally accepted accounting principles.

    As discussed in Note 1(f) to the consolidated financial statements, the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" in 1994.

                                          /S/KPMG PEAT MARWICK LLP

Jericho, New York
February 13, 1995

                     AUDIOVOX CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                           NOVEMBER 30, 1993 AND 1994
                                 (IN THOUSANDS)

                                                                            1993        1994
                                                                          --------    --------
   ASSETS

Current Assets:
  Cash and cash equivalents............................................   $  1,372    $  5,495
  Accounts receivable, net.............................................     73,208      94,242
  Inventory, net.......................................................     64,308      83,430
  Income taxes receivable..............................................        228       --
  Notes receivable from equity investment..............................      7,973       --
  Prepaid expenses and other current assets............................      3,668       6,065
  Deferred income taxes................................................      2,620       2,247
                                                                          --------    --------
      Total current assets.............................................    153,377     191,479
                                                                          --------    --------

Restricted cash........................................................      --          6,559
Property, plant and equipment, net.....................................      6,083       6,180
Equity investments.....................................................      7,240      25,902
Debt issuance costs, net...............................................        750       4,840
Excess cost over fair value of assets acquired and
  other intangible assets, net.........................................      1,031       1,032
Other assets...........................................................      1,190       3,106
                                                                          --------    --------
                                                                          $169,671    $239,098
                                                                          --------    --------
                                                                          --------    --------
    LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable.....................................................   $ 17,762    $ 21,088
  Accrued expenses and other current liabilities.......................     10,841      13,063
  Income taxes payable.................................................      2,250         834

  Bank obligations.....................................................     38,797       1,084
  Documentary acceptances..............................................     10,833       --
  Current installments of long-term debt...............................      9,743         159
                                                                          --------    --------
      Total current liabilities........................................     90,226      36,228
Bank obligations.......................................................      --         29,100
Deferred income taxes..................................................      --          5,945

Long-term debt, less current installments..............................     13,610      75,653
                                                                          --------    --------
      Total liabilities................................................    103,836     146,926
                                                                          --------    --------

Minority interest......................................................         42         138
                                                                          --------    --------
Stockholders' equity:
  Preferred stock......................................................      2,500       2,500
  Common Stock:
      Class A..........................................................         68          68
      Class B..........................................................         22          22
  Paid-in capital......................................................     39,171      39,715
  Retained earnings....................................................     24,226      50,254
                                                                          --------    --------
                                                                            65,987      92,559

Cumulative foreign currency translation and adjustment.................       (194)       (525)
                                                                          --------    --------
  Total stockholders' equity...........................................     65,793      92,034
                                                                          --------    --------
Commitments and contingencies

                                                                          $169,671    $239,098
                                                                          --------    --------
                                                                          --------    --------

          See accompanying notes to consolidated financial statements.

                     AUDIOVOX CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF EARNINGS
                  YEARS ENDED NOVEMBER 30, 1992, 1993 AND 1994
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     1992       1993       1994
                                                                   --------   --------   --------
Net sales........................................................  $343,905   $389,038   $486,448
Cost of sales....................................................   284,904    314,118    401,537
                                                                   --------   --------   --------
  Gross profit...................................................    59,001     74,920     84,911
                                                                   --------   --------   --------
Operating expenses:
  Selling........................................................    16,699     23,191     31,925
  General and administrative.....................................    25,202     28,096     33,114
  Warehousing, assembly and repair...............................     8,347      8,479      9,386
                                                                   --------   --------   --------
                                                                     50,248     59,766     74,425
                                                                   --------   --------   --------

Operating income.................................................     8,753     15,154     10,486
Other income (expenses):
  Interest and bank charges......................................    (6,686)    (6,504)    (6,535)
  Equity in income of equity investments.........................     1,177      4,948      3,748
  Management fees and related income.............................     4,933      1,903      1,543
  Gain on sale of equity investment..............................     --         --        27,783
  Gain on public offering of equity investment...................     --         --        10,565
  Other, net.....................................................       137       (259)    (1,056)
                                                                   --------   --------   --------
                                                                       (439)        88     36,048
                                                                   --------   --------   --------
Income before provision for income taxes, extraordinary item and
cumulative effect of a change in an accounting principle.........     8,314     15,242     46,534
Provision for income taxes.......................................     2,495      5,191     20,328
                                                                   --------   --------   --------
Income before extraordinary item and cumulative effect of a
  change in accounting for income taxes..........................     5,819     10,051     26,206
Extraordinary item--Tax benefits from utilization of net
  operating loss carryforwards...................................     1,851      2,173      --
Cumulative effect of change in accounting for income taxes.......     --         --          (178)
                                                                   --------   --------   --------
Net income.......................................................  $  7,670   $ 12,224   $ 26,028
                                                                   --------   --------   --------
                                                                   --------   --------   --------
Income per common share (primary):
  Income before extraordinary item...............................  $   0.64   $   1.11   $   2.88
                                                                   --------   --------   --------
                                                                   --------   --------   --------
  Extraordinary item.............................................  $   0.21   $   0.24      --
                                                                   --------   --------   --------
                                                                   --------   --------   --------
  Cumulative effect of change in accounting for income taxes.....     --         --      $  (0.02)
                                                                   --------   --------   --------
                                                                   --------   --------   --------
  Net income.....................................................  $   0.85   $   1.35   $   2.86
                                                                   --------   --------   --------
                                                                   --------   --------   --------
  Income per common share (fully diluted):
  Income before extraordinary item...............................     --      $   1.03   $   2.21
                                                                   --------   --------   --------
                                                                   --------   --------   --------
  Extraordinary item.............................................     --      $   0.22      --
                                                                   --------   --------   --------
                                                                   --------   --------   --------
  Cumulative effect of change in accounting for income taxes.....     --         --      $  (0.01)
                                                                   --------   --------   --------
                                                                   --------   --------   --------
  Net income.....................................................     --      $   1.25   $   2.20
                                                                   --------   --------   --------
                                                                   --------   --------   --------

          See accompanying notes to consolidated financial statements.

                     AUDIOVOX CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED NOVEMBER 30, 1992, 1993 AND 1994
                                 (IN THOUSANDS)

                                                                                             CUMULATIVE
                                                                                               FOREIGN
                                                                                              CURRENCY         TOTAL
                                    PREFERRED   COMMON   PAID-IN     UNEARNED     RETAINED   TRANSLATION   STOCKHOLDERS'
                                      STOCK     STOCK    CAPITAL   COMPENSATION   EARNINGS   ADJUSTMENT       EQUITY
                                    ---------   ------   -------   ------------   --------   -----------   -------------
Balances at November 30, 1991.....   $ 2,500     $ 90    $38,854       --          $  4,332      $ 920         $46,696
Net income........................     --         --        --         --             7,670      --              7,670
Equity adjustment from foreign
currency translation..............     --         --        --         --             --          (909)           (909)
                                    ---------   ------   -------       -----      --------      -----      -------------
Balances at November 30, 1992.....     2,500       90     38,854       --            12,002         11          53,457
Net income........................     --         --        --         --            12,224      --             12,224
Equity adjustment from foreign
currency translation..............     --         --        --         --             --          (205)           (205)
Grant of warrants.................     --         --         100       --             --         --                100
Stock issuance upon exercise of
options...........................     --         --         217       --             --         --                217
                                    ---------   ------   -------       -----      --------      -----      -------------
Balances at November 30, 1993.....     2,500       90     39,171       --            24,226       (194)         65,793
Net income........................     --         --        --         --            26,028      --             26,028
Equity adjustment from foreign
currency translation..............     --         --        --         --             --          (331)           (331)
Unearned compensation relating to
 grant of options and
 non-performance restricted
stock.............................     --         --         864        (864)         --         --             --
Compensation expense..............     --         --          27         241          --         --                268
Stock issuance upon exercise of
options...........................     --         --         207       --             --         --                207
Issuance of warrants..............     --         --          69       --             --         --                 69
                                    ---------   ------   -------       -----      --------      -----      -------------
Balances at November 30, 1994.....   $ 2,500     $ 90    $40,338      $ (623)     $ 50,254      $(525)        $92,034
                                    ---------   ------   -------       -----      --------      -----      -------------
                                    ---------   ------   -------       -----      --------      -----      -------------

          See accompanying notes to consolidated financial statements.

                     AUDIOVOX CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED NOVEMBER 30, 1992, 1993 AND 1994
                                 (IN THOUSANDS)

                                                                1992        1993         1994
                                                              --------    ---------    ---------
Cash flows from operating activities:
  Net income...............................................   $  7,670    $  12,224    $  26,028
  Adjustments to reconcile net income to net cash used in
    operating activities:
    Depreciation and amortization..........................      3,067        3,863        4,299
    Provision for bad debt expense.........................      1,921          230          (21)
    Equity in income of equity investments.................     (1,177)      (4,948)      (3,748)
    Minority interest......................................        (19)         (22)          96
    Gain on sale of business...............................       (263)      --           --
    Gain on sale of equity investment......................      --          --          (27,783)
    Gain on public offering of equity investment...........      --          --          (10,565)
    Provision for deferred income taxes, net of
      extraordinary item...................................        309       (2,311)       6,140
    Provision for unearned compensation....................      --          --              268
    Cumulative effect of change in accounting for income
taxes......................................................      --          --              178
  Changes in:
    Accounts receivable....................................     (5,656)      (6,266)     (20,337)
    Inventory..............................................     (4,533)     (13,849)     (18,701)
    Income taxes receivable................................      2,064          451          229
    Accounts payable, accrued expenses and other current
liabilities................................................     (5,407)       8,076        3,675
    Income taxes payable...................................      --           1,632       (1,395)
    Prepaid expenses and other assets......................     (1,121)        (193)      (4,171)
                                                              --------    ---------    ---------
    Net cash used in operating activities..................     (3,145)      (1,113)     (45,808)
                                                              --------    ---------    ---------
Cash flows from investing activities:
  Purchase of equity investments...........................        (51)      --           (6,016)
  Purchases of property, plant and equipment, net..........     (1,235)      (1,346)      (2,611)
  Notes receivable from equity investment..................     (4,125)      --            7,973
  Proceeds from sale of business...........................         88       --           --
  Net proceeds from sale of equity investment..............      --          --           29,433
  Purchase of acquired business............................      --          --             (148)
                                                              --------    ---------    ---------
    Net cash (used in) provided by investing activities....     (5,323)      (1,346)      28,631
                                                              --------    ---------    ---------
Cash flows from financing activities:
  Net (repayments) borrowings under line of credit
agreements.................................................      3,194        4,616       (8,613)
  Net (repayments) borrowings under documentary
acceptances................................................      3,942        2,832      (10,833)
  Principal payments on long-term debt.....................      --          (6,127)     (17,411)
  Debt issuance costs......................................     (1,562)        (177)      (5,315)
  Proceeds from exercise of stock options..................      --             176          170
  Principal payments on capital lease obligation...........      --            (165)        (175)
  Proceeds from issuance of long-term debt.................      --          --           65,000
  Proceeds from issuance of notes payable..................      --          --           10,045
  Payment of note payable..................................      --          --           (5,000)
  Restricted cash..........................................      --          --           (6,559)
                                                              --------    ---------    ---------
    Net cash provided by financing activities..............      5,574        1,155       21,309
  Effect of exchange rate changes on cash..................        (73)         (10)          (9)
                                                              --------    ---------    ---------
Net increase (decrease) in cash and cash equivalents.......     (2,967)      (1,314)       4,123
Cash and cash equivalents at beginning of period...........      5,653        2,686        1,372
                                                              --------    ---------    ---------
Cash and cash equivalents at end of period.................   $  2,686    $   1,372    $   5,495
                                                              --------    ---------    ---------
                                                              --------    ---------    ---------

          See accompanying notes to consolidated financial statements.

                     AUDIOVOX CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        NOVEMBER 30, 1992, 1993 AND 1994
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Description of Business

    Audiovox Corporation and its subsidiaries (the Company) designs and markets cellular telephones and accessories, automotive aftermarket sound and security equipment, other automotive aftermarket accessories and certain other products, principally in the United States, Canada, and overseas. In addition to generating product revenue from the sale of cellular telephone products, the Company's retail outlets, as agents for cellular carriers, are paid activation commissions and residual fees from such carriers. The Company also sells cellular telephones in Europe, Latin America, Asia, the Middle East and Australia.

    The Company's automotive sound, security and accessory products include stereo cassette radios, compact disc players and changers, amplifiers and speakers; key based remote control security systems; and cruise controls, door and trunk locks. These products are marketed through mass merchandise chain stores, specialty automotive accessory installers, distributors and automobile dealers.

  (b) Principles of Consolidation

    The consolidated financial statements include the financial statements of Audiovox Corporation and its wholly owned and majority owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

  (c) Cash Equivalents

    Cash equivalents of $100 at November 30, 1993 consisted of a certificate of deposit with an initial term of less than three months. For purposes of the statements of cash flows, the Company considers investments with original maturities of three months or less to be cash equivalents.

  (d) Inventory

    Inventory consists principally of finished goods and is stated at the lower of cost (primarily on a weighted moving average basis) or market.

  (e) Property, Plant and Equipment

    Property, plant and equipment are stated at cost. Equipment under capital lease is stated at the present value of minimum lease payments. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets as follows:

Buildings..............................................................      20 years
Furniture, fixtures and displays.......................................    5-10 years
Machinery and equipment................................................    5-10 years
Computer hardware and software.........................................       5 years
Automobiles............................................................       3 years

    Leasehold improvements are amortized over the shorter of the lease term or estimated useful life of the asset. Assets acquired under capital lease are amortized over the term of the lease.

                     AUDIOVOX CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                        NOVEMBER 30, 1992, 1993 AND 1994
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
  (f) Income Taxes

    Effective December 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards Board No. 109, "Accounting for Income Taxes", and has reported the cumulative effect of that change in the method of accounting for income taxes in the 1994 consolidated statement of earnings. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    Pursuant to the deferred method under APB Opinion 11, which was applied in 1993 and prior years, deferred income taxes are recognized for income and expense items that are reported in different years for financial reporting purposes and income tax purposes using the tax rate applicable for the year of the calculation. Under the deferred method, deferred taxes are not adjusted for subsequent changes in tax rates.

  (g) Net Income Per Common Share

    Primary earnings per share are computed based on the weighted average number of common shares outstanding and common stock equivalents. For the years ended November 30, 1993 and 1994, stock options, stock grants and stock warrants (Note
13) are common stock equivalents. The computation of fully diluted earnings per share assumes conversion of all outstanding debentures (Note 8) and exercise of common stock equivalents, stock options, performance accelerated grants and warrants. For purposes of this computation, net income was adjusted for the after-tax interest expense applicable to the convertible debentures.

    The Company does not compute fully diluted earnings per share when the addition of potentially dilutive securities would result in anti-dilution.

    The following weighted average shares were used for the computation of primary and fully diluted earnings per share:

                                                     FOR THE YEARS ENDED NOVEMBER 30,
                                                   -------------------------------------
                                                     1992          1993          1994
                                                   ---------    ----------    ----------
Primary.........................................   9,007,242     9,046,698     9,105,952
Fully diluted...................................   9,007,242    10,077,685    12,769,221

  (h) Debt Issuance Costs

    Costs incurred in connection with the issuance of the Convertible Subordinated Debentures and restructuring of the Series A and Series B Convertible Subordinated Notes (Note 8) and the restructuring of bank obligations (Note 7) have been capitalized. These charges are amortized over the lives of the respective agreements. Amortization expense of these costs amounted to $501, $856 and $1,225 for the years ended November 30, 1992, 1993 and 1994, respectively.

                     AUDIOVOX CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                        NOVEMBER 30, 1992, 1993 AND 1994
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
  (i) Intangible Assets

    Intangible assets consist of patents, trademarks, non-competition agreements and the excess cost over fair value of assets acquired for certain subsidiary companies and equity investments. Excess cost over fair value of assets acquired is being amortized over periods not exceeding twenty years. The costs of other intangible assets are amortized on a straight-line basis over their respective lives.

    Accumulated amortization approximated $1,012 and $1,283 at November 30, 1993 and 1994, respectively. Amortization of the excess cost over fair value of assets acquired and other intangible assets amounted to $133, $164 and $271 for the years ended November 30, 1992, 1993 and 1994, respectively.

    On an ongoing basis, the Company reviews the valuation and amortization of its intangible assets. As a part of its ongoing review, the Company estimates the fair value of intangible assets, taking into consideration any events and circumstances which may diminish fair value.

  (j) Warranty Expenses

    Warranty expenses are accrued at the time of sale based on the Company's estimated cost to repair expected returns for products. At November 30, 1993 and 1994, the reserve for future warranty expense amounted to $2,170 and $1,665, respectively.

  (k) Cash Discount and Co-operative Advertising Allowances

    The Company accrues for estimated cash discounts and trade and promotional co-operative advertising allowances at the time of sale. These discounts and allowances are reflected in the accompanying consolidated financial statements as a reduction of accounts receivable as they are utilized by customers to reduce their trade indebtedness to the Company.

  (l) Foreign Currency

    Assets and liabilities of those subsidiaries and equity investments located outside the United States whose cash flows are primarily in local currencies have been translated at rates of exchange at the end of the period. Revenues and expenses have been translated at the weighted average rates of exchange in effect during the period. Gains and losses resulting from translation are accumulated in the cumulative foreign currency translation account in stockholders' equity. Exchange gains and losses on hedges of foreign net investments and on inter-company balances of a long-term investment nature are also recorded in the cumulative foreign currency translation adjustment account. Other foreign currency transaction gains and losses are included in net income, none of which were material for the years ended November 30, 1992, 1993 and 1994.

    During 1993 and 1994, the Company entered into foreign exchange contracts denominated in the currency of its major suppliers. These contracts were purchased to hedge identifiable foreign currency commitments, principally purchases of inventory that are not denominated in U.S. Dollars. Accordingly, any gain or loss associated with the contracts was included as a component of inventory cost. Cash flows resulting from these contracts are included in the net change in inventory for purposes of the statements of cash flows. No foreign exchange contracts were purchased in 1992. There were no open foreign exchange contracts at November 30, 1993 and 1994.

                     AUDIOVOX CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                        NOVEMBER 30, 1992, 1993 AND 1994
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
  (m) Equity Investments

    The Company has common stock investments in five companies, which are accounted for by the equity method (Note 12).

  (n) Cellular Telephone Commissions

    Under various agreements, the Company typically receives an initial activation commission for obtaining subscribers for cellular telephone services. Additionally, the agreements typically contain provisions for commissions based upon usage and length of continued subscription. The agreements also typically provide for the reduction or elimination of initial activation commissions if subscribers deactivate service within stipulated periods. The Company has provided a liability for estimated cellular deactivations which is reflected in the accompanying consolidated financial statements as a reduction of accounts receivable.

    The Company recognizes sales revenue for the initial activation, length of service commissions and residual commissions based upon usage on the accrual basis. Such commissions approximated $21,469, $30,150 and $51,793 for the years ended November 30, 1992, 1993 and 1994, respectively. Related commissions paid to outside selling representatives for cellular activations are reflected as cost of sales in the accompanying consolidated statements of earnings and amounted to $8,923, $10,969 and $17,848 for the years ended November 30, 1992, 1993 and 1994, respectively.

  (o) Restricted Cash

    At November 30, 1994, the Company has approximately $6,559 of restricted cash, classified as a non-current asset, which represents collateral for an irrevocable standby letter of credit in favor of the Series AA and Series BB Convertible Debentures. Currently, the cash is invested in short-term certificates of deposit.

  (p) Supplementary Financial Statement Information

    Advertising expenses approximated $4,467, $8,740 and $11,610 for the years ended November 30, 1992, 1993 and 1994, respectively.

    Interest income of approximately $861, $837 and $540 for the years ended November 30, 1992, 1993 and 1994, respectively, is included in other in the accompanying consolidated financial statements.

    Included in accrued expenses and other current liabilities is $3,696 of accrued wages and commissions at November 30, 1994.

  (q) Reclassifications

    Certain reclassifications have been made to the 1992 and 1993 consolidated financial statements in order to conform to the 1994 presentation.

                     AUDIOVOX CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                        NOVEMBER 30, 1992, 1993 AND 1994
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(2) BUSINESS ACQUISITIONS/DISPOSITIONS

    In May 1992, the Company sold its interest in a 50% investment in Park Plus Corporation (Park Plus), which marketed and distributed mechanical parking equipment, for cash, accounts receivable and notes receivable aggregating $451. This transaction resulted in a gain of $263 which has been recognized as other income in the accompanying consolidated financial statements as of November 30, 1992.

    On December 1, 1993, the Company acquired all of the assets and liabilities of H & H Eastern Distributors, Inc. (H&H) for $148 in cash and a warrant to purchase 50,000 shares of the Company's Class A Common Stock valued at approximately $69. The Company acquired assets of approximately $1,854, liabilities of approximately $1,922 and excess cost over fair value of net assets acquired of $285 which is being amortized on a straight-line basis over 20 years. Proforma financial information has not been reflected for this acquisition as the impact on the results of operations of the Company would not have been material.

    In December, 1993, the Company formed Audiovox Singapore Pte. Ltd., a wholly-owned subsidiary of Audiovox Asia, Inc. (Audiovox Asia), which, in turn, is a wholly-owned subsidiary of the Company, as well as Audiovox Communications (Malaysia) Sdn. Bhd.(Audiovox Malaysia), which is an 80% owned subsidiary of Audiovox Asia. In July 1994, the Company formed Audiovox (Thailand) Co., Ltd., a 100% owned subsidiary of Audiovox Asia. The Company formed these subsidiaries to assist in its planned expansion of its international customer base.

(3) SUPPLEMENTAL CASH FLOW INFORMATION

    The following is supplemental information relating to the consolidated statements of cash flows:

                                                         FOR THE YEARS ENDED NOVEMBER
                                                                      30,
                                                         -----------------------------
                                                          1992       1993       1994
                                                         ------     ------     -------
Cash paid during the years for:
  Interest...........................................    $7,152     $5,985     $ 5,291
  Income taxes.......................................    $  650     $3,667     $15,409

    During 1992, $3,848 of outstanding accounts receivable from CellStar Corporation (CellStar, the successor to National Auto Center, Inc. (National) and Audiomex Export Corp. (Audiomex)), one of the Company's equity investments, was converted to a note receivable (Note 12). During 1993, the Company entered into a lease agreement to acquire new computer equipment. As a result, a capital lease obligation of $646 was incurred (Note 11).

    Stock warrants were issued pursuant to a consulting agreement entered into during 1993 (Note 13).

    During 1993 and 1994, a reduction of $40 and $37 to income taxes payable was made due to the exercise of stock options.

    During 1994, the Company acquired the assets and liabilities of H&H in exchange for cash and warrants to purchase the Company's common stock (Note 2).

                     AUDIOVOX CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        NOVEMBER 30, 1992, 1993 AND 1994
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(4) ACCOUNTS RECEIVABLE

    Accounts receivable is comprised of the following:

                                                                              NOVEMBER 30,
                                                                           -------------------
                                                                            1993        1994
                                                                           -------    --------
Trade accounts receivable...............................................   $68,570    $ 90,225
Receivables from equity investments (Note 12)...........................    10,171       9,799
                                                                           -------    --------
                                                                            78,741     100,024
Less:
  Allowance for doubtful accounts.......................................     2,063       1,623
  Allowance for cellular deactivations..................................     1,739       1,234
  Allowance for co-operative advertising and cash discounts.............     1,731       2,925
                                                                           -------    --------
                                                                           $73,208    $ 94,242
                                                                           -------    --------
                                                                           -------    --------

    The provision for bad debt expense amounted to $1,921, $230 and a recovery of $21 for the years ended November 30, 1992, 1993 and 1994, respectively. See
Note 14(b) for concentrations of credit risk.

(5) TRANSACTIONS WITH MAJOR SUPPLIERS

    The Company engages in transactions with Shintom Co., Ltd (Shintom), a stockholder who owns approximately 3.5% at November 30, 1993 and 1994 of the outstanding Class A Common Stock and all of the outstanding Preferred Stock of the Company. These transactions include financing arrangements and inventory purchases which approximated 6%, 4% and 7% for the years ended November 30, 1992, 1993 and 1994, respectively, of total inventory purchases. During 1993, the Company terminated its $14,500 line of credit with Shintom. Included in accounts payable as of November 30, 1993 is $43 due to Shintom for trade purchases.

    During 1993, defective product was returned to Shintom in exchange for tooling valued at $185. At November 30, 1993, tooling valued at $92 is outstanding and included in prepaid and other current assets.

    During 1994, the Company formed a joint venture in Japan (Note 12) with Shintom and other companies and issued a note payable to a wholly-owned subsidiary of Shintom, in connection with the purchase, which was repaid during 1994.

    The Company purchased a majority of its cellular products from another supplier. Inventory purchases from this supplier approximated 48%, 47% and 45% of total inventory purchases for the years ended November 30, 1992, 1993 and 1994, respectively.

    Prior to fiscal 1993, the Company had an unwritten arrangement with its principal supplier of cellular telephone products pursuant to which the Company generally absorbed all repair costs to a maximum of 50% of the original value of the defective unit. The Company no longer utilizes its principal supplier of cellular telephone products for repairs as of November 30, 1993. During the fiscal year ended November 30, 1993, the Company began repairing cellular telephone products.

                     AUDIOVOX CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                        NOVEMBER 30, 1992, 1993 AND 1994
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(6) PROPERTY, PLANT AND EQUIPMENT

    A summary of property, plant and equipment, net, is as follows:

                                                                               NOVEMBER 30,
                                                                            ------------------
                                                                             1993       1994
                                                                            -------    -------
Land.....................................................................   $    53    $    53
Buildings................................................................       446        446
Furniture, fixtures and displays.........................................     2,930      3,467
Machinery and equipment..................................................     2,077      2,458
Computer hardware and software...........................................    10,105     10,981
Automobiles..............................................................       394        649
Leasehold improvements...................................................     3,207      4,003
                                                                            -------    -------
                                                                             19,212     22,057
Less accumulated depreciation and amortization...........................    13,129     15,877
                                                                            -------    -------
                                                                            $ 6,083    $ 6,180
                                                                            -------    -------
                                                                            -------    -------

    At November 30, 1993 and 1994, included in computer hardware and software, is $846 pertaining to a capital lease. Amortization of such equipment is included in depreciation and amortization of plant and equipment, and accumulated amortization was $226 and $463 at November 30, 1993 and 1994, respectively.

    Computer software includes approximately $2,564 and $1,305 of unamortized costs as of November 30, 1993 and 1994, respectively, related to the acquisition and installation of management information systems for internal use which are being amortized over a five-year period.

    Depreciation and amortization of plant and equipment amounted to $2,433, $2,843 and $2,803 for the years ended November 30, 1992, 1993 and 1994, respectively, which includes amortization of computer software costs of $1,420, $1,439 and $1,259 for the years ended November 30, 1992, 1993 and 1994, respectively.

(7) FINANCING ARRANGEMENTS

  (a) Bank Obligations

    In connection with the completion of the sale of the Debentures (Note 8), the Company entered into an amended and restated revolving credit agreement (the Credit Agreement) with its financial institutions on March 15, 1994. Under the credit agreement, the Company may obtain credit through direct borrowings, Eurodollars, banker's acceptances and letters of credit. The obligations of the Company under the credit agreement have been guaranteed by certain of the Company's subsidiaries and have been secured by accounts receivable and inventory of the Company and those subsidiaries. The term of the Credit Agreement is for approximately two years, expiring on February 28, 1996. As a result of the new revolving credit agreement, bank obligations have been classified as long-term at November 30, 1994.

                     AUDIOVOX CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                        NOVEMBER 30, 1992, 1993 AND 1994
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(7) FINANCING ARRANGEMENTS--(CONTINUED)
    The original amount of the aggregate direct borrowing and line of credit availability under the Credit Agreement was $20,000 and $50,000, respectively, which is subject to certain conditions and based upon a formula taking into account the amount and quality of its accounts receivable and inventory. On August 26, 1994, the Company executed an amendment to the Credit Agreement to increase amounts eligible for direct borrowing and lines of credit to $40,000 and $75,000, respectively. This amendment was extended on February 24, 1995, whereby direct borrowings and bank lines will be reduced to $20,000 and $50,000, respectively, on June 1, 1995.

    Outstanding obligations under the Credit Agreement at November 30, 1993 and 1994 were as follows:

                                                                               NOVEMBER 30,
                                                                            ------------------
                                                                             1993       1994
                                                                            -------    -------
Bankers Acceptances......................................................   $20,000    $ 7,000
Revolving Credit Notes...................................................    18,797        400
Eurodollar Notes.........................................................     --        21,700
                                                                            -------    -------
                                                                            $38,797    $29,100
                                                                            -------    -------
                                                                            -------    -------

    During 1993, interest on revolving credit notes was 1.625% above the prime rate, which was 6% at November 30, 1993, and interest on bankers acceptances was 3.25% above the discount rate, which was 3% at November 30, 1993. During 1994, interest on revolving credit notes was .25% above the prime rate which was 8.5% at November 30, 1994, interest on Eurodollar Notes was 2% above the three month Libor rate which was 6.2% at November 30, 1994, and interest on bankers acceptances was 2% above the discount rate which was 4.75% at November 30, 1994.

    Prior to May 6, 1992, compensating balances were required by some financial institutions. The Company elected to pay a fee in lieu of these balances and such fees approximated $69 for the year ended November 30, 1992. Under the new Credit Agreement, the Company is required to pay quarterly commitment fees, as well as an annual administrative fee.

    The Credit Agreement contains several covenants requiring, among other things, minimum annual levels of net income, and minimum quarterly levels of net worth and working capital. Additionally, the agreement includes restrictions and limitations on payments of dividends, stock repurchases and capital expenditures. At November 30, 1994, the Company was not in compliance with a covenant. The Credit Agreement was subsequently amended to eliminate the non-compliance.

    During 1994, Audiovox Malaysia (Note 2) entered into a revolving credit facility for approximately $1,200 with a local Malaysian bank for additional working capital needs. The facility is secured by a Standby Letter of Credit issued under the Credit Agreement by the Company and is payable upon demand or upon expiration of the Standby Letter of Credit which has a term of one year. Outstanding obligations under this agreement at November 30, 1994 were $1,084 and annual interest was 1.5% above the Malaysian Base Lending Rate which was 6.6% at November 30, 1994.

    The maximum month-end amounts outstanding under the above mentioned borrowing facilities during the years ended November 30, 1992, 1993 and 1994 were $41,047, $42,659 and $30,184, respectively. Average borrowings during the years ended November 30, 1992, 1993 and 1994 were

                     AUDIOVOX CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                        NOVEMBER 30, 1992, 1993 AND 1994
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(7) FINANCING ARRANGEMENTS--(CONTINUED)
$32,960, $28,895 and $16,929, respectively and the weighted average interest rates were 7.7%, 7.8% and 7.9%, respectively.

  (b) Documentary Acceptances

    Prior to August 1994, the Company had various unsecured documentary acceptance lines of credit with major suppliers. These lines of credit amounted to approximately $11,670 at November 30, 1993 to finance inventory purchases. Interest for certain documentary lines was at a fixed rate of 9% at November 30, 1993. In addition, during 1993, the Company entered into an agreement with a supplier to fund all merchandise from the supplier on a 60-day documentary acceptance line of credit at terms equal to the supplier's interest rate, which was 6.9% at November 30, 1993, plus a 1.1% fee. At November 30, 1993, $10,833 of documentary acceptances were outstanding.

    The maximum month-end documentary acceptances outstanding during the years ended November 30, 1992, 1993 and 1994 were $9,099, $9,638 and $9,078, respectively. Average borrowings during the years ended November 30, 1992, 1993 and 1994 were $6,733, $6,883 and $3,787, respectively and the weighted average interest rates, including fees, were 8.5%, 11.2% and 11.0%, respectively.

(8) LONG-TERM DEBT

    A summary of long-term debt follows:

                                                                               NOVEMBER 30,
                                                                            ------------------
                                                                             1993       1994
                                                                            -------    -------
Convertible subordinated debentures:
  6 1/4%, due 2001, convertible at $17.70 per share......................   $ --       $65,000
  Series A 10.8%, due 1996, convertible at $5.34 per share...............        77      --
  Series B 11.0%, due 1996, convertible at $5.34 per share...............     5,385      --
Convertible debentures:
  Series AA, 10.8%, due 1996, convertible at $5.34 per share.............     --            77
  Series BB, 11.0%, due 1996, convertible at $5.34 per share.............     --         5,385
Subordinated Notes:
  Series A, 10.8%, due 1995..............................................     2,902      --
  Series B, 11.0%, due 1995..............................................    14,509      --
Subordinated note payable................................................     --         5,045
Capital lease obligations (Note 11)......................................       480        305
                                                                            -------    -------
                                                                             23,353     75,812
Less current installments................................................     9,743        159
                                                                            -------    -------
                                                                            $13,610    $75,653
                                                                            -------    -------
                                                                            -------    -------

                     AUDIOVOX CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                        NOVEMBER 30, 1992, 1993 AND 1994
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(8) LONG-TERM DEBT--(CONTINUED)
    On March 15, 1994, the Company completed the sale of $65,000, 6 1/4% convertible subordinated debentures (Debentures) due 2001 (the Offering), and entered into an Indenture Agreement. The Debentures are convertible into shares of the Company's Class A Common Stock, par value $.01 per share at an initial conversion price of $17.70 per share, subject to adjustment under certain circumstances. The Indenture Agreement contains various covenants. The bonds are subject to redemption by the Company in whole or in part, at any time after March 15, 1997, at certain specified amounts. Audiovox has been requested to consider, and is considering, certain modifications with respect to its Debentures. However, there can be no assurance that any such modification will be made.

    A portion of the net proceeds of the Offering was used to repay existing subordinated notes. In connection with the Company's repayment of indebtedness, the Company exchanged its existing Series A and Series B Convertible Subordinated Debentures for Series AA and Series BB Convertible Debentures and entered into a Debenture Exchange Agreement dated March 8, 1994 (the Debenture Exchange Agreement). The Series AA and Series BB Convertible Debentures have the same maturity, interest rate, and conversion provision as the existing Series A and Series B Convertible Subordinated Debentures, but are not subordinated to other indebtedness of the Company. Future payments of principal and interest on the Series AA and Series BB Debentures are secured by a letter of credit (Note 1
(o)). The Series AA and Series BB Convertible Debentures are convertible at any time at $5.34 per share which is subject to adjustment in certain circumstances. Although the Debentures Exchange Agreement provides for optional prepayments, under certain circumstances, such payments are restricted by the Credit Agreement (Note 7).

    On October 20, 1994, the Company issued a note payable for five hundred million Japanese Yen (approximately $5,045) to finance a foreign currency investment in TALK Corporation (TALK) (Note 12). The note is scheduled to be repaid on October 20, 2004 and bears interest at 4.1%. The note can be repaid by cash payment or by giving 10,000 shares of its TALK investment to the lender. The lender has an option to acquire 2,000 shares of TALK held by the Company in exchange for releasing the Company from 20% of the face value of the note at any time after October 20, 1995. This note and the investment in TALK are both denominated in Japanese Yen, and as such, the foreign currency translation adjustments are accounted for as a hedge. Any foreign currency translation adjustment resulting from the note will be recorded in stockholders' equity to the extent that the adjustment is less than or equal to the adjustment from the translation of the investment in TALK. Any portion of the adjustment from the translation of the note that exceeds the adjustment from the translation of the investment in TALK is a transaction gain or loss that will be included in earnings.

    At November 30, 1993 and 1994, current installments of long-term debt include current installments of $159 under capital lease obligations.

    Maturities on long-term debt for the next five fiscal years are as follows:

1995.......................................................................   $  159
1996.......................................................................    5,608
1997.......................................................................     --
1998.......................................................................     --
1999.......................................................................     --
                                                                              ------
                                                                              ------

                     AUDIOVOX CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                        NOVEMBER 30, 1992, 1993 AND 1994
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(9) CAPITAL STRUCTURE

    The Company's capital structure is as follows:

                                                                        SHARES ISSUED
                                             SHARES AUTHORIZED         AND OUTSTANDING
                                          -----------------------   ---------------------
                                                                                            VOTING
                                               NOVEMBER 30,             NOVEMBER 30,        RIGHTS
                                  PAR     -----------------------   ---------------------     PER      LIQUIDATION
   SECURITY                      VALUE       1993         1994        1993        1994       SHARE        RIGHTS
- -------------------------------  ------   ----------   ----------   ---------   ---------   -------   --------------
Class A Common Stock...........  $ 0.01   30,000,000   30,000,000   6,762,288   6,777,788     One     Ratably with
                                                                                                       Class B
Class B Common Stock...........    0.01   10,000,000   10,000,000   2,260,954   2,260,954     Ten     Ratably with
                                                                                                       Class A
Preferred Stock................   50.00       50,000       50,000      50,000      50,000    --       $50 per share
Series Preferred Stock.........    0.01    1,500,000    1,500,000      --          --        --             --
                                 ------   ----------   ----------   ---------   ---------   -------
                                 ------   ----------   ----------   ---------   ---------   -------   --------------
                                                                                                      --------------

    The holders of Class A and Class B Common Stock are entitled to receive cash or property dividends declared by the Board of Directors. The Board can declare cash dividends for Class A Common Stock in amounts equal to or greater than the cash dividends for Class B Common Stock. Dividends other than cash must be declared equally for both classes. Each share of Class B Common Stock may, at any time, be converted into one share of Class A Common Stock. During 1993, 3,839,500 shares of Class B Common Stock were converted to shares of Class A Common Stock. During fiscal 1993 and 1994, 16,000 and 15,500 shares, respectively, of Class A Common Stock were issued due to the exercise of stock options, (Note 13).

    The 50,000 shares of non-cumulative Preferred Stock outstanding are owned by Shintom and have preference over both classes of common stock in the event of liquidation or dissolution. The Company had the right, until January 1, 1993, which was not exercised, to redeem all or part of the Preferred Stock at its par value.

    As of November 30, 1994, 969,500 shares of the Company's Class A Common Stock are reserved for issuance under the Company's Stock Option and Restricted Stock Plans (Note 13) and 4,845,345 for all convertible securities and warrants outstanding at November 30, 1994.

    Undistributed earnings from equity investments included in retained earnings amounted to $7,149 and $20,526 at November 30, 1993 and 1994, respectively.

(10) INCOME TAXES

    As discussed in Note 1, the Company adopted Statement 109 as of December 1, 1993. The cumulative effect of this change in accounting for income taxes of $178, or $.02 per share, is determined as of December 1, 1993 and is reported separately as a reduction to the consolidated statement of earnings for the year ended November 30, 1994. Prior years' financial statements have not been restated to apply the provisions of Statement 109.

                     AUDIOVOX CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                        NOVEMBER 30, 1992, 1993 AND 1994
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(10) INCOME TAXES--(CONTINUED)
    The components of income before the provision for income taxes and extraordinary item are as follows:

                                                                           NOVEMBER 30,
                                                                   ----------------------------
                                                                    1992      1993       1994
                                                                   ------    -------    -------
Domestic Operations.............................................   $8,655    $15,983    $47,032
Foreign Operations..............................................     (341)      (741)      (498)
                                                                   ------    -------    -------
                                                                   $8,314    $15,242    $46,534
                                                                   ------    -------    -------
                                                                   ------    -------    -------

    Total income tax expense for the year ended November 30, 1994 was allocated as follows:

Income from continuing operations.................................................   $20,328
Stockholders' equity
  Additional paid in capital for compensation expense for tax purposes in excess
    of amounts recognized for financial reporting purposes........................       (37)
                                                                                     -------
    Total income tax expense......................................................   $20,291
                                                                                     -------
                                                                                     -------

    The provision for (recovery of) income taxes attributable to income from continuing operations is comprised of:

                                                           FEDERAL    FOREIGN    STATE      TOTAL
                                                           -------    -------    ------    -------
1992:
  Current...............................................   $ 2,953      $25      $  905    $ 3,883
  Deferred..............................................    (1,022)    --          (366)    (1,388)
                                                           -------    -------    ------    -------
                                                           $ 1,931      $25      $  539    $ 2,495
                                                           -------    -------    ------    -------
                                                           -------    -------    ------    -------
1993:
  Current...............................................   $ 4,535      $21      $1,068    $ 5,624
  Deferred..............................................      (358)    --           (75)      (433)
                                                           -------    -------    ------    -------
                                                           $ 4,177      $21      $  993    $ 5,191
                                                           -------    -------    ------    -------
                                                           -------    -------    ------    -------
1994:
  Current...............................................   $12,042      $68      $2,078    $14,188
  Deferred..............................................     5,365     --           775      6,140
                                                           -------    -------    ------    -------
                                                           $17,407      $68      $2,853    $20,328
                                                           -------    -------    ------    -------
                                                           -------    -------    ------    -------

                     AUDIOVOX CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                        NOVEMBER 30, 1992, 1993 AND 1994
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(10) INCOME TAXES--(CONTINUED)
    A reconciliation of the provision for income taxes attributable to income from continuing operations computed at the Federal statutory rate to the reported provision for income taxes attributable to income from continuing operations is as follows:

                                                                    NOVEMBER 30,
                                                 --------------------------------------------------
                                                      1992              1993              1994
                                                 ---------------   ---------------   --------------
Tax provision at Federal statutory rates.......  $ 2,827    34.0%  $ 5,335    35.0%  $16,287   35.0%
Undistributed earnings from equity
investments....................................     (263)   (3.2)   (1,437)   (9.4)    1,558    3.4
Benefit for utilization of loses previously not
consolidated for tax purposes..................     (666)   (8.0)    --       --       --       --
State income taxes, net of Federal benefit.....      372     4.5       645     4.2     1,854    4.0
Increase in beginning-of-the-year balance of
  the valuation allowance for deferred tax
assets.........................................    --       --       --       --         306     .7
Foreign tax rate differential..................       91     1.1       238     1.6        (7)   (.1)
Other, net.....................................      134     1.6       410     2.7       330     .7
                                                 -------   -----   -------   -----   -------   ----
                                                   2,495    30.0     5,191    34.1    20,328   43.7
Utilization of net operating loss
carryforwards..................................   (1,851)  (22.3)   (2,173)  (14.3)    --       --
                                                 -------   -----   -------   -----   -------   ----
                                                 $   644     7.7%  $ 3,018    19.8%  $20,328   43.7%
                                                 -------   -----   -------   -----   -------   ----
                                                 -------   -----   -------   -----   -------   ----

    For the years ended November 30, 1992 and 1993, deferred income tax expense of $1,388 and $433, respectively, results from timing differences in the recognition of income and expense for income tax and financial reporting purposes. The sources and tax effects of those timing differences are presented below:

                                                                                NOVEMBER 30,
                                                                              ----------------
                                                                               1992      1993
                                                                              -------    -----
Uniform capitalization of inventory costs..................................   $   (27)   $ (93)
Accounts receivable reserves...............................................      (632)     193
Warranty and inventory reserves............................................      (623)     484
Depreciation and amortization..............................................      (190)    (646)
Insurance reserves.........................................................        96       23
Cellular deactivation reserves.............................................      (237)    (439)
Other, net.................................................................       225       45
                                                                              -------    -----
                                                                              $(1,388)   $(433)
                                                                              -------    -----
                                                                              -------    -----

    The significant components of deferred income tax expense for the year ended November 30, 1994 are as follows:

Deferred tax expense (exclusive of the effect of other component listed below).....   $5,834
Increase in beginning-of-the-year balance of the valuation allowance for deferred
  tax assets.......................................................................      306
                                                                                      ------
                                                                                      $6,140
                                                                                      ------
                                                                                      ------

                     AUDIOVOX CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        NOVEMBER 30, 1992, 1993 AND 1994
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(10) INCOME TAXES--(CONTINUED)

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred liabilities at November 30, 1994 are presented below:

                                                                                   NOVEMBER 30
                                                                                      1994
                                                                                   -----------
Deferred tax assets:
  Accounts receivable, principally due to allowance for doubtful accounts and
    cellular deactivations......................................................     $   968
  Inventory, principally due to additional costs capitalized for tax purposes
    pursuant to the Tax Reform Act of 1986......................................         387
  Inventory, principally due to valuation reserve...............................         436
  Accrual for future warranty costs.............................................         658
  Net operating loss carryforwards, state and foreign...........................         859
  Capital loss carryforward.....................................................      --
  Foreign tax credits...........................................................      --
  Other.........................................................................         193
                                                                                   -----------
      Total gross deferred tax assets...........................................       3,501
    Less: valuation allowance...................................................        (979)
                                                                                   -----------
      Net deferred tax assets...................................................       2,522
                                                                                   -----------
Deferred tax liabilities:
  Plant, equipment and certain intangibles, principally due to depreciation and
amortization....................................................................         (71)
  Equity investments, principally due to undistributed earnings.................      (6,149)
                                                                                   -----------
      Total gross deferred tax liabilities......................................      (6,220)
                                                                                   -----------
      Net deferred tax liability................................................     $(3,698)
                                                                                   -----------
                                                                                   -----------

    The valuation allowance for deferred assets as of December 1, 1993 was $673. The net change in the total valuation allowance for the year ended November 30, 1994 was an increase of $306. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company has established valuation allowances primarily for net operating loss carryforwards in certain states and foreign countries, as well as other deferred tax assets in foreign countries. Based on the Company's ability to carryback future reversals of deferred tax assets to taxes paid in current and prior years and the Company's historical taxable income record, adjusted for extraordinary items, management believes it is likely that the Company will realize the benefit of the net deferred tax assets existing at November 30, 1994. Further, management believes the existing net deductible temporary differences will reverse during periods in which the Company generates net taxable income. There can be no assurance, however, that the Company will generate any earnings or any specific level of continuing earnings in the future.

    At November 30, 1994, the Company has net operating loss carryforwards for state and foreign income tax purposes of approximately $7,504, which are available to offset future state and foreign taxable income, if any, which will expire through the year ended November 30, 2009.

                     AUDIOVOX CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                        NOVEMBER 30, 1992, 1993 AND 1994
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(10) INCOME TAXES--(CONTINUED)
    The Company has not recognized a deferred tax liability of approximately $168 for the undistributed earnings of a foreign corporate joint venture that arose in 1994 and prior years because the Company currently does not expect those unremitted earnings to reverse and become taxable to the Company in the foreseeable future. A deferred tax liability will be recognized when the Company expects that it will recover those undistributed earnings in a taxable manner, such as through receipt of dividends or sale of the investments.

(11) LEASE OBLIGATIONS

    At November 30, 1994, the Company was obligated under non-cancelable leases, for equipment and warehouse facilities for minimum annual rental payments as follows:

                                                             CAPITAL    OPERATING
                                                             LEASES      LEASES
                                                             -------    ---------
1995......................................................    $ 217      $ 2,557
1996......................................................      111        1,791
1997......................................................     --            898
1998......................................................     --            424
1999 and thereafter.......................................     --            165
                                                             -------    ---------
Total minimum lease payments..............................    $ 328      $ 5,835
Amounts representing interest.............................       23
                                                             -------
Present value of future minimum lease payments............      305
Less current portion......................................      159
                                                             -------
Obligations under leases excluding current installments...    $ 146
                                                             -------
                                                             -------

    Rental expense for the above-mentioned operating lease agreements and other leases on a month-to-month basis approximated $2,594, $2,390 and $3,107 for the years ended November 30, 1992, 1993 and 1994, respectively.

    The Company leases certain facilities from its principal stockholder and several officers. Rentals for such leases are considered by management of the Company to approximate prevailing market rates. At November 30, 1994, minimum annual rental payments on these related party leases, which are included in the above table, are as follows:

1995................................................................   $646
1996................................................................    469
1997................................................................     82
1998................................................................     14
                                                                       ----
                                                                       ----

(12) EQUITY INVESTMENTS

    As of November 30, 1994, the Company had 20.88% ownership interest in CellStar and a 33.33% ownership interest in TALK. Additionally, the Company had 50% non-controlling ownership in three

                     AUDIOVOX CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                        NOVEMBER 30, 1992, 1993 AND 1994
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(12) EQUITY INVESTMENTS--(CONTINUED)
other companies: Protector Corporation (Protector) which acts as a distributor of chemical protection treatments and Audiovox Specialty Markets Co., L.P.
(ASM), which acts a distributor to specialized markets for RV's, van conversions, televisions and other automotive sound, security and accessory products, and Audiovox Pacific Pty., Limited (Audiovox Pacific) which distributes cellular telephones and automotive sound and security products in Australia and New Zealand.

    In January, 1992, the Company purchased a 50% equity investment in a newly formed company, ASM, for $51. Effective December 1, 1993, the Company acquired the remaining 50% interest in H&H which was a 50% owned joint venture in 1993 (Note 2).

    The Company has an agreement for product marketing with Protector. Under the terms of this agreement, the Company was to receive monthly payments, as well as a fee based on a percentage of the sales of certain products. In 1992, 1993 and 1994, the Company waived its right to receive its monthly payments pursuant to the agreement. In 1992, 1993 and 1994, the Company also waived its right to principally all of the fees based on the percentage of the sales of certain products. However, in 1994, the Company recorded management fees of $1,108 for the Company's support to Protector through various marketing programs.

    In December 1993, CellStar, the successor in interest to the Company's National and Audiomex joint ventures, completed an initial public offering (the CellStar Offering) of 7,935,000 shares of CellStar Common Stock. Of the total shares sold, the Company sold 2,875,000 shares of CellStar Common Stock at the initial public offering price (net of applicable underwriting discount) of $10.695 per share and received aggregate net proceeds of $29,433 (after giving effect to expenses paid by the Company in connection with the offering). As a result, the Company recorded a gain, before provision for income taxes, of $27,783. In addition, the Company recorded a gain, before provision for income taxes, of $10,565 on the increase in the carrying value of its remaining 3,875,000 shares of CellStar Common Stock due to the CellStar Offering. The closing price of CellStar stock on November 30, 1994 was $18.50.

    Of the proceeds received by CellStar from its initial public offering, $13,656 was paid to the Company in satisfaction of amounts owed to the Company by CellStar (as successor to National) under certain promissory notes which evidenced National's liability to the Company for the payment of management fees and in satisfaction of past due trade receivables from National to the Company. As a result of the CellStar Offering, the Company will no longer receive management fees from CellStar.

    In connection with the CellStar Offering, the Company also granted to the other 50% investor in CellStar (the Investor) an option (Initial Option), exercisable in whole or in part, on or before December 3, 1995, to purchase up to an aggregate of 1,500,000 shares of CellStar Common Stock owned by the Company. The Initial Option is exercisable during the first eighteen months at an exercise price of $11.50 per share and, thereafter, at an exercise price of $14.38. In addition, Audiovox granted the Investor a second option (Second Option), exercisable on or before December 3, 1996, to purchase 250,000 shares of CellStar Common Stock owned by the Company. The Second Option is exercisable, in whole and not in part, at an exercise price of $13.80 per share, and may only be exercised after the Initial Option has been exercised in full.

                     AUDIOVOX CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                        NOVEMBER 30, 1992, 1993 AND 1994
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(12) EQUITY INVESTMENTS--(CONTINUED)
    In connection with the CellStar Offering, the Company also granted the Investor the right to vote up to 2,800,000 shares of CellStar Common Stock owned by the Company. The number of shares of CellStar Common Stock the Investor is entitled to vote is subject to reduction to the extent the Investor sells his shares of CellStar Common Stock (with certain exceptions) or exercises either the Initial Option or Second Option. The voting rights granted to the Investor by the Company expire on December 3, 1995. During the term of the Initial Option, the Second Option and the voting rights agreement, the Company cannot transfer its shares of CellStar Common Stock which are the subject of those Agreements.

    On August 29, 1994, the Company and Shintom each invested six hundred million Japanese Yen (approximately $6,016) into a newly-formed company, TALK. In exchange for their investments, the Company and Shintom each received a 33% ownership in TALK, with the remaining 33% to be owned by others.

    TALK, which holds world-wide distribution rights for product manufactured by Shintom, has given the Company exclusive distribution rights on all wireless personal communication products for all countries except Japan, China, Thailand and several small mid-eastern countries. The Company granted Shintom a license agreement permitting the use of the Audiovox trademark to be used with TALK video cassette recorders sold in Japan from August 29, 1994 to August 28, 1997, in exchange for royalty fees.

    The following table presents financial information relating to these equity investments:

                                                                    CELLSTAR            PROTECTOR
                                                                   YEAR ENDED          YEAR ENDED
                                                                NOVEMBER 30, 1994    AUGUST 31, 1994
                                                                -----------------    ---------------
                                                                                       (UNAUDITED)
Assets.......................................................       $ 192,418            $ 1,063
Liabilities..................................................         115,776              1,436
Equity (deficit).............................................          76,642               (373)
Revenue......................................................         518,422                 25
Gross Profit.................................................          69,642            --
Net income (loss)............................................          16,248                  5

                                                 AUDIOVOX               TALK                  ASM
                                                  PACIFIC            FOUR MONTHS         TWELVE MONTHS
                                                YEAR ENDED              ENDED                ENDED
                                             NOVEMBER 30, 1994    NOVEMBER 30, 1994    NOVEMBER 30, 1994
                                             -----------------    -----------------    -----------------
                                                                     (UNAUDITED)          (UNAUDITED)
Assets....................................        $ 9,868              $25,613              $ 4,661
Liabilities...............................          8,312               10,185                  209
Equity (deficit)..........................          1,556               15,428                4,452
Revenue...................................         19,831               11,637               15,619
Gross profit..............................          6,035                  468                2,688
Net income (loss).........................            484               (2,456)               1,864

    The Company's share of the change in the equity of these investments was $18,662 for the year ended November 30, 1994, which consists of $3,748 of earnings, $6,016 of an initial investment in

                     AUDIOVOX CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                        NOVEMBER 30, 1992, 1993 AND 1994
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(12) EQUITY INVESTMENTS--(CONTINUED)
TALK, gain on the CellStar public offering of $10,565, less the sale of CellStar stock of $1,650 and $17 of cumulative losses on foreign currency translations.

    The Company received the following management fees and related income from its equity investments:

                                                                               NOVEMBER 30,
                                                                         ------------------------
                                                                          1992     1993     1994
                                                                         ------   ------   ------
CellStar...............................................................  $4,334   $1,220     --
Pacific................................................................     514      613      435
H & H..................................................................      85       70     --
Protector..............................................................    --       --      1,108
                                                                         ------   ------   ------
                                                                         $4,933   $1,903   $1,543
                                                                         ------   ------   ------
                                                                         ------   ------   ------

    The Company's sales to the equity investments amounted to $31,997, $21,368 and $32,630 for the years ended November 30, 1992, 1993 and 1994, respectively.

    The Company's purchases from the equity investments amounted to $436, $2,585 and $5,715 for the years ended November 30, 1992, 1993 and 1994, respectively.

    Included in accounts receivable at November 30, 1993 and November 30, 1994 are trade receivables due from its equity investments aggregating $8,217 and $8,691, respectively. In addition, included in accounts receivable at November 30, 1993 and November 30, 1994 are management fee receivables of $1,954 and $1,108, respectively. At November 30, 1993 and 1994, included in accounts payable and other accrued expenses were obligations to equity investments aggregating $891 and $207, respectively. At November 30, 1993 and November 30, 1994, other long-term assets include equity investment advances outstanding and management fee receivables of $185 and $1,138. For the years ended November 30, 1993 and November 30, 1994, interest income earned on equity investment notes and other receivables approximated $666 and $25, respectively.

(13) COMMON STOCK AND COMPENSATION PLANS

  (a) Stock Option Plans

    In April 1987, the Board of Directors approved the adoption of the 1987 Stock Option Plan for the granting of options to directors and key employees of the Company. Under the 1987 Stock Option Plan, the options can be either incentive or non-qualified.

    In April 1987, non-qualified options to purchase 200,000 shares of Class A Common Stock were granted at $11 per share which represents the estimated fair market value at the date of grant. Such options became exercisable in full in October 1988 and expire in April 1997.

    In May 1993, the stockholders approved the 1993 Stock Option Plan which authorizes the granting of incentive stock options to key employees and non-qualified stock options to employees and/or directors of the Company. The incentive stock options may be granted at a price not less than the market value of the Company's common stock on the date of grant and must be exercisable no later

                     AUDIOVOX CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                        NOVEMBER 30, 1992, 1993 AND 1994
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(13) COMMON STOCK AND COMPENSATION PLANS--(CONTINUED) than ten years after the date of grant. The exercise price of non-qualified stock options may not be less than 50% of the market value of the Company's Class A Common Stock on the date of grant.

    In December 1993, non-qualified options to purchase 113,500 shares of Class A Common Stock were granted at $13 per share which was less than the market value of $17 per share on the date of grant. No options can be exercised until June 14, 1995 or December 14, 1996 (as the case may be) after which they can be exercised in whole or in part until expiration on December 14, 2003. Compensation expense is recorded with respect to the options based upon the quoted market value of the shares and the exercise provisions at the date of grant. Compensation expense, under these options, for the year ended November 30, 1994 was $175.

    In November 1994, non-qualified options to purchase 75,000 shares of Class A Common Stock were granted at $11 per share, which exceeded fair market value at the date of grant, to a director and officer of the Company. Such options will become exercisable in full on May 22, 1996 and expire on November 22, 2004.

    In May 1994, the stockholders approved the 1994 Stock Option Plan which authorizes the granting of incentive stock options to key employees and non-qualified stock options to employees and/or directors of the Company. The incentive stock options may be granted at a price not less than 110% of the market value of the Company's common stock on the date of grant and must be exercisable no later than ten years after the date of grant. The exercise price of non-qualified stock options may not be less than 50% of market value of the Company's Class A Common Stock on the date of grant. No options were granted under this plan as of November 30, 1994.

    Information regarding the Company's stock option plan is summarized below:

                                                                             1987       1993
                                                                             STOCK      STOCK
                                                                            OPTION     OPTION
                                                                             PLAN       PLAN
                                                                            -------    -------
Shares under option:
  Outstanding at December 1, 1992........................................   157,500      --
    Granted..............................................................     --         --
      Exercised..........................................................   (16,000)     --
      Canceled...........................................................     --         --
                                                                            -------    -------
Outstanding at November 30, 1993.........................................   141,500      --
    Granted..............................................................     --       188,500
      Exercised..........................................................   (15,500)     --
      Canceled...........................................................    (1,000)      (500)
                                                                            -------    -------
Outstanding at November 30, 1994.........................................   125,000    188,000
                                                                            -------    -------
                                                                            -------    -------
Options exercisable, November 30, 1994...................................   125,000      --

  (b) Restricted Stock Plan

    In April 1987, the Board of Directors approved the adoption of the 1987 Restricted Stock Plan for the granting of restricted stock awards to directors and key employees of the Company. In May 1993,

                     AUDIOVOX CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                        NOVEMBER 30, 1992, 1993 AND 1994
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(13) COMMON STOCK AND COMPENSATION PLANS--(CONTINUED) the stockholders approved an amendment to the 1987 Restricted Stock Plan which provides that restrictions on stocks awarded pursuant to the Plan will lapse at the discretion of the Compensation Committee of the Company. In addition, the Plan's original expiration date of April 27, 1997 was extended through April 27, 2007.

    In December 1993, 38,300 shares of Class A Common Stock were awarded under the 1987 Restricted Stock Plan, one half of such shares to be performance accelerated restricted stock and one half of such shares to be performance restricted stock. The performance accelerated shares will vest in five years or earlier depending upon whether the Company meets certain earnings per share goals. The performance restricted shares will only vest in five years or earlier if the Company meets certain earnings per share ratios.

    In November 1994, 25,000 shares of Class A Common Stock were awarded under the 1987 Restricted Stock Plan to a director and officer of the Company. One half of such shares are to be performance accelerated restricted stock and one half of such shares are to be performance restricted stock. The terms of the grant are identical to the December 1993 grant as previously discussed.

    In May 1994, the Board of Directors approved the adoption of the 1994 Restricted Stock Plan for the granting of restricted stock awards to directors and key employees of the Company. No awards were granted under this plan as of November 30, 1994.

    Compensation expense is recorded with respect to the grants based upon the quoted market value of the shares on the date of grant for the performance accelerated shares and on the balance sheet date for the performance restricted shares. Compensation expense, for these grants, for the year ended November 30, 1994 was $93.

  (c) Employee Stock Purchase Plan

    In May 1993, the stockholders approved the 1993 Employee Stock Purchase Plan. The stock purchase plan provides eligible employees an opportunity to purchase shares of the Company's Class A Common Stock through payroll deductions up to 15% of base salary compensation. Amounts withheld are used to purchase Class A Common Stock on or about the last business day of each month at a price equal to 85% of the fair market value. The aggregate number of shares available for purchase under this plan shall not exceed 1,000,000.

  (d) Stock Warrants

    During the third quarter of fiscal 1993, pursuant to a consulting agreement effective April 1993, the Company granted warrants to purchase 100,000 shares of Class A Common Stock, which have been reserved, at $7.50 per share. The warrants, which are exercisable in whole or in part at the discretion of the holder, expire on December 31, 1998. There were no warrants exercised as of November 30, 1994. The consulting agreement, valued at $100, was being amortized over the two-year term thereof until 1994 when the services to be provided pursuant to the consulting agreement were completed.

    In December 1993, the Company granted warrants to purchase 50,000 shares of Class A Common Stock, at a purchase price of $14.375 per share as part of the acquisition of H&H (Note 2). The per share purchase price and number of shares purchasable are each subject to adjustment upon the

                     AUDIOVOX CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                        NOVEMBER 30, 1992, 1993 AND 1994
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(13) COMMON STOCK AND COMPENSATION PLANS--(CONTINUED) occurrence of certain events described in the warrant agreement. The warrants are exercisable, in whole or in part, from time-to-time, until September 22, 2003. If the warrants are exercised in whole, the holder thereof has the right to require the Company to file with the Securities Exchange Commission, on or after September 22, 1995, a registration statement relating to the sale by the holder of the Class A Common Stock purchasable pursuant to the warrant.

  (e) Profit Sharing Plans

    The Company has established two non-contributory employee profit sharing plans for the benefit of its eligible employees in the United States and Canada. The plans are administered by trustees appointed by the Company. In fiscal 1993 and 1994, a contribution of $200 and $225, respectively, was made by the Company to the United States plan. Contributions, required by law, to be made for eligible employees in Canada were not material.

(14) FINANCIAL INSTRUMENTS

  (a) Off-Balance Sheet Risk

    Letters of credit are issued by the Company during the ordinary course of business through major domestic banks as requested by certain suppliers. As of November 30, 1993 and 1994, the Company had open letters of credit of $15,000 and $17,000, respectively, of which $12,600 and $13,100, respectively, were recorded in accounts payable. No material loss is anticipated due to nonperformance by the counterparties to these agreements.

  (b) Concentrations of Credit Risk

    Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of trade receivables. The Company's customers are located principally in the United States and Canada and consist of, among others, cellular carriers and service providers, distributors, agents, mass merchandisers, warehouse clubs and independent retailers.

    At November 30, 1993, two customers, which included CellStar and a Bell Operating Company, accounted for approximately 9% and 8%, respectively, of accounts receivable. At November 30, 1994, three customers, which included CellStar, a Bell Operating Company and a mass merchandiser, each accounted for approximately 5% of accounts receivable, and one Bell Operating Company accounted for approximately 6% of accounts receivable.

    Four customers, CellStar, two Bell Operating Companies and one other telephone company accounted for approximately 6%, 6%, 7% and 5%, respectively, of the Company's 1992 sales. During the year ended November 30, 1993, two Bell Operating Companies accounted for approximately 6% and 5% of the Company's sales. A Bell Operating Company accounted for approximately 7% of the Company's 1994 sales.

    The Company generally grants credit based upon analyses of its customers' financial position and previously established buying and payment patterns. The Company establishes collateral rights in accounts receivable and inventory and obtains personal guarantees from certain customers based upon management's credit evaluation. At November 30, 1993 and 1994, 27 and 25 customers, respectively,

                     AUDIOVOX CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                        NOVEMBER 30, 1992, 1993 AND 1994
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(14) FINANCIAL INSTRUMENTS--(CONTINUED)
representing approximately 52% and 60%, of outstanding accounts receivable, had balances owed greater than $500.

    A significant portion of the Company's customer base may be susceptible to downturns in the retail economy, particularly in the consumer electronics industry. Additionally, customers specializing in certain automotive sound, security and accessory products may be impacted by fluctuations in automotive sales. A relatively small number of the Company's significant customers are deemed to be highly leveraged.

  (c) Fair Value

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

CASH AND CASH EQUIVALENTS, ACCOUNTS RECEIVABLE, RESTRICTED CASH, AND ACCOUNTS PAYABLE

    The carrying amount approximates fair value because of the short maturity of these instruments.

LONG-TERM DEBT

    The carrying amount of bank debt under the Company's revolving Credit Agreement approximates fair value because of the short maturity of the related obligations. With respect to the 6 1/4% convertible subordinated debentures, fair values are based on published statistical data. The Series AA and BB Convertible Debentures were valued at the closing market price of the Company's Class A Common Stock for the number of shares convertible at November 30, 1994. Other long-term borrowings are valued by the present value of future cash flows at current market interest rates.

    The estimated fair value of the Company's financial instruments at November 30, 1994 is as follows:

                                                                             CARRYING     FAIR
                                                                              AMOUNT     VALUE
                                                                             --------    ------
Long-term obligations.....................................................    104,912    86,662

LIMITATIONS

    Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(15) COMMITMENTS AND CONTINGENT LIABILITIES

    On February 5, 1993, Motorola, Inc., Mitsubishi Electronic Corp., Nokia Mobile Phones Company, Toshiba Corporation, Panasonic Communications and Systems Company, OKI Electric Industry Company, Ltd. and the Company, all suppliers or manufacturers of cellular telephones, were named as

                     AUDIOVOX CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                        NOVEMBER 30, 1992, 1993 AND 1994
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(15) COMMITMENTS AND CONTINGENT LIABILITIES--(CONTINUED) defendants in a class action complaint. The complaint contains several allegations, including negligence and breach of both implied and express warranties under the Uniform Commercial Code, arising from the sale of portable hand-held cellular telephones. The complaint seeks unspecified damages and attorney's fees. Discovery has not yet commenced. On August 12, 1993, a dismissal of the class allegation was granted. On August 20, 1993, an order was entered dismissing the complaint which included the Company as a defendant and permitting plaintiffs to file an amended complaint which does not include the Company as a defendant. Such order, effectively dismissing the Company as a defendant, is being appealed by the plaintiffs. The Company believes that its insurance coverage and rights of recovery against manufacturers of its portable hand-held cellular telephones relating to this case are sufficient to cover any reasonably anticipated damages. Management is of the opinion that there are meritorious defenses to the claims made in this case and that the ultimate outcome of this matter will not have a material adverse impact on the financial position of the Company. However, an estimate of the possible loss or range of loss cannot be made at this time.

    In November 1991, the Company was named as a co-defendant in a class action suit against Protector, a 50% owned equity investment. The class action alleges unfair and deceptive practices and seeks, among other things, a refund of all warranty fees paid, interest, litigation costs and unspecified punitive damages. The action was settled and approved by the Court on June 29, 1994 without any payment by the Company.

    The Company is a co-defendant in an action alleging, among other things, breach of contract and the plaintiff is seeking damages of approximately $1.2 million. The litigation is currently in the early discovery phase. Management is of the opinion that there are meritorious defenses to the claim made in this case and that the ultimate outcome of this matter will not have a material adverse impact on the financial position of the Company. However, an estimate of the possible loss or range of loss cannot be made at this time.

    In February 1995, an action was commenced against the Comapny and others which alleges that the defendants have, among other things, violated federal anti-trust laws. The Complaint seeks, from all defendants, injunctive relief and damages of approximately $5 million. The litigation is currently in the early discover phase. Management intends to vigorously defend the action and is of the opinion that there are meritorious defenses to the claims made in this case and that the ultimate outcome of this matter will not have a material adverse impact on the financial position of the Company. However, an estimate of the possible loss or range of loss cannot be made at this time.

    The Company is also a defendant in litigation arising from the normal conduct of its affairs. Management is of the opinion that any litigation in which the Company is a defendant is either subject to product liability insurance coverage or, to the extent not covered by such insurance, will not have a material adverse impact on the financial position of the Company. However, an estimate of the possible loss or range of loss cannot be made at this time.

                                                                         ANNEX A

                      TRANSFEREE LETTER OF REPRESENTATION

Audiovox Corporation
150 Marcus Boulevard
Hauppauge, NY 11788
Attention: Chief Financial Officer

Dear Sirs:

    In connection with our proposed purchase of [       ] Warrants ("Warrants")
of Audiovox Corporation, a Delaware corporation (the "Company"), we confirm that:

    1. We understand that the Warrants (the "Restricted Securities") have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Restricted Securities to offer, sell or otherwise transfer such Restricted Securities prior to the date which is three years after the later of the date of original issue and the last date on which the Company or any affiliate of the Company was the owner of such Restricted Securities (or any predecessor thereto) (the "Resale Restriction Termination Date") only: (a) to the Company, (b) pursuant to a registration statement which has been declared effective under the Securities Act, (c) so long as the Restricted Securities are eligible for resale pursuant to Rule 144A promulgated under the Securities Act ("Rule 144A"), to a person we reasonably believe is a qualified institutional buyer within the meaning of and in compliance with Rule 144A (a "QIB") that purchases for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales that occur outside of the United States within the meaning of and in compliance with Regulation S promulgated under the Securities Act, (e) inside the United States to an institutional "accredited investor" within the meaning of subparagraph (a), (1), (2), (3) or (7) of Rule 501 promulgated under the Securities Act ("Rule 501") that is purchasing for its own account or for the account of such an institutional "accredited investor," or (f) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Restricted Securities is proposed to be made pursuant to clause (e) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Warrant Agent, which shall provide, among other things, that the transferee is an institutional "accredited investor" within the meaning of subparagraph (a)(1), (2), (3) or (7) of Rule 501 and that it is acquiring such Restricted Securities for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Company and the Warrant Agent reserve the right prior to any offer, sale or other transfer prior to the Resale Restriction Termination Date of the Restricted Securities pursuant to clause (d), (e) or (f) above to require the delivery of any opinion of counsel, certifications and/or other information satisfactory to the Company and the Warrant Agent.

    2. We are an institutional "accredited investor" (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the Securities Act) purchasing for our own account or for the account of such an institutional "accredited investor," and we are acquiring the Restricted Securities for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act, and we have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Restricted Securities and the Class A Common Stock of the Company for which they are exercisable, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

    3. We are acquiring the Restricted Securities purchased by us for our own account or for one or more accounts as to each of which we exercise sole investment discretion.

    4. You are entitled to rely upon this letter and you are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered thereby.

                                      Very truly yours,



                                      ------------------------------------------
                                      (Name of Purchaser)


                                      By:
                                         ---------------------------------------
                                      Date:
                                           -------------------------------------

    Upon transfer the Restricted Securities would be registered in the name of the new beneficial owner as follows:

Name:
     ------------------------------
Address:
        ----------------------------
Taxpayer ID Number:
                   -----------------

- -----------------------------------------------------
- -----------------------------------------------------

    NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN
AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS IN CONNECTION WITH THIS OFFERING
MEMORANDUM, AND IF GIVEN OR MADE, SUCH INFORMATION
OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING
BEEN AUTHORIZED BY THE COMPANY. THIS OFFERING
MEMORANDUM DOES NOT CONSTITUTE AN OFFER TO SELL, OR
A SOLICITATION OF AN OFFER TO BUY, ANY OF THE
SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE,
OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE ANY
SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF
THIS OFFERING MEMORANDUM NOR ANY SALE MADE HEREUNDER
SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION
THAT THE  INFORMATION HEREIN IS CORRECT AS OF ANY TIME
SUBSEQUENT TO THE DATE HEREOF OR THERE HAS BEEN NO
CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.


                TABLE OF CONTENTS

Offering Memorandum Summary..........     1
Risk Factors.........................    11
The Offering.........................    19
Price Range of Class A Common Stock..    27
Dividend Policy......................    27
Use of Proceeds......................    27
Capitalization.......................    28
Selected Consolidated Financial
Data.................................    29
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................    30
Business.............................    41
Certain Transactions.................    53
Management...........................    57
Description of the Warrants..........    61
Description of Capital Stock.........    69
Notice to Investors..................    74
Certain Federal Income Tax
Consequences.........................    76
ERISA Considerations.................    79
Independent Accountants..............    79
Available Information................    80
Incorporation of Certain Documents by
  Reference..........................    80
Financial Statements.................   F-1
Annex A Transferee Letter of
  Representation.....................   A-1




                       [LOGO]

                AUDIOVOX CORPORATION




           1,365,000 WARRANTS TO PURCHASE
                CLASS A COMMON STOCK





                OFFERING MEMORANDUM





                   APRIL 12, 1995



- -----------------------------------------------------
- -----------------------------------------------------

                                SUPPLEMENT NO. 1
                                DATED MAY 1, 1995
                           TO THE OFFERING MEMORANDUM
                              DATED APRIL 12, 1995


          This Supplement No. 1 amends and supplements the Confidential Offering Memorandum (the "Offering Memorandum"), dated April 12, 1995, of Audiovox Corporation ("Audiovox" or the "Company"). The Offering Memorandum is in connection with the offering (the "Offering") by the Company in a private placement transaction of warrants to purchase one share of the Company's Class A Common Stock, par value $.01 per share (the "Class A Common Stock").

          This Supplement No. 1 should be read in conjunction with the Offering Memorandum and is subject to the restrictions and limitations set forth on pages (i)-(vi) thereof as though such restrictions and limitations were set forth in full herein. Investors should carefully review all of the information contained in the Offering Memorandum and this Supplement No. 1 prior to making an investment in the Warrants.

          Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Offering Memorandum.

          If you held the Debentures as of June 3, 1994 on behalf of a beneficial holder as nominee or otherwise, please forward this Supplement No. 1 to such beneficial holder as of such date as soon as possible.

          If you have any questions or should you require additional copies of this Supplement No. 1 or the Offering Memorandum or any of the documents that need to be executed in connection with the Offering please contact C. Michael Stoehr, Chief Financial Officer of the Company, at (516) 231-7750.

                     REVISIONS TO THE TERMS OF THE OFFERING

          The terms of the Offerings are as stated in the Offering Memorandum except for the following revisions:

Securities Offered       1,889,695 warrants (the "Warrants"), each Warrant
                         entitling the holder thereof to purchase one share of class A Common Stock at any time (i) on or after the later of (x) one year after issuance and (y) the date a registration statement with respect to the Class A
                         Common Stock issuable upon exercise of the Warrants has been filed and declared effective by the Securities and Exchange Commission and (ii) on or prior to March 15, 2001 unless the Warrants are terminated earlier in certain circumstances. The initial exercise price of each Warrant (the "Warrant Exercise Price") will be $7-
                         1/8 (rather than $7-7/8) per share unless the closing sales price of the Class A Common Stock on the American
                         Stock Exchange, Inc. (the "AMEX") is greater than $6-
                         1/2 (rather than 7-1/8) per share of Class A Common
                         Stock as of 5:00 p.m. on the date of the closing of the Offering in which case the exercise price of the Warrant will be 110% of the closing price of the Class A Common Stock on the AMEX as of such time. The
                         Warrant Exercise Price must be at least 110% of the current market price of the Class A Common Stock on the date of the closing in order for the Warrants to be eligible to be traded under rule 144A under the Securities Act of 1933, as amended.

                         On April 28, 1995, the closing sales price of the Class A Common Stock, as reported by the AMEX was $6-3/16 per share.

Offer to Beneficial
Holders of Debentures    Except as set forth in the next sentence, each
                         beneficial holder (a "Beneficial Holder") of the
                         Company's 6-1/4% Convertible Subordinated Debentures
                         due 2001 (the "Debentures") as of June 3, 1994 will be
                         entitled to acquire 30 (rather than 21) Warrants per
                         $1,000
                         principal amount of Debentures beneficially owned as of such date in consideration for the delivery by such person of a Release. Oppenheimer & Co., Inc., the
                         Beneficial Holder of approximately $12,065,000 of the Debentures as of June 3, 1994, will be entitled to acquire 25 Warrants per $1,000 principal amount of Debentures beneficially owned as of such date in consideration for the delivery by Oppenheimer & Co., Inc. of a Release.

Mandatory Redemption     If a registration statement relating to the Class A
                         Common Stock underlying the Warrants has not been effective at any time on or prior to the Expiration
                         Date of the Warrants, the Company will be required to redeem all of the outstanding Warrants for $1.60
                         (rather than $2.20) per Warrant (the "Redemption
                         Price"). The Redemption Price is subject to adjustment in certain limited circumstances.

Expiration of the        The expiration date of the Offering has been
Offering                 extended from 5:00 p.m. (New York City time) on May 1,
                         1995 to 5:00 p.m. (New York City time) on May 9, 1995.
                         The Company does not presently intend to extend further the expiration date of the Offering.

Persons Who Have Already
Accepted the Offer       Any persons who have already accepted the terms of the
                         Offering described in the Offering Memorandum will be entitled to receive the benefits of the revised terms described above. Accordingly, in consideration for a Release such Beneficial Holders will receive
                         30 Warrants per $1,000 principal amount of Debentures beneficially owned as of such date and the Warrant
                         Exercise Price will be as set forth above under "--
                         Securities Offered."

          All of the other terms of the Offering will be as set forth in the Offering Memorandum. Revised copies of the Subscription Agreement, the Warrant Agreement and Registration Rights Agreement marked to show changes from the previously distributed draft are enclosed herewith. In addition, for your convenience a copy of the Release and the Investor Suitability Questionnaire is also enclosed.

Instructions for Participation
- ------------------------------

          All documents must be executed by the BENEFICIAL HOLDER of Debentures as of June 3, 1994. The documents must be received by 5:00 p.m. (New York City time) on or before May 9, 1995. The documents should be delivered to Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York 10004,
Attention: Stuart H. Gelfond, Esq. The Company will not accept subscriptions from any record holder of the Debentures as of such date unless such person was also the Beneficial Holder of the Debentures. Please execute the documents as follows:

              A.    The Subscription Agreement.  Two copies of the signature
                    --------------------------
          page (page 16 of such agreement) must be completed and signed and returned to the Company. The signature must be notarized. The Subscription Agreement contains, among other things, certain representations and warranties by you to the Company, including a representation that you were the beneficial holder of the Debentures as of June 3, 1994 and certain agreements regarding each subscriber. You should carefully consider the accuracy of such representations and warranties and the other terms of such agreement prior to the execution of the Subscription Agreement.

              B.    The Registration Rights Agreement.  Two copies of the
                    ---------------------------------
          signature page (page 15 of such agreement) must be completed and signed and returned to the Company. The signature must be notarized.

              C.    Investor Suitability Questionnaire.  One copy must be
                    ----------------------------------
          completed and signed and returned to the Company. The signature must be notarized.

              D.    The Release.  Four copies of the Release must be completed
                    -----------
          and signed and returned to the Company. The signature must be notarized. You should note that the Release will not be effective against you until you have received the Warrants to which you are entitled under the Subscription Agreement.

              E.    The Warrant Agreement.  The Warrant Agreement will be
                    ---------------------
          executed by the Company and Continental Stock Transfer & Trust Company, as Warrant Agent. You do not have to execute the Warrant Agreement, although your Warrants will be subject to the terms thereof. Interests in the Warrants will be available initially only in book-entry form and you will receive confirmation from the Company upon consummation of the Offering of the number of Warrants you acquired in the Offering. You do not have to return any documents relating to the Warrant Agreement.